                               SCHEDULE 14A INFORMATION
                                  (AMENDMENT NO. 4)


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (Section )240.14a-11(c) or
    (Section )240.14a-12

                            ROCKY MOUNTAIN INTERNET, INC.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------

    (5) Total fee paid:

    ---------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ---------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------

    (3) Filing Party:

    ---------------------------------------------------------------------------

    (4) Date Filed:

    ---------------------------------------------------------------------------

                            ROCKY MOUNTAIN INTERNET, INC.
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MARCH 12, 1998


To the Stockholders of Rocky Mountain Internet, Inc.


    On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders of Rocky Mountain Internet, Inc., a Delaware corporation (the "Company"), to be held on March 12, 1998 at Embassy Suites Hotel, 1881 Curtis Street, Denver, Colorado 80202, at 9:00 a.m. for the following purposes:


    1. To elect five members to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified;

    2.   To approve the Rocky Mountain Internet, Inc. 1997 Stock Option Plan;

    3. To approve the Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan;

    4. To approve the Rocky Mountain Internet, Inc. 1998 Non-Employee Directors Stock Option Plan;

    5. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 10,000,000 to 25,000,000;

    6. To approve an amendment to the Company's Certificate of Incorporation to decrease the number of votes required for action on a matter by the Stockholders of the Company at a meeting thereof from a majority of the shares of common stock outstanding to a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the matter;


     7. To approve an amendment to the Company's Certificate of Incorporation to implement a reverse split of the Company's Common Stock, in the event the Board of Directors determines that a reverse stock split is desirable at any time within one year from the date of the Annual Meeting, with the exact size of the reverse stock split to be determined by the Board of Directors;

    8. To consider and act upon a proposal to ratify the appointment of Baird, Kurtz & Dobson, Certified Public Accountants, as the Company's independent public accountants for the fiscal years ending December 31, 1997 and 1998; and

    9. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed the close of business on February 4, 1998 as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such Stockholders will be available for inspection at the Annual Meeting and during business hours at the offices of the Company at the address below for the ten-day period prior to the Annual Meeting.


    All Stockholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting, your vote is important. To ensure your representation at the meeting, you are requested to complete, sign, date, and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas H. Hanson
President, Chief Executive Officer, and Chairman of the Board of Directors


Denver, Colorado
February 13, 1998

                                 PRELIMINARY COPIES

                            ROCKY MOUNTAIN INTERNET, INC.
                                1099 EIGHTEENTH STREET
                                      30TH FLOOR
                               DENVER, COLORADO   80202

                                   PROXY STATEMENT

                                 GENERAL INFORMATION


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Rocky Mountain Internet, Inc. (the "Company" or "RMI"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at Embassy Suites Hotel, 1881 Curtis Street, Denver, Colorado 80202, on March 12, 1998 at
9:00 a.m., and any adjournments thereof (the "Meeting").


    Shares cannot be voted at the Meeting unless the owner is present in person or by proxy. Where the stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the five nominees for Director named herein, and FOR all of the proposals in the Notice of Annual Meeting of Stockholders of the Company. A proxy may be revoked by written instrument delivered to the Company at any time before the proxy is voted. Any stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $0.001 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present, and for purposes of any particular proposal, abstentions and broker non-votes have the effect of a vote against the proposal.


    The close of business on February 4, 1998 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had 6,679,045 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. This Proxy Statement and the accompanying proxy are being mailed on or about February 13, 1998 to all stockholders entitled to notice of and to vote at the Meeting.

    The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, and telex, and personal solicitation by the directors, officers, or employees of the Company. No additional compensation will be paid to directors, officers, or employees for such solicitation.

                                  RECENT DEVELOPMENT


    As of October 1, 1997, Mr. Douglas H. Hanson has obtained effective control of the Company by entering into a series of agreements, described below, pursuant to which, among other things: (1) the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share; (2) Mr. Hanson purchased 275,000 shares of Common Stock from four of the Company's stockholders, namely, Messrs. Roy J. Dimoff, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, for an aggregate purchase price of $550,000, or $2.00 per share; (3) the Company agreed to issue to Mr. Hanson warrants (the "Warrants") to purchase 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, subject to adjustment as described below, and subject to the approval by the Company's stockholders at the Meeting of an amendment to the Company's Certificate of Incorporation to authorize an increase in the number of shares of Common Stock that may be issued by the Company (see "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON" and "PROPOSAL NO. 5--APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK"); (4) the Company granted Mr. Hanson incentive stock options to purchase 191,385 shares of Common Stock for an exercise price of $2.6125 per share and non-qualified stock options to purchase 408,615 shares of Common Stock for an exercise price of $1.00 per share (collectively, the "Options") pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"), which Plan is subject to the approval by the stockholders at the Meeting (see "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON" and "PROPOSAL NO. 2--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN"). The Options vest one year from the date of grant (subject to acceleration of the vesting date by the Board of Directors or a committee thereof that will administer the 1997 Plan, if it is approved); (5) Mr. Hanson obtained proxies from 10 stockholders of the Company to vote an aggregate of 2,060,294 shares of Common Stock held by such stockholders (which number includes shares of Common Stock of which certain of such persons had the right to acquire beneficial ownership within 60 days after October 1, 1997 through the exercise of warrants, options, and other rights), of which an aggregate of up to 1,224,674 can be voted for up to three years and the remainder can be voted only until the conclusion of the Meeting; and
(6) Mr. Hanson was elected as a director and was elected the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company. As a result of the purchase by Mr. Hanson of the shares of Common Stock described herein and the proxies described herein obtained by Mr. Hanson, the election of all nominees to the Board of Directors and the approval by the Company's stockholders of all proposals at the Meeting is assured.

    The ten stockholders from whom Mr. Hanson obtained proxies are Messrs. Roy
J. Dimoff, Christopher K. Phillips, Jim D. Welch, Kevin R. Loud, Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Tim Scanlon, and Owen Scanlon. Mr. Phillips was, at the time of such transactions, a director of the Company, Mr. Loud is the Vice President - Operations of the Company, and Mr. Roy J. Dimoff was the President, Chief Executive Officer, and a director of the Company. Mr. Mara is the Vice President - Sales and Marketing of the Company and Mr. Brian Dimoff was the Vice President - Customer Support Operations of the Company.

SUMMARY OF TRANSACTIONS


    Following is a summary and description of certain provisions of the Stock Purchase Agreement between Douglas H. Hanson and Rocky Mountain Internet, Inc., dated as of October 1, 1997; the Stock Purchase Agreement between Douglas H. Hanson and Roy J. Dimoff, dated as of October 1, 1997; the Stock Purchase Agreement among Douglas H. Hanson, Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997; the Warrant Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson, dated as of October 1, 1997; the Registration Agreement between Rocky Mountain Internet, Inc. and Douglas H. Hanson, dated as of October 1, 1997; the Shareholders' Voting Agreement and Irrevocable Proxy among Douglas H. Hanson, Christopher
K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997; and the Shareholders' Voting Agreement and Irrevocable Proxy among Douglas H. Hanson, Brian Dimoff, Paul B. Davis, Michael R. Mara, Monty Reagan, Roy J. Dimoff, Tim Scanlon, and Owen Scanlon, dated as of October 1, 1997, pursuant to which Mr. Hanson obtained effective control of the Company, all of which were filed with the Securities and Exchange Commission with the Company's Current Report on form 8-K, dated October 6, 1997 (date of event reported:
October 1, 1997). Management of the Company believes that the following are accurate summaries of the material provisions of the respective agreements.


STOCK PURCHASE AGREEMENT BETWEEN DOUGLAS H. HANSON AND THE COMPANY

    Pursuant to a Stock Purchase Agreement between Mr. Hanson and the Company, dated as of October 1, 1997, the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share.

    In connection with the execution of this Stock Purchase Agreement, Roy J. Dimoff resigned as the President, Chief Executive Officer, and a director of the Company, and Gerald Van Eeckhout resigned as the Chairman of the Board of Directors but remained as a director of the Company until November 19, 1997. Contemporaneously, the then-existing Board of Directors of the Company, in accordance with the Company's By-laws, filled three vacancies on the board by electing Mr. Hanson, Mr. Reynaldo Ortiz, and Mr. D. D. Hock to be directors of the Company. Mr. Hanson was elected as the Company's President, Chief Executive Officer, and Chairman of the Board of Directors. Messrs. Ortiz and Hock were selected by Mr. Hanson, in accordance with the terms of this agreement, to be elected as directors of the Company. Mr. Ortiz resigned as a director effective December 1, 1997.

STOCK PURCHASE AGREEMENT BETWEEN DOUGLAS H. HANSON AND ROY J. DIMOFF

    Pursuant to a Stock Purchase Agreement between Mr. Hanson and Roy J.
Dimoff, dated as of October 1, 1997, Mr. Dimoff sold to Mr. Hanson 150,000 shares of Common Stock for a purchase price of $300,000, or $2.00 per share. Contemporaneously with this purchase and sale, Mr. Dimoff resigned as a director and as President and Chief Executive Officer of the Company. In addition, as discussed below, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Mr. Dimoff and six other stockholders pursuant to which Mr. Hanson obtained the right to vote certain shares of Common Stock beneficially owned by Mr. Dimoff and such other stockholders.

STOCK PURCHASE AGREEMENT AMONG DOUGLAS H. HANSON, CHRISTOPHER K. PHILLIPS, JIM
D. WELCH, AND KEVIN R. LOUD

    Pursuant to a Stock Purchase Agreement among Douglas H. Hanson, Christopher
K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997, Mr. Hanson purchased 50,000 shares, 50,000 shares, and 25,000 shares of Common Stock from Messrs. Phillips, Welch, and Loud, respectively, for an aggregate purchase price of $250,000, in each case for $2.00 per share. In addition, as discussed below, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Messrs. Phillips, Welch, and Loud pursuant to which Mr. Hanson obtained the right to vote certain shares of Common Stock beneficially owned by them.

    The source of all of the consideration for the purchase by Mr. Hanson of the shares of Common Stock and the Warrants purchased from the Company and the shares of Common Stock purchased from Messrs. Dimoff, Phillips, Welch, and Loud was a loan made in the ordinary course of business by a bank as defined in
Section 3(a)(6) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The identity of the bank has been omitted from this Proxy Statement, pursuant to the rules and regulations of the Securities Exchange Act, at the request of Mr. Hanson, and the identity of the bank has been filed separately with the Securities and Exchange Commission. The loan bears interest at the rate of 192 basis points (i.e., 1.92%) above the London InterBank Offered Rate and has a term of two years. One-half of the outstanding principal, and accrued interest thereon, is payable in January 1998, and the remainder of the outstanding principal amount, and accrued interest thereon, is payable in January 1999. The loan is secured by a pledge of all of the shares of Common Stock that Mr. Hanson purchased from the Company and from Messrs. Dimoff, Phillips, Welch, and Loud and of income anticipated to be received by Mr. Hanson.

REGISTRATION AGREEMENT

    Contemporaneously with the execution of the agreements described above, the Company entered into an agreement with Mr. Hanson to register all of the shares of Common Stock purchased in the above-described transactions, i.e., those shares purchased from the Company and those purchased from Messrs. Dimoff, Phillips, Welch, and Loud, the Warrants, and the shares of Common Stock that may be issued pursuant to the exercise of the Warrants. The Company also agreed, not later than thirty days after the closing of the transactions described above, to use its commercially reasonable best efforts to file a registration statement with the Securities and Exchange Commission for the registration of the shares of Common Stock purchased by Mr. Hanson (including those shares purchased from the Company and from the individuals identified above), the Warrants, and the shares of Common Stock issuable upon exercise of the Warrants and to maintain the effectiveness of such registration statement for a period of one year. The Company believes that, during the period of effectiveness of such registration statement, Mr. Hanson may sell all or any of the shares of Common Stock or Warrants subject thereto without restriction. As of the date hereof, the Company has not filed the registration statement.

WARRANT AGREEMENT

    The Company entered into a Warrant Agreement with Mr. Hanson, dated as of October 1, 1997, pursuant to which it agreed, subject to obtaining the approval of the Company's stockholders of an increase in the authorized capital of the Company, to issue to Mr. Hanson the Warrants, which entitle the holder thereof to purchase up to 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, for a period of 18 months from the date of issuance of the Warrants. As of the date of this Proxy Statement, the Company does not have a sufficient number of shares of its Common Stock authorized or reserved for issuance upon exercise of all of the Warrants. The stockholders will be asked to vote at the Meeting to approve an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. See "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON" and "PROPOSAL NO. 5--APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK"). As a result of the purchase by Mr. Hanson of the shares of Common Stock described herein and the proxies, described below, obtained by Mr. Hanson, the approval of such amendment by the Company's stockholders at the Meeting is assured.

    The Warrants are subject to standard anti-dilution provisions and adjustments in the number of shares of Common Stock that can be issued (and the exercise price for which they can be issued) in the event of the payment by the Company of cash or non-cash dividends, reorganizations, and other extraordinary events. See "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON-- WARRANTS."

SHAREHOLDERS' VOTING AGREEMENTS AND IRREVOCABLE PROXIES

    Contemporaneously with the agreements described above, Mr. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Messrs. Phillips, Welch, and Loud pursuant to which Messrs. Phillips, Welch, and Loud granted to Mr. Hanson their proxies to vote certain shares of Common Stock owned by them as of the date of the agreement and acquired subsequent thereto (including shares of Common Stock of which Messrs. Phillips, Welch, and Loud have the right to acquire beneficial ownership through the exercise of warrants, options, and other rights). The proxies terminate on the earlier of: (i) three years from the date of execution; or (ii) the date upon which any shares of Common Stock owned by the grantor of a proxy are sold, transferred, assigned, or otherwise disposed of (except by a pledge thereof) by such stockholder to a person other than: (A) a member of such stockholder's

"immediate family," as such term is defined in Rule 16a-1(e) promulgated pursuant to the Securities Exchange Act, 17 C.F.R. Section 240.16a-1(e), or
(B) a trust for the benefit of any member of such stockholder's immediate family; provided, however, that the termination applies only to such shares of Common Stock as are sold, transferred, assigned, or otherwise disposed of to persons other than members of the stockholder's "immediate family." As of October 1, 1997 the number of shares of Common Stock subject to these proxies (including shares of which the grantors of the proxies had the right to acquire within 60 days after October 1, 1997) was 1,224,674.


    Mr. Hanson also entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Mr. Brian Dimoff, Mr. Paul B. Davis, Mr. Michael R. Mara, Mr. Monty Reagan, Mr. Roy J. Dimoff, Mr. Tim Scanlon, and Mr. Owen Scanlon. The terms of such agreement are similar to those of the agreement with Messrs. Phillips, Welch, and Loud, except that the proxies granted pursuant to the agreement with these seven stockholders expire immediately after the first meeting of stockholders held after October 1, 1997 at which directors are elected, i.e., immediately after the Meeting, and the proxies will not terminate upon transfer of the shares of Common Stock that are subject to the proxies. As of October 1, 1997, the number of shares of Common Stock subject to these proxies (including shares of which the grantors of the proxies had the right to acquire within 60 days after October 1, 1997) was 2,060,294.

    Mr. Hanson disclaims beneficial ownership of the shares of Common Stock as to which he has been granted proxies, including the shares of Common Stock of which the grantors of those proxies may acquire beneficial ownership through the exercise of warrants, options, and other rights.


PURPOSE OF THE TRANSACTIONS

    Mr. Hanson's purpose in entering into the agreements described above and acquiring the shares of Common Stock and Warrants pursuant thereto was to acquire a significant equity position in the Company and to control the management, policies, and activities of the Company. In connection with such purchases, three of Mr. Hanson's nominees, including Mr. Hanson, were elected to the five-member Board of Directors of the Company as contemplated by the Stock Purchase Agreement between Mr. Hanson and the Company. Mr. Hanson believes that, as a result, he will have control over the management, policies, and activities of the Company at least until immediately after the Meeting.

    Mr. Hanson may determine to purchase or otherwise acquire additional shares of Common Stock or other equity securities of the Company by means of open-market or privately negotiated purchases, the exercise of some or all of the Warrants and/or the Options, or otherwise and may determine to sell or otherwise dispose of some or all of the shares of Common Stock that he now owns or may hereafter acquire. In addition, he may determine to sell or otherwise dispose of some or all of the Warrants or Options, to the extent that such securities may be sold, transferred, or otherwise disposed of.

    The amount, timing, and conditions of any such possible acquisition or disposition of any shares of Common Stock or other equity securities of the Company by Mr. Hanson will depend upon the continuing assessment by him of all relevant factors, including without limitation the following: the Company's business and prospects; economic conditions generally and in the telecommunications industry particularly; stock market and money market conditions; the availability and nature of opportunities to purchase or dispose of the securities of the Company owned by Mr. Hanson; the availability and nature of opportunities for Mr. Hanson to purchase additional securities of the Company; and other plans and requirements of Mr. Hanson. Mr. Hanson has no intentions or plans at the current time with respect to the purchase or sale of any shares of Common Stock, the Warrants, Options, or any other equity securities of the Company. Depending upon his assessment, from time to time, of the factors listed above, Mr. Hanson may change his present intentions as stated above.

    None of the persons identified above with whom Mr. Hanson entered into one or more of the agreements described has any substantial interest in any of the proposals to be acted upon at the Meeting, except that, as employees of the Company, Messrs. Loud and Mara may in the future be granted options to purchase shares of Common Stock pursuant to the Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan. It cannot be determined at this time, however, whether either Mr. Loud or Mr. Mara will be granted any options under such plan. As of the date of this Proxy Statement, the Company is not aware of any specific plans by the Board of Directors to issue any options to any particular employees under such plan.


             SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth certain information concerning the ownership of Common Stock as of October 31, 1997 (except as to Messrs. Grabowski and Silverberg and Ms. Vitale, as to which such information is as of January 20, 1998) by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each current member and nominee for election to the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under the caption "Executive Compensation," below and (iv) all current directors and executive officers of the Company as a group.


                           Shares Beneficially Owned(1)(2)


      Name and Address                  Number            Percentage of
    of Beneficial Owner               of Shares         Shares Outstanding
    -------------------               ---------         ------------------

    Current Directors and
    Director Nominees

    Douglas H. Hanson                 7,560,294(3)              70.8%
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    D. D. Hock                              -0-                  -0-
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    Robert W. Grabowski                   4,800                  *
    1099 Eighteenth Street
    30th Floor
    Denver, CO 80202

    Lewis H. Silverberg                   5,000                  *
    1099 Eighteenth Street
    30th Floor
    Denver, CO 80202

    Mary Beth Vitale                        -0-                  -0-
    1099 Eighteenth Street
    30th Floor
    Denver, CO 80202

    Named Executive Officers Who
    Are Not Directors

    Richard K. Dingess(4)                77,500              1.2%
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    David L. Evans(5)                    40,000              *
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    Kevin R. Loud(1)(6)                 466,600              7.0%
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    Michael R. Mara(1)(7)               137,500              2.1%
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202

    D. Kirk Roberts(8)                   50,300              *
    1099 Eighteenth Street
    30th Floor
    Denver, CO  80202


    All Directors and named Executive
       Officers as a Group
       (10 persons)                   7,762,894              71.7%

    Over 5% Stockholders and
    Members of a "group" Who
    Are Not Directors or Executive
    Officers(1) (2)

    Christopher K. Phillips(1)(9)       374,500                   5.6%
    4580 Star Ridge Drive
    Colorado Springs, CO  80916

    Roy J. Dimoff(1)(10)                363,739                   5.4%
    2625 South Jay Way
    Lakewood, CO  80227


    Jim D. Welch(1)(11)                 379,035                   5.7%
    1326 Sorrento Road
    Colorado Springs, CO  80910

    Brian Dimoff(1)(12)                 169,881                   2.5%
    2 Pin Oak Drive
    Littleton, CO  80127

    Paul B. Davis(1)(13)                253,600                   3.8%
    5990 Greenwood Plaza Boulevard
    Englewood, CO  80111

    Monty Reagan(1)(14)                  62,500                   *
    13789 West Kentucky Drive
    Lakewood, CO  80228

    Tim Scanlon(1)(15)                   62,500                   *
    6232 North 32nd Street
    Phoenix, AZ  85018

    Owen Scanlon(1)(16)                  62,500                   *
    2525 East Camelback Road
    Suite 300
    Phoenix, AZ  85016


     *    Less than 1%




     (1) As set forth above under the caption "RECENT DEVELOPMENT," Mr. Douglas H. Hanson entered into a Shareholders' Voting Agreement and Irrevocable Proxy with Christopher K. Phillips, Jim D. Welch, and Kevin R. Loud, dated as of October 1, 1997, and a separate Shareholders' Voting Agreement and Irrevocable Proxy with Brian Dimoff, Paul B. Davis, Michael
     R. Mara, Monty Reagan, Roy J. Dimoff, Tim Scanlon, and Owen Scanlon, dated as of October 1, 1997. Accordingly, all of such persons may be deemed to be members of a "group" for reporting beneficial ownership of shares of Common Stock in the table. Unless otherwise noted, each person has sole voting and dispositive power over the shares listed opposite his name. For the purposes of the table, shares of other members of the group have not been attributed to each member.


     (2) Shares of Common Stock that were not outstanding but that could be acquired by a person upon exercise of any option, warrant, or other right within the next 60 days following the dates set forth in the paragraph appearing immediately prior to the table are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. All options and warrants described below have vested, except as described in footnote 3, and all shares of Series A Preferred Stock are convertible into shares of Common Stock. As of October 31, 1997, there were 6,623,690 shares of Common Stock outstanding.

     (3)    Includes 1,500,000 shares beneficially owned directly by Mr.
     Hanson, 4,000,000 shares issuable upon exercise of the Warrants, and 2,060,294 shares as to which Mr. Hanson obtained the rights to vote pursuant to the two Shareholders' Voting Agreements and Irrevocable Proxies described above in footnote (1) and under the caption "RECENT DEVELOPMENT." Does not include shares issuable upon exercise of the Options, described above under the caption "RECENT DEVELOPMENT," as such Options do not vest until October 1, 1998. The Warrants are issuable upon approval of Proposal No. 5.


     (4)    Includes 37,500 shares and options to acquire 40,000 shares.

     (5)    Includes options to acquire 40,000 shares.

     (6) Includes 458,500 shares owned directly by Mr. Loud and options to acquire 8,100 additional shares. Mr. Loud has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."

     (7) Includes 75,000 shares owned directly by Mr. Mara and options to acquire 62,500 additional shares. Pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT," Mr. Mara has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him during the term of such agreement, with the exception of 25,000 shares that may be acquired pursuant to the exercise of certain options previously granted to him.


     (8) Includes 300 shares owned by Mr. Roberts's son and options granted to Mr. Roberts to acquire 50,000 shares.

     (9) Includes 373,000 shares and options to acquire 1,500 shares. All shares are owned directly by Mr. Phillips. Mr. Phillips has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT." Mr. Phillips resigned as a director of the Company effective November 10, 1997.

     (10) Includes 360,739 shares owned directly by Mr. Dimoff and options to acquire 3,000 additional shares. Pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT," Mr. Dimoff has granted to Mr. Hanson an irrevocable proxy to vote 335,739 shares currently owned by him.

     (11) All shares are owned directly by Mr. Welch. Mr. Welch has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."

     (12) Includes 149,881 shares owned directly by Mr. Dimoff and options to acquire 20,000 additional shares. Pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT," Mr. Dimoff has granted to Mr. Hanson an irrevocable proxy to vote 124,881 shares currently owned by him.

     (13) Includes 132,100 shares owned directly by Mr. Davis and warrants to acquire 121,500 additional shares. Mr. Davis has granted to Mr. Hanson an irrevocable proxy to vote 75,000 shares currently owned by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."

     (14) All shares are owned directly by Mr. Reagan. Mr. Reagan has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."

     (15) All shares are owned directly by Mr. Scanlon. Mr. Scanlon has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."

     (16) All shares are owned directly by Mr. Scanlon. Mr. Scanlon has granted to Mr. Hanson an irrevocable proxy to vote all shares currently owned by him or that may be acquired by him pursuant to, and in accordance with the terms, provisions, and limitations set forth in, a Shareholders' Voting Agreement and Irrevocable Proxy described above in footnote (1) and under the caption "RECENT DEVELOPMENT."


                                      MANAGEMENT

     The names of the Company's directors and nominees for election as directors at the Meeting to serve for the ensuing year and until their successors are duly elected and qualified, and executive officers, and certain information about them are set forth below:



         Name                 Age       Position with the Company
         ----                 ---       -------------------------

     Douglas H. Hanson        54        President, Chief Executive Officer, and
                                        Chairman of the Board of Directors
     D. D. Hock               64        Director
     Robert W. Grabowski      57        Director
     Lewis H. Silverberg      63        Director
     Mary Beth Vitale         43        Director
     Richard K. Dingess       45        Vice President - Engineering
     David L. Evans           56        Executive Vice President, Chief
                                        Financial Officer and Secretary, and
                                        Treasurer
     Kevin R. Loud            45        Vice President - Operations
     Michael R. Mara          36        Vice President - Sales and Marketing
     D. Kirk Roberts          46        Vice President - Finance and Management
                                        Information Systems


     DOUGLAS H. HANSON has been the President, Chief Executive Officer, and Chairman of the Board of Directors of the Company since October 1, 1997. See "RECENT DEVELOPMENT." Prior to assuming his positions with the Company Mr. Hanson was the President of Qwest Communications, Inc., a Denver-based telecommunications company.

     D. D. HOCK has been a director of the Company since October 1, 1997. See "RECENT DEVELOPMENT." Prior to becoming a director of the Company, Mr. Hock was the President, CEO, and Chairman of the Board of Directors (from February 1989 to July 1994; Chairman and CEO from July 1994 to January 1996; Chairman from January 1996 to February 1997, when he retired) of Public Service Company of Colorado.

     ROBERT W. GRABOWSKI has been a director of the Company since January 10, 1998. He is the Vice President, Finance and Administration, Sunny Side, Inc./Temp Side, a private employment service, since 1988. He has been a certified public accountant since 1968 and holds a Bachelor of Science degree from De Paul University.

     LEWIS H. SILVERBERG has been a director of the Company since January 10, 1998. Mr. Silverberg has been a business consultant since January, 1994, advising privately held businesses on their formation, sale, and financing. In September, 1990 Mr. Silverberg joined Liquor Barn, Inc., which operated a chain of retail stores and was in a bankruptcy reorganization proceeding at that time. Mr. Silverberg was the Executive Vice President and a director of Liquor Barn, Inc., until December, 1993. The business was liquidated after Mr. Silverberg's departure in 1993. Mr. Silverberg is an attorney and has been a member of the California bar since 1959.


     MARY BETH VITALE has been a director of the Company since January 10, 1998. From 1994 to October, 1997, she was an executive of AT&T Corporation (Vice President of In-State Services from 1994 to 1996; Vice President and Corporate Officer, Local Service Organization, Western Region, from 1994 to 1996; and President - Western States from January to October, 1997) in Denver, Colorado. Prior to joining AT&T, Ms. Vitale was Vice President of Marketing for US West Communications, Inc. (1994), Region Executive Director for US West Cellular (1991-1993), and Region General Manager for US West Cellular (1989-1991). She holds a Bachelor of Arts degree from Hillsdale College, a Master of Science degree from the University of Colorado, and an Advanced Management degree from the Wharton School of Business.

     RICHARD K. DINGESS has served as Vice President - Engineering since October, 1997. From April, 1997 to October, 1997, he was Vice President
Network Operations, and from 1995 to 1997, he served as the Company's Director of Network Operations. From 1994 to 1995, he was Director of Technical Services for Trident Computer Services, a regional network consulting company. From 1989 to 1994 he worked as a network manager at Fort Carson, Colorado. From 1985 to 1989, he was team leader for software development for NATO's southern region. Mr. Dingess attended Ohio State University and the University of LaVerne.

     DAVID L. EVANS has served as the Executive Vice President, Chief Financial Officer, and Secretary of the Company since joining the Company in June of 1997. From January, 1992 until joining the Company, Mr. Evans was the president of Evanwood Corporation, a corporate financial consulting firm with domestic and international clients. Prior to Evanwood Corporation, Mr. Evans spent 26 years at Deere and Company, where he last served as Director of Finance and was responsible for funding John Deere's operations worldwide. Mr. Evans served on the board of directors of Data Transmission Network Corporation from 1986 to 1995. He currently serves on the boards of directors of Mutual Selection Fund, Inc. and John Deere Receivables, Inc. Mr. Evans has a

Bachelor of Science degree in Economics from Iowa State University and a Master of Business Administration degree from Wharton Graduate Division of the University of Pennsylvania.


     KEVIN R. LOUD is Vice President - Operations of the Company. Before joining the Company in July, 1995, he served as Vice President of Marketing for SP Telecom, a national long distance company from 1994 to 1995. In 1992, he formed Loud and Associates, where he consulted with regional and national communication organizations on market development and operation efficiencies until 1994. While operating Loud & Associates, Mr. Loud undertook a year-long project for Automated Communications, Inc., during which he was treated as a statutory employee. From 1984 until 1992, he was employed by Houston Network, Inc. and held positions ranging from Director of Finance, Vice President of Operations and Carrier Sales, Vice President Sales, and President. The primary business of that organization was switched long distance communication services. Mr. Loud holds a Master of Business Administration degree from William and Mary and a Bachelors of Arts in Economics from UCLA.

     MICHAEL R. MARA is Vice President - Sales and Marketing of the Company. Prior to joining the Company in November, 1995, Mr. Mara was employed by ITC, a privately held international audio and video conferencing service provider, from June, 1992 until October, 1995.

     D. KIRK ROBERTS has served as Controller of the Company since January, 1995. He also served as Chief Financial Officer of the Company from January, 1995 until June of 1997. He was an accountant employed by Potter, Littlewood, & Petty, PC, an accounting firm in Houston, Texas from 1991 to 1994. From 1989 to 1990, he worked for a national computer retailer as National Product Manager -- Accounting Solutions. He has a Bachelor of Business Administration degree from the University of Houston and is a certified public accountant.


COMMITTEES OF THE BOARD OF DIRECTORS

     In November, 1997, the Company's Board of Directors formed an Audit Committee composed of three directors, a majority of whom were outside directors. The members of the initial Audit Committee were Douglas H. Hanson, D. D. Hock, and Reynaldo U. Ortiz until the resignation of Mr. Ortiz as a director effective December 1, 1997. Mr. Robert W. Grabowski, an outside director, now serves on the audit committee with Messrs. Hanson and Hock. Mr. Hanson is also the President, Chief Executive Officer, and the Chairman of the Board of Directors of the Company. Members of the Audit Committee are appointed annually by the full Board of Directors. The functions of the Audit Committee are to review the Company's internal controls, accounting policies, and financial reporting practices; to review the financial statements, the arrangements for and scope of the independent audit, as well as the results of the audit engagement; and to review the services and fees of the independent auditors, their independence, and recommend to the Board for its approval and for ratification by the stockholders the engagement of the independent auditors to serve the following year in examining the accounts of the Company. In connection with these reviews the Audit Committee intends to meet alone with appropriate Company financial and legal personnel and outside professionals and with independent auditors who are expected to have free access to the Audit Committee at any time.

ATTENDANCE AT MEETINGS OF BOARD AND COMMITTEES


     From January 1 through November 24, 1997 the Board of Directors held no regular meetings and 11 special meetings. During such fiscal year, each director attended at least 75% of the aggregate of the meetings of the Board of Directors. In addition the Board of Directors acted by unanimous written consent pursuant to Delaware law the Company's By-laws. The Audit Committee was formed in November, 1997 and has not met.


COMPENSATION OF DIRECTORS


     The Company's policy is to pay no cash compensation to members of the Board for attendance at meetings of the Board of Directors or committees thereof. Directors are eligible to participate in the Company's 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each director who is not an employee of the Company receives a grant, upon his or her appointment or election to the Board of Directors, of an option to purchase 1,500 shares of Common Stock. Thereafter, on each of the first, second, and third anniversary dates of the date of election or appointment, the director is granted an additional option to purchase an additional 1,500 shares of Common Stock up to a maximum of 6,000 shares. The exercise price of the options granted under the Directors' Plan is the fair market value (as defined in the Directors' Plan) on the date that the option is granted. All such options are exercisable beginning 6 months after the date of grant.

      On January 20, 1998 the Board of Directors approved an arrangement pursuant to which the Company will pay cash compensation to each of its non-employee directors in the amount of $12,000 per year for his or her services as a director. The compensation is to be paid at the end of each year and will be prorated on a monthly basis for each month (or majority of each month, if the director serves only a partial month) during which the director served as such. There are no additional amounts payable to any director for committee participation of special assignments.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act requires the Company's directors, executive officers, and persons who own more than ten percent of the outstanding Common Stock to file with the Securities and Exchange Commission an Initial Statement of Beneficial Ownership of Securities (Form
3) and Statements of Changes of Beneficial Ownership of Securities of the Company (Form 4). Directors, Executive officers, and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based on a review of the copies of such reports furnished to the Company or representations that no other reports were required, the Company believes that, during the fiscal year ended December 31, 1997, all filing requirements applicable to its directors, executive officers, and greater-than-10% beneficial owners were complied with, except that the Initial Statement of Beneficial Ownership of Securities (Form 3) were, filed late for Messrs. Reynaldo U. Ortiz, Richard Dingess, Michael R. Mara, and David L. Evans, and Statements of Changes of Beneficial Ownership of Securities (Form 4) were filed late for Messrs. Roy J. Dimoff, Kevin R. Loud, Christopher K. Phillips, and D. Kirk Roberts.

                                EXECUTIVE COMPENSATION

    Following is information concerning compensation paid to all persons who served as the Company's Chief Executive Officer during the 1997 fiscal year and all others who were serving as executive officers during the 1997 fiscal year and whose annual compensation (salary and bonus) was greater than $100,000 (the "Named Executive Officers"). The Company's fiscal year ends December 31.

                              SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------
       (a)              (b)       (c)          (d)       (e)         (f)            (g)         (h)        (i)
Name and principal      Year     Salary       Bonus     Other     Restricted     Securities     LTIP     All Other
     position                     ($)         ($)/      Annual      Stock        Underlying    Payouts    Compen-
                                             options    Compen-     Awards        Options /              sation ($)
                                                       sation ($)    ($)          SARs (#)                   (4)
                                               (3)
--------------------------------------------------------------------------------------------------------------------
Douglas H. Hanson,      1997    $30,000                                          600,000
President, CEO, and
Chairman(1)
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
Roy J. Dimoff, CEO      1997    $86,150                                                                 $25,500(3)
and President(2)
--------------------------------------------------------------------------------------------------------------------
                        1996    $101,407     $20,250(4)
--------------------------------------------------------------------------------------------------------------------
                        1995    $23,322
--------------------------------------------------------------------------------------------------------------------
Kevin R. Loud, Vice     1997    $92,300
President-Operations
--------------------------------------------------------------------------------------------------------------------
                        1996    $83,967(4)   $16,200(4)
--------------------------------------------------------------------------------------------------------------------
                        1995    $17,822
--------------------------------------------------------------------------------------------------------------------

(1) Mr. Hanson was elected President, Chief Executive Officer, and Chairman of the Board of Directors of the Company as of October 1, 1997. For a description of securities underlying options see "Recent Development," above, and the following table.

(2) Mr. Dimoff and Mr. Loud joined the company in July, 1995. Mr. Dimoff resigned as the President and Chief Executive Officer of the Company as of October 1, 1997.

(3) In connection with the resignation by Mr. Dimoff effective October 1, 1997, the Company and Mr. Dimoff entered into a Waiver and Release pursuant to which, among other matters, (i) the Company agreed to pay Mr. Dimoff $102,000 (less all federal and state withholdings on wages) in respect of the severance of his prior employment relationship with the Company and to reimburse Mr. Dimoff for his attorney's fees (up to a maximum of $2,000) for the negotiation of the Waiver and Release. One quarter of the severance amount ($25,500) was payable, and was paid, upon execution of the Waiver and Release and the remainder is payable in nine equal monthly installments on the first day of each month commencing on January 1, 1998; (ii)
    Mr. Dimoff agreed not to make use of or to divulge to any other person any confidential information (as defined in the Waiver and Release) relating to the Company; and (iii) Mr. Dimoff agreed to not compete with the Company, directly or indirectly, in certain geographic areas specified in the Waiver and Release until October 1, 1998, except that, at any time after December 2, 1997, Mr. Dimoff may elect to terminate the `agreement not to compete by giving 30 days' prior written notice to the Company of this election. In the event that Mr. Dimoff terminates his covenant not to compete, the Company will have no further obligation to make any remaining severance payments to Mr. Dimoff.

(4) This bonus was earned in 1996 and paid in 1997. The bonus is based on achieving 81% of the Company's revenue plan. Mr. Dimoff elected to receive $3,000 of the bonus in the form of 3,000 stock options exercisable in September, 1997. Mr. Loud elected to receive $8,100 of the bonus in the form of 8,100 stock options exercisable in September, 1997. All employees who received 1996 bonuses had the same choice of receiving their bonus as cash or stock options. The options were granted pursuant to the Company's 1997 Non-Qualified Stock Option Plan ( the "Bonus Plan"). The Bonus Plan authorizes the Company to issue options to purchase an aggregate of 50,000 shares of Common Stock, subject to adjustment in the event of stock splits, stock dividends, and similar extraordinary events. The options were exercisable immediately upon the grant thereof (September
    26, 1997) and can be exercised for a period of five years thereafter in lots of 100 shares or multiples thereof. The exercise price is $1.00 per share of Common Stock purchased. The options may not be transferred by the optionholder otherwise than by will or pursuant to the laws of descent and distribution. The options may be exercised during the optionholder's lifetime only by the optionholder or, in the event of his disability or incapacity, by his guardian or legal representative. The options become void immediately in the event that the optionholder's employment with the Company is terminated for cause but may be exercised for a period of three months following termination other than for cause.

    The Company currently has an employment agreement with Mr. Loud. The employment agreement provides for a salary of $84,000 per year and is terminable for cause. The Company may also terminate the agreement without cause subject to the obligation to pay Mr. Loud a severance equal to five to eight months' salary based on length of service. The agreement terminates in December 1999. The employment agreement does not significantly restrict Mr. Loud's ability to compete with the Company following any termination.


                     Option/SAR Grants in Last Fiscal year

                                   Individual Grants
          ---------------------------------------------------------------------
  (a)         (b)           (c)           (d)                        (e)
          Number of     % of Total
          Securities    Options/SARs
          Underlying    Granted to    Exercise or  Market Price
          Options/SARs  Employees in  Base Price   on Date of
Name      Granted (#)   Fiscal Year   ($/Sh)       Grant ($/Sh)  Expiration Date
----      -----------   ------------  -----------  ------------- ---------------
Douglas H.  191,385     21.7%         $2.6125      $2.375        October 1, 2002
Hanson      408,615     46.2%         $1.00        $2.375        October 1, 2002




               Aggregated Option/SAR Exercises in Last Fiscal Year and
                          Fiscal Year-End Option/SAR Values

  (a)         (b)               (c)         (d)                  (e)
                                        Number of
                                        Securities               Value of
                                        Underlying               Unexercised
                                        Unexercised              In-the-Money
                                        Options/SARs             Options/SARs
                                        at FYT-End(#)            at FY-End ($)
          Shares Acquired     Value     Exercisable/             Exercisable/
Name      on Exercise (#)     Realized  Unexercisable            Unexercisable
-------------------------------------------------------------------------------
Douglas H.     -0-            -0-            -0-/                -0-/
Hanson                                       600,000             $891,392(1)


(1) Determined, in accordance with Securities and Exchange Commission rules, by the difference between the fair market value of the Common Stock on December 31, 1997 ($3.00) and the exercise price of the options.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

    Effective October 1, 1997, the Company issued and sold to Mr. Hanson 1,225,000 shares of Common Stock for a purchase price of $2,450,000, or $2.00 per share, as described above under the caption "RECENT DEVELOPMENT." Mr. Hanson also became the Company's President, Chief Executive Officer, and Chairman of the Board of Directors as the result of the transactions described in such section of this Proxy Statement.

    In December, 1996, the Company acquired the assets of The Information Exchange, LLC., a Denver-based voice messaging service company, a related party through common ownership. Roy J. Dimoff, then-President and CEO of the Company, held a 51% ownership share of The Information Exchange and Nancy Phillips, then-Vice President of Operations of the Company, held a 31% share of The Information Exchange. The Company issued 52,723 shares of Common Stock in exchange for 100% of the outstanding common stock of The Information Exchange.

    In late 1995 and early 1996, the Company effected an offering of convertible debentures in the aggregate principal amount of $490,000. The debentures bear interest at the rate of 12% per annum, payable quarterly, and are convertible into shares of Common Stock at the option of the holder at a conversion price of $0.40 per share. All of the debentures were converted to Common Stock in October, 1996. Certain of the debentures were purchased by persons who are relatives of the Company's principal stockholders on terms the same as those offered to unrelated purchasers. Relatives of Mr. Dimoff purchased $132,000 (subsequently converted to 330,000 common shares) and relatives of Mr. Loud purchased $68,000 (subsequently converted to 170,000 common shares), respectively, in aggregate principal amounts of the debentures.


    In February 1997, the Company entered into a negotiated agreement with Jim D. Welch, then an officer and a stockholder of the Company, wherein the Company agreed to purchase 90,000 shares of the Company's common stock from him for $120,000. The stock will be purchased over an eighteen month period.
 As part of the agreement, Mr. Welch separated from employment with the Company.


TRANSACTIONS WITH PROMOTERS


    Neidiger, Tucker, Bruner, Inc. ("NTB") was the principal underwriter of the initial public offering (the "IPO") of units (the "Units") of the Company's securities, each Unit consisting of one share of Common Stock and one redeemable warrant to purchase a share of Common Stock at a price of $4.375, subject to adjustment as described below under the caption "INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON," after October 5, 1997 and prior to September 5, 1999. The Company sold to NTB at the closing of the IPO, for $100, warrants to purchase 136,500 Units (consisting of one share of Common Stock and one warrant to purchase a share of Common Stock). Such Units are the same as the

Units offered in the IPO except that they (a) have an exercise price of $4.20 per Unit (120% of the Unit offering price) and $6.5625 per underlying Warrant (150% of the public Warrant exercise price); and (b) will be exercisable for a 48-month period commencing one year from September 5, 1996 (the date of the Prospectus relating to the IPO). The NTB Warrants may be exercised in a cashless transaction whereby the NTB Warrants, at the holder's option, may be exchanged, in whole or in part, for the underlying Common Stock and Warrants. Antidilution provisions of the NTB Warrants are described below under the caption "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON."


    NTB was the Company's placement agent in connection with the private offering in September, 1997 of units of the Company's securities, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock, for $4.00 per unit. In connection with that offering, the Company agreed to issue to NTB warrants (the "NTB Private Offering Warrants") to purchase units of securities, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock. The Company anticipates that it will issue to NTB, for nominal consideration, 31,050 NTB Private Offering Warrants, although the Company has not entered into a formal sales agency agreement with NTB with respect to the private offering. Accordingly, the terms of the NTB Private Offering Warrants, including the anti-dilution provisions, if any, have not been determined as of the date hereof.


               INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

    The Company is soliciting approval of a proposal to amend its Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 10,000,000 to 25,000,000. The Certificate of Incorporation as currently in effect authorizes the Company to issue an aggregate of 10,000,000 shares of Common Stock. As of December 31, 1997, there were issued and outstanding 6,678,123 shares of Common Stock. All of the remaining 3,321,877 shares of Common Stock authorized are reserved for issuance upon the exercise of outstanding stock options and warrants (including those issued to Douglas H. Hanson as described in the following paragraph) and the conversion of outstanding shares of the Company's Series A Preferred Stock (including anti-dilution provisions pertaining to such options, warrants, and Series A Preferred Stock).


    As is described above under the caption "RECENT DEVELOPMENT," the Company agreed to issue to Mr. Hanson warrants (the "Warrants") to purchase 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, subject to adjustment, and the Company granted Mr. Hanson incentive stock options to purchase 191,385 shares of Common Stock for an exercise price of $2.6125 per share and non-qualified stock options to purchase 408,615 shares of Common Stock for an exercise price of $1.00 per share (collectively, the "Options") pursuant to the Company's 1997 Stock Option Plan (the "1997 Plan"). The Options vest one year from the date of grant (subject to acceleration of the vesting date by the Board of Directors or a committee thereof that will administer the 1997 Plan, if it is approved). The 1997 Plan is subject to the approval by the stockholders of the Company and is being submitted for such approval at the Meeting. SEE "PROPOSAL NO. 2--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN."

    As of the date hereof, the Company is not authorized to issue all of the shares of Common Stock that could be issued to Mr. Hanson in the event that he exercises all of the Warrants and Options. In connection with the issuance of the Options and the agreement to issue the Warrants to Mr. Hanson, the Company agreed to propose to the stockholders of the Company an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. In the event that this proposal is not approved, the Company would not have the authority to issue to Mr. Hanson the Warrants and all of the shares of Common Stock underlying the Warrants and Options that the Company agreed to issue to Mr. Hanson. See "PROPOSAL NO. 5--APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK."

    The Company is soliciting approval of the adoption of the 1998 Non-Employee Directors' Stock Option Plan (the "1998 Non-Employee Directors' Plan"). The 1998 Non-Employee Directors' Plan has a term of three years, and a total of 68,000 shares of Common Stock have been reserved for issuance under the 1998 Non-Employee Directors' Plan. Pursuant to the terms of the 1998 Non-Employee Directors' Plan, each director who is not an employee of the Company would be granted an option to purchase 8,500 shares of Common Stock. Each director who is not an employee or officer of the Company will vest in options to purchase 1,500 shares of Common Stock if he or she has served as a director from the effective date of the 1998 Non-Employee Directors' Plan until December 31, 1998, will vest in options to purchase 3,500 shares of Common Stock if he or she has served as a director for the entire year ending December 31, 1999, and will vest in options to purchase 3,500 shares of Common Stock if he or she has served as a director for the entire year ending December 31, 2000. See "PROPOSAL NO. 4--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN."


    The anti-dilution provisions pertaining to the various options, warrants, and Series A Preferred Stock issued by the Company are summarized below:

    COMMON STOCK PURCHASE WARRANTS CONSTITUTING A PORTION OF THE UNITS ISSUED IN CONNECTION WITH THE COMPANY'S IPO IN SEPTEMBER, 1996. In connection with the Company's IPO, the Company issued and sold 1,365,000 Units of securities, each Unit consisting of one share of Common Stock and one common stock purchase warrant. The initial exercise price of these warrants (for purposes of the discussion herein, the "Purchase Price") was $4.375 per share of common stock. In the event that, at any time after the date of the issuance of the warrants, the Company (i) sells shares of Common Stock for a price per share less than the Purchase Price; or (ii) issues Common Stock as a dividend to the holders of Common Stock; or (iii) subdivides or combines the outstanding Common Stock into a greater or lesser number of shares, then, upon each occurrence of such an event, the Purchase Price is changed to a price determined by dividing (i) the sum of (a) the total number of shares of Common Stock outstanding immediately prior to such event, multiplied by the Purchase Price in effect immediately prior to such event, and (b) the consideration, if any, received by the Company upon such event by (ii) the total number of shares of Common Stock outstanding immediately after such event, except that the Purchase Price may not be increased in accordance with this formula unless there has been a combination of the shares of outstanding Common Stock.

    For purposes of this adjustment, the number of shares of Common Stock at any time outstanding is deemed to include the aggregate number of shares issuable (subject to adjustment upon actual issuance) upon the exercise of outstanding options, rights, or warrants and upon the conversion or exchange of convertible or exchangeable securities. Upon each adjustment of the Purchase Price as described above, the number of shares of Common Stock purchasable upon the exercise of each warrant is adjusted and is determined by multiplying the number of shares of Common Stock purchasable immediately prior to the adjustment by the Purchase Price in effect immediately prior to such adjustment and dividing this product by the applicable adjusted Purchase Price.

    In the event that, at any time after the date of the issuance of the warrants, the Company issues options, rights, or warrants to subscribe for shares of Common Stock or issues any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Purchase Price in effect immediately prior to such issuance, or without consideration, the Purchase Price is reduced according to the formula described above. For such determination, the aggregate number of shares of Common Stock issuable upon the exercise or conversion of the options, rights, warrants, or convertible or exchangeable securities, as the case may be, will be deemed to be issued and outstanding at the time the time the options, rights, warrants, or convertible or exchangeable securities were issued, for a consideration equal to the minimum purchase price per share of Common Stock provided for in the options, rights, or warrants at the time of their issuance, plus the consideration, if any, received by the Company for the issuance of the options, rights, or warrants. If, however, any of such options, rights, warrants or convertible or exchangeable securities expire without having been exercised, converted, or exchanged, the number of shares of Common Stock deemed to be issued and outstanding is reduced by the number of shares as to which options, rights, warrants, and/or convertible or exchangeable securities have expired, and the Purchase Price is readjusted accordingly.


    No adjustment to the Purchase Price is to be made as a result of the issuance of shares of Common Stock pursuant to options granted at any time under the 1996 Plan, as defined below under the caption "Options Granted Pursuant to Stock Option Plans," or the Directors' Plan, or upon the exercise of any options granted thereunder.


    NTB WARRANTS. In connection with the Company's IPO, the Company issued to NTB the NTB Warrants, which entitle NTB to purchase 136,500 Units of the Company's securities, each Unit consisting of one share of Common Stock and one common stock purchase warrant. The initial exercise price of the NTB Warrants was $4.20 per Unit. In the event that, any time within 60 months after September 11, 1996, the Company (i) issues Common Stock or convertible securities (except as compensation for services rendered to the Company) by way of dividend or other distribution on any stock of the Company and such Common Stock or convertible securities are issued without payment of consideration or are convertible into shares of Common Stock without payment of consideration; or (ii) effects a stock split or a reverse split of its outstanding Common Stock, the exercise price of the NTB Warrants is proportionately decreased (or increased in the case of a reverse stock split) by multiplying the exercise price in effect immediately prior to the stock dividend, stock split, or reverse stock split by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event.

    The price at which the shares of Common Stock underlying the common stock purchase warrants included in the NTB Warrants are issuable was $6.5625 at the time of issuance of the NTB Warrants. This exercise price is subject to adjustment in the manner described above under the caption "Common Stock Purchase Warrants Constituting a Portion of the Units Issued in Connection with the Company's IPO in September, 1996."

    SERIES A CONVERTIBLE PREFERRED STOCK. The Company issued an aggregate of 250,000 shares of the Series A Preferred Stock in 1996. The Series A Preferred Stock is convertible into shares of Common Stock at any time after May 15, 1997 at the option of the holder thereof or at the option of the Company. Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock derived by dividing the "Liquidation Value" (equal to $2.00 per share plus all accrued but unpaid dividends) by the "Conversion Price" (initially $2.00). In the event that, at any time after the date of the initial issuance of the Series A Preferred Stock, the Company issues any "Additional Stock," as defined below, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance of Additional Stock, the Conversion Price is adjusted by multiplying the Conversion Price then in effect by a fraction the numerator of which is (i) the number of shares of Common Stock outstanding immediately prior to such issuance PLUS (ii) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of shares of Additional Stock issued would purchase at the Conversion Price then in effect, and the denominator of which is (i) the number of shares of Common Stock outstanding immediately prior to such issuance PLUS
(ii) the number of shares of Additional Stock issued. For purposes of adjusting the Conversion Price, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock are assumed to be outstanding, and immediately after the issuance of any shares of Additional Stock, those shares are also treated as outstanding.


    For purposes of adjusting the Conversion Price, "Additional Stock" includes (i) all shares of Common Stock issued, (ii) the maximum number of shares of Common Stock deliverable upon the exercise of options or rights to purchase Common Stock that are granted or issued after the initial issuance of the Series A Preferred Stock, and (iii) all shares of Common Stock issuable upon the conversion or exchange of convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities. Also for purposes of adjusting the Conversion Price, the consideration received by the Company includes, in the case of the grant or issuance of options or rights described in (ii), above, the consideration, if any, received upon the grant or issuance of the options or rights plus the minimum purchase price provided in the options or rights for the Common Stock covered thereby, and, in the case of the issuance of convertible or exchangeable securities or of options to purchase or rights to subscribe to such convertible or exchangeable securities described in (iii), above, the consideration, if any, received for any such securities and related options or rights plus the additional consideration, if any, to be received upon the conversion or exchange of such securities or the exercise of any related options or rights.

    For purposes of adjusting the Conversion Price, "Additional Stock" does NOT include shares of Common Stock issued or issuable (i) to officers, directors, employees, or consultants under benefit plans approved by the stockholders of the Company, (ii) pursuant to a stock split or stock dividend payable in Common Stock (or rights convertible into Common Stock) (except that the Conversion Price will be adjusted as described in the preceding paragraphs), or (iii) upon conversion of the Series A Preferred Stock.


    COMMON STOCK PURCHASE WARRANTS CONSTITUTING A PORTION OF THE UNITS ISSUED IN A PRIVATE OFFERING IN SEPTEMBER, 1997. From June to September, 1997, the Company sold in a private offering 310,500 units of its securities, each unit consisting of two shares of Common Stock and a warrant to purchase one share of Common Stock, for $4.00 per unit. The initial exercise of these warrants was $3.00 per share of Common Stock. In the event that, prior to the exercise of these warrants, the Company effects a stock split-up, stock dividend, or other increase or reduction of the number of shares of Common Stock outstanding without receiving compensation in cash, services, or property therefor, the number of shares of Common Stock subject to the warrants is required to be (i) in the event of a net increase in the number of shares of Common Stock outstanding, proportionately increased, and the exercise price proportionately reduced, and (ii) in the event of a net reduction in the number of shares of Common Stock outstanding, proportionately reduced and the exercise price proportionately increased.

    In addition, in the event that, within 24 months after June 30, 1997, the Company sells shares of its Common Stock for cash consideration (other than upon exercise of employee stock options) and the amount per share paid to the Company, net of discounts and commissions is less than $1.80, the Company is required to issue to each purchaser in the private offering an additional number of shares of Common Stock such that the additional shares, when added to the shares purchased in the private offering, would result in an effective purchase price equal to the net price per share paid by purchasers in such later offering.


NTB PRIVATE WARRANTS. NTB acted as the Company's placement agent in connection with the private offering described in the preceding paragraph. In connection with that offering, the Company agreed to issue to NTB the NTB Private Offering Warrants which entitle NTB to purchase units of securities, each unit consisting of two shares of Common Stock and one common stock purchase warrant. The Company anticipates that it will issue to NTB, for nominal consideration, 31,050 NTB Private Offering Warrants, although the Company has not entered into a formal sales agency agreement with NTB with respect to the private offering. Accordingly, the terms of the NTB Private Offering Warrants, including the anti-dilution provisions, if any, have not been determined as of the date hereof.


OPTIONS GRANTED PURSUANT TO STOCK OPTION PLANS.

     1996 PLAN. Pursuant to the Company's 1996 Employees' Stock Option Plan (the "1996 Plan"), the Company has reserved 471,300 shares of Common Stock for issuance thereunder. In the event that the Company at any time increases or decreases the number of its outstanding shares of Common Stock through the payment of a stock dividend or any other distribution upon its Common Stock payable in Common Stock, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving its Common Stock such that an adjustment is required in order to preserve the intended benefits or potential benefits of the 1996 Plan, the committee that administers the 1996 Plan (or the entire Board of Directors if there is no such committee) is required to make adjustments to any or all of (i) the number of shares of Common Stock that may thereafter be made subject to the 1996 Plan, (ii) the number of shares of Common Stock subject to outstanding options granted under this plan, and (iii) the purchase or exercise price with respect to any of the foregoing.

     DIRECTORS' PLAN. Upon the occurrence of any of the events described under the caption "1996 Plan," the following numbers, rights, and privileges are increased, decreased, or changed in a like manner as if they had been issued and outstanding at the time of such event: (i) the number of shares of Common Stock as to which options may be granted under the Directors' Plan; and (ii) the number of shares of Common Stock then included in each outstanding option granted under the Directors' Plan.

     NON-QUALIFIED PLAN. The anti-dilution provisions of the Non-qualified Plan are substantially identical to those contained in the 1996 Plan.

     1997 PLAN. Pursuant to the 1997 Plan, the Company has reserved 600,000 shares of Common Stock for issuance thereunder. In the event that the outstanding shares of the Company's Common Stock as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, change in corporate structure, or the like, an appropriate and proportionate adjustment is required to be made in the number and kinds of shares subject to the Plan and in the number, kinds, and per share exercise price of shares subject to unexercised options (or portions thereof) granted prior to such change. Any such adjustment, however, is required to be made without a change in the total price applicable to the unexercised portion of the outstanding option but with a corresponding adjustment in the price for each share of Common Stock covered by the option. The Company has granted an option to Mr. Hanson to purchase 600,000 shares of Common Stock pursuant to the terms of the 1997 Plan, as described above under the caption "RECENT DEVELOPMENT."

WARRANTS. As described above under the caption "Recent Development," the Company issued Warrants to purchase 4,000,000 shares of Common Stock to Mr. Hanson in connection with his investment in the Company. In the event that the Company (i) pays a dividend in, or makes a distribution of, shares of Common Stock or other securities, (ii) completes a stock split of its Common Stock,
(iii) completes a reverse stock split of its Common Stock, (iv) spins off a subsidiary by distributing shares of the subsidiary to its stockholders, or (v) distributes to all of the holders of Common Stock any other assets, the total number of shares and the shares of Common Stock purchasable immediately prior to such event are adjusted so the holder of the Warrants will be entitled to receive, at the same aggregate purchase price, the number of shares of Common Stock and the number of shares or other securities that the holder would have owned or have been entitled to receive immediately following such event had the holder exercised the Warrants immediately prior to such event.

PROPOSAL NO. 1--ELECTION OF DIRECTORS

    As set by the Board of Directors pursuant to the Bylaws of the Company, the Board of Directors consists of five members. Currently there are five members, all of whom are nominees for reelection. All directors hold office for one year until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified.


    Messrs. Christopher K. Phillips, Gerald Van Eeckhout, and Reynaldo U. Ortiz have resigned from the Board of Directors, effective November 10, November 19, and December 1, 1997, respectively. Each of Messrs. Phillips, Van Eeckhout, and Ortiz has notified the Company that his resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies, or practices. On January 10, 1998, the remaining two directors of the Company, Douglas H. Hanson and D. D. Hock, filled the vacancies created by the resignations of Messrs. Phillips, Van Eeckhout and Ortiz by naming Robert W. Grabowski, Lewis H. Silverberg and Mary Beth Vitale to be directors of the Company.


    The affirmative vote of a majority of the outstanding shares of Common Stock is required to elect the directors.

    Only votes cast FOR a nominee will be counted in determining whether that nominee has been elected as director. Stockholders may withhold authority from the proxyholders to vote for the entire slate as nominated or, by writing the name of an individual nominee in the space provided on the proxy card, withhold the authority to vote for any individual nominee. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in such nominees receiving fewer votes.

    If any of the nominees should decline or be unable to act as a director, the shares may be voted for such substitute nominees as the proxyholders may in their discretion determine. Shares represented by the enclosed proxy will be voted FOR the election of these nominees, unless authority to vote for one or more nominees is withheld.

    The experience and background of each of the nominees are set forth above under the caption "MANAGEMENT."

PROPOSAL NO. 2--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN

    The Company's stockholders are also being asked to approve the Rocky Mountain Internet, Inc. 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan was adopted by the Board of Directors as it was constituted immediately prior to the events described above under the caption "RECENT DEVELOPMENT" and is effective as of October 2, 1997 (as used in the discussion herein of the 1997 Plan, the "Effective Date"), subject to stockholder approval. Below is a summary of the principal provisions of the 1997 Plan and its operation. A copy of the 1997 Plan is set forth in full in Appendix A to this Proxy Statement. Management of the Company believes that the following is an accurate summary of the material terms and provisions of the 1997 Plan.

    A total of 600,000 shares of Common Stock has been reserved for issuance over the ten-year term of the 1997 Plan, and all options available for grant thereunder were granted to Mr. Hanson in connection with the transactions described above under the caption "RECENT DEVELOPMENT."

    Upon dissolution or liquidation of the Company or upon a reorganization, merger, or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the assets of the Company to another corporation, the 1997 Plan and all options issued thereunder will terminate (except that all outstanding options shall be exercisable in full for at least 30 days prior to the termination date), unless, in connection with such transaction, provision is made for the assumption of options previously granted or the substitution of new options of the successor employer corporation (or a parent or subsidiary thereof), with appropriate adjustment as to the number and kinds of shares and the per share exercise price. All adjustments made as described in this paragraph are to be made by the committee that administers the 1997 Plan.

    In the event that the Company is the surviving or resulting corporation in any merger, sale of assets, sale of stock, consolidation, or corporate reorganization, any award granted under the 1997 Plan shall pertain and apply to the securities of which the holder of the option would have been entitled.

ADMINISTRATION

    Authority to administer the 1997 Plan is vested in a committee (the "Committee") consisting of persons appointed by the Board of Directors; in the absence of such appointments, the entire Board of Directors serves as the Committee.


    As is disclosed above under the captions "RECENT DEVELOPMENT" and "INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON," the Company granted to Douglas H. Hanson options to purchase all 600,000 shares of Common Stock reserved for issuance under the 1997 Plan--incentive stock options to purchase 191,385 shares of Common Stock for an exercise price of $2.6125 per share and non-qualified stock options to purchase 408,615 shares of Common Stock for an exercise price of $1.00 per share pursuant to the 1997 Plan.


TERMS OF OPTIONS

    Options granted under the 1997 Plan may be either incentive stock options ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory options ("NSO's"), which are not intended to satisfy such requirements. Options may be granted for a period of 10 years after the Effective Date.

    The exercise price of ISO's may not be less than the fair market value of the Common Stock on the date of grant of the ISO (or 110% of such amount if the ISO is granted to an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). The exercise price of NSO's may be equal to or less than the fair market value of the Common Stock on the date of grant of the NSO. Each ISO and NSO shall expire not more than 10 years from the date of grant (five years for ISO's granted to an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company), and the Committee may in its discretion accelerate the time at which an option granted under the 1997 Plan may be exercised. The aggregate fair market value (as defined in the 1997 Plan and as determined on the date of grant) of any ISO plus any incentive options granted under any other Company plan that are first exercisable by any participant during any one calendar year may not exceed $100,000 (or such other amount as the Code shall provide).

    Payment of the exercise price may be made in cash, by certified check, bank draft, or money order, or, in the discretion of the Committee, through the delivery of shares of Common Stock having a fair market value equal to the aggregate exercise price, or by a combination of these methods. Any options granted under the 1997 Plan become vested one year from the date of grant, except that the Committee may accelerate the vesting schedule of some options, and all options become vested upon the grantee's retirement, disability (as those terms are defined in the 1997 Plan), or death. The minimum number of shares of Common Stock that can be acquired upon any exercise of an ISO or NSO is the lesser of (i) 100 shares or (ii) the total number of shares available for exercise under the grant. Options granted pursuant to the 1997 Plan are subject to forfeiture under certain conditions.


    The 1997 Plan terminates on the tenth anniversary of its Effective Date.

FEDERAL TAX CONSEQUENCES

    NONSTATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee generally will recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income, which the optionee may elect to satisfy by having the Company withhold shares from the shares otherwise due or by delivering a sufficient number of previously owned shares of Common Stock to the Company. On ultimate sale of the shares, the optionee will generally recognize as capital gain or loss the difference between the fair market value on the date of exercise and the ultimate sales price.

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the grant of an ISO and, except in determining alternative minimum tax, no taxable income is recognized at the time the ISO is exercised. The optionee will, however, recognize taxable income or loss in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    For federal tax purposes, dispositions of ISO's are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other taxable disposition of such shares is made more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee generally will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition over (ii) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares at the date of exercise (or, if lower, the fair market value of the shares on the date of disposition) over (ii) the option price paid therefor will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain, and such gain will be long-term if the shares have been held for more than 18 months following exercise of the option.

    ALTERNATIVE MINIMUM TAX. The difference between the fair market value of shares subject to an ISO on the date of exercise and the exercise price of such shares is an adjustment to income for purposes of the alternative minimum tax (the "AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the shares subject to the ISO on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the shares subject to an ISO occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those shares. Also, upon a sale of such shares that is a qualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the shares subject to the ISO at exercise over the amount paid for such shares.

    DEDUCTION TO THE COMPANY. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of an NSO. The deduction generally will be allowed for the taxable year of the

Company in which occurs the last day of the calendar year in which the optionee recognizes ordinary income in connection with such exercise.

    If the optionee makes a disqualifying disposition of the shares purchased on exercise of an ISO, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount which is taxable to the employee as ordinary income. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the shares purchased upon exercise of an ISO.

    Under Section 162(m) of the Code, the Company is not entitled to a deduction for certain executive compensation in excess of $1,000,000. This limitation applies to compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers.
Amounts treated as compensation pursuant to the exercise of stock options are subject to the deduction limit, unless the option exercise price is at least equal to the fair market value of the underlying stock on the date of grant. In addition, the grant of options must be made by a committee of at least two "outside directors" as defined under Code Section 162(m). Awards granted under the 1997 Plan are intended to qualify for full deductibility.

    AMENDMENTS TO 1997 PLAN

    The Board of Directors may alter, amend, suspend, or terminate the 1997
Plan in whole or in part, except that without the approval of stockholders as may be required by law or the Company's By-laws, no such action may be taken that changes the minimum option price, increases the maximum term of any options granted thereunder, materially increases the benefits accruing to participants in the 1997 Plan, materially increases the number of securities that may be issued pursuant to the 1997 Plan (except as described above), extends the period for granting options thereunder, or materially modifies the requirements as to eligibility for participation thereunder.

REQUIRED VOTE

    An affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval of the 1997 Plan. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against approval of the 1997 Plan because it represents one fewer vote for approval of the 1997 Plan.

THE BOARD OF DIRECTORS AS IT WAS CONSTITUTED IMMEDIATELY PRIOR TO THE EVENTS DESCRIBED ABOVE UNDER THE CAPTION "RECENT DEVELOPMENT" ADOPTED THE ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN, AND THE CURRENT BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED WILL BE VOTED "FOR" APPROVAL.

PROPOSAL NO. 3--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1998 EMPLOYEES' STOCK OPTION PLAN

    The Company's stockholders are also being asked to approve the Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (the "1998 Plan"). The 1998 Plan was adopted by the Board of Directors on November 5, to be effective March 1, 1998 (as used in the discussion herein of the 1998 Plan, the "Effective Date"), subject to stockholder approval.

    Equity incentives have continually been a significant component of compensation for a broad range of the Company's employees. The Company believes that this practice has enabled the Company to attract and retain the talent that it continues to require. By linking key employees' compensation to corporate performance, the employees' reward is directly related to the Company's success. The Company believes the use of equity incentives increases employee motivation to improve stockholder value.

    The purposes of the 1998 Plan include, among others, providing participants with added incentives to continue in the long-term service of the Company, creating in such persons a more direct interest in the future success of the Company, attracting key employees, consultants, and advisors, and retaining and motivating participants by providing an opportunity for investment in the Company.

    Below is a summary of the principal provisions of the 1998 Plan and its operation. A copy of the 1998 Plan is set forth in full in Appendix B to this Proxy Statement. Management of the Company believes that the following is an accurate summary of the material terms and provisions of the 1998 Plan.

SHARE RESERVE

    A total of 266,544 shares of Common Stock has been reserved for issuance over the ten-year term of the 1998 Plan. In the event that the outstanding shares of the Company's Common Stock are increased or decreased, or in the event that the Company changes the rights and privileges of the Common Stock by means of the payment of a stock dividend, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, the committee administering the 1998 Plan is required to make such adjustments as it deems equitable and appropriate to any or all of: (i) the number and kind of shares that may be made subject to the benefits of the 1998 Plan; (ii) the number and kind of shares subject to outstanding options; and
(iii) the exercise price with respect to any of the items identified in (i) and
(ii), in order to preserve the benefits or potential benefits intended to be made available under the 1998 Plan.

ADMINISTRATION; OPTION AGREEMENTS

    Authority to administer the 1998 Plan is vested in a committee (the "Administrative Committee") consisting of persons appointed by the Board of Directors; in the absence of such appointments, the entire Board of Directors serves as the Administrative Committee. The Administrative Committee has the full power and authority to, among other things, interpret any provision of the 1998 Plan, to select the participants to whom options will be granted, the amount of each option, and any other terms and conditions of each option granted or to be granted under the 1998 Plan, consistent with the terms of the 1998 Plan. Each option granted thereunder is to be evidenced by an agreement between the Company and the optionee, which is required to set forth the number of shares subject to the option, the option exercise price, the vesting schedule, the duration of the option, a provision that the option is not transferable except by will or pursuant to the laws of descent and distribution, provisions as to the termination of the options granted thereunder in the event of termination of employment, death, or disability (as defined in the 1998 Plan), and the method of exercise and payment for the shares of Common Stock purchased upon exercise. Payment may be made in cash, by cashier's check, authorization from the Company to retain from the number of shares being purchased pursuant to such exercise that number of shares having a fair market value (as defined in the 1998 Plan) equal to the purchase price for the total number of shares as the which the option is exercised, by delivery to the Company of a notice of exercise together with irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds to pay the exercise price, by delivery to the Company of certificates representing the number of shares of Common Stock owned by the optionee having a fair market value equal to the purchase price for the shares purchased pursuant to such exercise, or any combination of these payment methods.

ELIGIBILITY FOR PARTICIPATION

    Persons eligible to participate in the 1998 Plan include full-time (i.e., those employees who are employed for a minimum of 30 hours per week) key employees of the Company (or any affiliated corporation, as defined in the 1998 Plan, or division thereof) whose judgment, initiative, and efforts are, or will be, important to the successful conduct of its business, and independent contractors, consultants, and advisors of the Company, except that (i) no director may be a participant in the 1998 Plan; and (ii) independent contractors, consultants, or advisors may not be granted ISO's (as described below) under the 1998 Plan. No options that may be granted under the 1998 Plan, if it is adopted, have been allocated to any person or group of persons.

TERMS OF OPTIONS

    Options granted to employees may be either incentive stock options
("ISO's") within the meaning of Section 422 of the Code, or nonstatutory options ("NSO's"), which are not intended to satisfy such requirements. Options may be granted for a period of 10 years after the Effective Date.

    The option exercise price of ISO's may not be less than the fair market value of the Common Stock on the date of grant of the ISO (or 110% of such amount if the ISO is granted to an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). The option exercise price of NSO's may be equal to or less than the fair market value of the Common Stock on the date of grant of the NSO. The Administrative Committee may, in its discretion, impose a vesting schedule or vesting provision for any options granted under the 1998 Plan. Notwithstanding the foregoing, in the event of a change in control of the Company (as defined in the 1998 Plan), unless the applicable agreement with respect to any option provides otherwise, each outstanding option under the 1998 Plan vests immediately, regardless of any vesting schedule provided in the particular agreement. In addition, in the event of a change in control of the Company, the Administrative Committee may:
(i) grant a cash bonus award to any optionee in an amount equal to the exercise price of all or any portion of the options then held by the optionee; (ii) pay cash to any or all optionees in exchange for the cancellation of their outstanding options in an amount equal to the difference between the exercise price and the greater of the tender offer price for the Common Stock underlying such options (in the event of a tender offer for the securities of the Company) or the fair market value of the Common Stock on the date of cancellation of the option; (iii) make any other adjustments or amendments to the outstanding options; or (iv) unless otherwise provided in any stock option agreement, determine that any or all outstanding options will not vest or become exercisable immediately in the event of a tender offer or exchange offer to acquire the Company's securities if provision is made to substitute new options that are equivalent to the options then outstanding.

    Each ISO and NSO shall expire not more than 10 years from the date of grant (five years for ISO's granted to an individual owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company). The aggregate fair market value (as defined in the 1998 Plan) of any ISO plus any incentive options granted under any other Company plan that are first exercisable by any participant during any one calendar year may not exceed $100,000.

    The 1998 Plan terminates on the tenth anniversary of its Effective Date, unless earlier terminated in the discretion of the Administrative Committee.

FEDERAL TAX CONSEQUENCES

    NONSTATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee generally will recognize ordinary income in the year in which the option is exercised equal to the excess of the fair market value of the purchased shares at the date of exercise over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income which the optionee may elect to satisfy by having the Company withhold shares from the shares otherwise due or by delivering a sufficient number of previously owned shares of Common Stock to the Company. On ultimate sale of the shares, the optionee will generally recognize as capital gain or loss the difference between the fair market value on the date of exercise and the ultimate sales price.

    INCENTIVE STOCK OPTIONS. No taxable income is recognized by the optionee at the time of the grant of an ISO, and, except in determining alternative minimum tax, no taxable income is recognized at the time the ISO is exercised. The optionee will, however, recognize taxable income or loss in the year in which the purchased shares are sold or otherwise made the subject of disposition.

    For federal tax purposes, dispositions of ISO's are divided into two categories: qualifying and disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other taxable disposition of such shares is made more than two years after the grant date of the option and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the shares, the optionee generally will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition over (ii) the option price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares at the date of exercise (or, if lower, the fair market value of the shares on the date of disposition) over (ii) the option price paid therefor will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain, and such gain will be long-term if the shares have been held for more than 18 months following exercise of the option.

    ALTERNATIVE MINIMUM TAX. The difference between the fair market value of shares subject to an ISO on the date of exercise and the exercise price of such shares is an adjustment to income for purposes of the alternative minimum tax (the "AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items (including the difference between the fair market value of the shares subject to the ISO on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the shares subject to an ISO occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those shares. Also, upon a sale of such shares that is a qualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the shares subject to the ISO at exercise over the amount paid for such shares.

    DEDUCTION TO THE COMPANY. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of an NSO. The deduction generally will be allowed for the taxable year of the Company in which occurs the last day of the calendar year in which the optionee recognizes ordinary income in connection with such exercise.

    If the optionee makes a disqualifying disposition of the shares purchased on exercise of an ISO, then the Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal to the amount which is taxable to the employee as ordinary income. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the shares purchased upon exercise of an ISO.

    Under Section 162(m) of the Code, the Company is not entitled to a deduction for certain executive compensation in excess of $1,000,000. This limitation applies to compensation paid to the Company's Chief Executive Officer and to each of its next four most highly compensated executive officers.
Amounts treated as compensation pursuant to the exercise of stock options are subject to the deduction limit, unless the option exercise price is at least equal to the fair market value of the underlying stock on the date of grant. In addition, the grant of options must be made by a committee of at least two "outside directors" as defined under Code Section 162(m). Awards granted under the 1998 Plan are intended to qualify for full deductibility.

    AMENDMENTS TO 1998 PLAN

    The Board of Directors may alter, amend, suspend, or terminate the 1998
Plan in whole or in part, except that without the approval of stockholders as may be required by law or the Company's By-laws, no such action may be taken that changes the minimum option price, increases the maximum term of any options granted thereunder, materially increases the benefits accruing to participants in the 1998 Plan, materially increases the number of securities that may be issued pursuant to the 1998 Plan (except as described above), extends the period for granting options thereunder, or materially modifies the requirements as to eligibility for participation thereunder.

REQUIRED VOTE

    An affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required for approval of the Rocky Mountain Internet 1998 Employees' Stock Option Plan. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against approval of the proposal because it represents one fewer vote for approval of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ROCKY MOUNTAIN INTERNET 1998 EMPLOYEES' STOCK OPTION PLAN. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED WILL BE VOTED "FOR" APPROVAL.

PROPOSAL NO. 4--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The Company's stockholders are also being asked to approve the Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan (the "1998 Non-Employee Directors' Plan"). The 1998 Non-Employee Directors' Plan was adopted by the Board of Directors on January 20, 1998, to be effective January 22, 1998 (as used in the discussion herein of the 1998 Non-Employee Directors' Plan, the "Effective Date"), subject to stockholder approval.


    The Company believes that equity incentives have enabled the Company to attract and retain the talent that it continues to require at the Board of Director level and that the use of equity incentives increases their motivation to improve stockholder value.


    Below is a summary of the principal provisions of the 1998 Non-Employee Directors' Plan and its operation. A copy of the 1998 Non-Employee Directors' Plan is set forth in full in Appendix C to this Proxy Statement. Management of the Company believes that the following is an accurate summary of the material provisions of the 1998 Non-Employee Directors' Plan.

SHARE RESERVE


    A total of 68,000 shares of Common Stock has been reserved for issuance over the three-year term of the 1998 Non-Employee Directors' Plan. In the event that the outstanding shares of the Company's Common Stock are increased or decreased, or in the event that the Company changes the rights and privileges of the Common Stock by means of the payment of a stock dividend, or through a stock split, subdivision, consolidation, combination, reclassification, or recapitalization involving the Common Stock, the committee administering the 1998 Non-Employee Directors' Plan is required to make such adjustments as it deems equitable and appropriate to any or all of:
(i) the number and kind of shares that may be made subject to the benefits of the 1998 Non-Employee Directors' Plan; (ii) the number and kind of shares subject to outstanding options; and (iii) the exercise price with respect to any of the items identified in (i) and (ii), in order to preserve the benefits of potential benefits intended to be made available under the 1998 Non-Employee Directors' Plan.


ADMINISTRATION; OPTION AGREEMENTS


     Authority to administer the 1998 Non-Employee Directors' Plan is vested in a committee (for purposes of the discussion in this section, the "Administrative Committee") consisting of persons appointed by the Board of Directors; in the absence of such appointments, the entire Board of Directors serves as the Administrative Committee. The Administrative Committee has the full power and authority to, among other things, interpret any provision of the 1998 Non-Employee Directors' Plan and to adopt such rules and regulations for administering the 1998 Non-Employee Directors' Plan as it may deem necessary to comply with the requirements of the Code or in order to conform to any regulation or to any change in any law or regulation applicable thereto, or as it may otherwise deem proper and in the best interests of the Company, and any other terms and conditions of each option granted or to be granted under the 1998 Non-Employee Directors' Plan, consistent with the terms of the 1998 Non-Employee Directors' Plan. However, the Administrative Committee does not have the authority to select the participants to whom options will be granted, to determine the amount of any option to be granted thereunder, to determine the time at which such options are to be granted, establish the duration of the options, or alter any other terms or conditions specified in the plan, except in the sense of administering the plan pursuant to the provisions of the plan. Each option granted thereunder is to be evidenced by an agreement between the Company and the optionee, which is required to contain the number of shares subject to the option, the option exercise price, the duration of the option, a provision that the option is not transferable except by will or pursuant to the laws of descent and distribution, provisions as to the termination of the options granted thereunder in the event of termination of the optionee's status as a director of the Company, death, or disability (as defined in the 1998 Non-Employee Directors' Plan), and the method of exercise and payment for the shares of Common Stock purchased upon exercise. Payment may be made in cash, by cashier's check, authorization from the Company to retain from the number of shares being purchased pursuant to such exercise that number of shares having a fair market value (as defined in the 1998 Non-Employee Directors' Plan) equal to the purchase price for the total number of shares as the which the option is exercised, by delivery to the company of a notice of exercise together with irrevocable instructions to a broker to deliver to the Company the amount of sale or loan proceeds to pay the exercise price, by delivery to the Company of certificates representing the number of shares of Common Stock then owned by the optionee, the fair market value of which is equal to the purchase price for the shares purchased pursuant to such exercise, or any combination of these payment methods.

ELIGIBILITY FOR PARTICIPATION

     Persons eligible to participate in the 1998 Non-Employee Directors' Plan include only directors of the Company and individuals elected or appointed to fill vacancies on the Board of Directors or elected to new director seats established by the Board of Directors who are not employees or officers of the Company.

TERMS OF OPTIONS

    Options granted under the 1998 Non-Employee Directors' Plan are automatic and non-discretionary and are intended to be NSO's.

    The option exercise price of any option granted under the 1998 Non-Employee Directors' Plan may not be less than the fair market value of the Common Stock on the date of grant of the option. Upon the Effective Date of the 1998 Non-Employee Directors' Plan, each non-employee director of the Company will be granted options to purchase 8,500 shares of Common Stock, subject to adjustment as described above. If an eligible director has continued to serve as a director of the Company from the Effective Date until December 31, 1998, he or she will vest in options to purchase 1,500 shares of Common Stock; if he or she continues to serve as a director for the entire calendar year ending December 31, 1999, he or she will vest in options to purchase 3,500 shares of Common Stock; and if he or she continues to serve as a director for the entire calendar year ending December 31, 2000, he or she will vest in options to purchase 3,500 shares of Common Stock. Notwithstanding the foregoing, in the event of a change in control of the Company (as defined in the 1998 Non-Employee Directors' Plan), each outstanding option under the 1998 Non-Employee Directors' Plan vests immediately, regardless of any vesting schedule provided in the 1998 Non-Employee Directors' Plan. In addition, in the event of a change in control of the Company, the Administrative Committee may: (i) grant a cash bonus award to any optionee in an amount equal to the exercise price of all or any portion of the options then held by the optionee; (ii) pay cash to any or all optionees in exchange for the cancellation of their outstanding options in an amount equal to the difference between the exercise price and the greater of the tender offer price for the Common Stock underlying such options (in the event of a tender offer for the securities of the Company);
(iii) make any other adjustments or amendments to the outstanding options.


     On January 22, 1998, the Effective Date of the 1988 Non-Employee Directors' Plan, the closing price of the Common Stock was $2.625, and on February 3, 1998 the closing price was $2.438 per share, according to data obtained from the Nasdaq Stock Market, Inc.


    If a director terminates his or her services as a director of the Company in any year for any reason, that director will forfeit all options in which he or she would have vested at the end of such year and any subsequent year.
A person who becomes a director by reason of filling a vacancy of any director whose directorship has terminated will be granted options to purchase the shares represented by the options forfeited by the director whose vacancy he or she has been elected or appointed to fill and will be subject to the remaining vesting schedule to which the previous director was subject.


     A person who becomes a director by reason of his or her election to fill a new seat on the Board of Directors will be granted options to purchase the same number of shares of Common Stock as the existing directors, at the time of such person's election, will be granted options.


    Each option granted under the 1998 Non-Employee Directors' Plan shall expire not more than 5 years from the date of grant.

    The 1998 Non-Employee Directors' Plan terminates on December 31, 2000, unless earlier terminated in the discretion of the Administrative Committee.

FEDERAL TAX CONSEQUENCES

    The federal tax consequences of the grant and exercise of options under the 1998 Non-Employee Directors' Plan and other matters relating to such plan are substantially identical to those described above under the caption "PROPOSAL NO. 3--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1998 EMPLOYEES' STOCK OPTION PLAN" with respect to NSO's granted under that plan.

AMENDMENTS TO 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The Board of Directors may alter, amend, suspend, or terminate the 1998 Non-Employee Directors' Plan in whole or in part, except when the approval of stockholders may be required by law or upon the advice of counsel such stockholder approval is determined to be necessary or desirable.

REQUIRED VOTE

    An affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required for approval. Abstentions will be counted for purposes of determining the number of shares present and entitled to vote and will have the effect of a vote against the 1998 Non-Employee Directors' Plan. Broker non-votes, if any, will not be counted in determining the number of shares present and entitled to vote on the 1998 Non-Employee Directors' Plan.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ROCKY MOUNTAIN INTERNET, INC. 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN, UNLESS MARKED TO THE CONTRARY. PROXIES RECEIVED WILL BE VOTED "FOR" APPROVAL.


PROPOSAL NO. 5--APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    On November 5, 1997, the Board of Directors recommended the adoption by the stockholders of a proposed amendment to Article 4 of the Company's Certificate of Incorporation of the Company that would increase the number of shares of Common Stock that the Company shall have authority to issue from Ten Million (10,000,000) to Twenty-Five Million (25,000,000).

    The proposed increase in the number of authorized shares of Common Stock has been deemed advisable by the Board of Directors in order to provide additional authorized but unissued shares for issuance from time-to-time for such proper corporate purposes as may be determined by the Board, without further action or authorization by the stockholders. Such corporate purposes might include the acquisition of additional capital funds through the issuance of shares, the acquisition of other companies, the declaration of stock splits and/or stock dividends, employee benefit plans (including, but not limited to, the 1997 Plan and the 1998 Plan), or other corporate actions.

    As is described above under the caption "RECENT DEVELOPMENT," the Company agreed, subject to the approval of this Proposal, to issue to Mr. Hanson warrants (the "Warrants") to purchase 4,000,000 shares of Common Stock for an exercise price of $1.90 per share, subject to adjustment, and the Company granted Mr. Hanson incentive stock options to purchase 191,385 shares of Common Stock for an exercise price of $2.6125 per share and non-qualified stock options to purchase 408,615 shares of Common Stock for an exercise price of $1.00 per share (collectively, the "Options") pursuant to the 1997 Plan. The Options vest one year from the date of grant (subject to acceleration of the vesting date by the Board of Directors or a committee thereof that will administer the 1997 Plan, if it is approved). The 1997 Plan is subject to the approval by the stockholders of the Company and is being submitted for such approval at the Meeting. See "PROPOSAL NO. 2--APPROVAL OF ROCKY MOUNTAIN INTERNET, INC. 1997 STOCK OPTION PLAN."

    As of the date hereof, the Company is not authorized to issue all of the shares of Common Stock that could be issued to Mr. Hanson in the event that he exercises all of the Warrants and Options. In connection with the agreement to issue the Warrants and the Options, the Company agreed to propose to the stockholders of the Company an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue. In the event that this proposal is not approved, the Company would not have the authority to issue to Mr. Hanson all of the shares of Common Stock underlying the Warrants that the Company agreed to issue and the Options that the Company issued to Mr. Hanson.


    As reported in the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1997, the Company's Common Stock is qualified for trading on the NASDAQ SmallCap Market. The board of directors of the NASDAQ Stock Market, Inc. recently approved amendments that will increase to $2,000,000 the minimum net tangible assets required for all companies whose securities are qualified for trading on the NASDAQ SmallCap Market. The new requirements are scheduled to go into effect on February 22, 1998. The Company anticipates that, assuming its revenues and expense trends continue and the Company does not obtain additional equity funds, the Company's net tangible assets will fall below the newly-adopted minimum required to maintain the qualification for trading its Common Stock on the NASDAQ SmallCap Market. The Company believes that, to the extent that additional equity capital is required, Douglas H. Hanson will exercise some or all of the Options or Warrants to purchase shares of Common Stock from the Company. Nevertheless, there is no assurance that Mr. Hanson will make such an additional investment. Mr. Hanson has not provided the Company an agreement to make such an additional investment. In the event that Mr. Hanson does exercise some or all of the Warrants or Options, the Company will need to have authorized a sufficient number of shares of Common Stock to make such an investment possible.

    The Company may seek to grow through strategic acquisitions. The Board has determined that it would enhance the Company's flexibility to have additional authorized shares of Common Stock available if an acquisition became available. The Company currently is authorized to issue 10,000,000 shares of Common Stock with all of such shares either issued or reserved for issuance under warrants, preferred stock conversion, options, and stock bonus plans.


    If this proposal is adopted, and if the 1997 Plan and the 1998 Plan are approved, there will be approximately 10,623,000 authorized shares of Common Stock available for issuance (based on information regarding outstanding shares of Common Stock as of December 31, 1997 and after taking into account the shares of Common Stock reserved for issuance under the 1997 Plan, the 1998 Plan, and other stock option and bonus plans, the exercise of warrants, including the Warrants issued to Douglas H. Hanson, and the conversion of outstanding preferred stock but not taking into account additional shares that could be issued if Proposal No. 7 is approved). The proposed increase in the number of authorized shares of Common Stock will not change the rights of holders of currently outstanding shares of Common Stock. The newly authorized shares will have the same rights as currently outstanding shares. Current stockholders of the Company would not have any preemptive rights to purchase a portion of any newly authorized shares.


    Although the proposed amendment is not intended to be an anti-takeover provision, the increase in authorized but unissued shares may have an anti-takeover effect in that additional shares could be used to dilute the stock ownership of persons seeking to obtain control of the

Company. The resulting effect may be to render more difficult or to discourage the possibility of certain mergers, tender offers, or proxy contests.

    If the proposed amendment is approved, all or any part of the authorized but unissued shares of Common Stock may thereafter be issued without further approval from the stockholders, except as required by law or the policies of any stock exchange or registered securities association on which the shares of stock of the Company may be listed, if any, for such purposes and on such terms as the Board of Directors may determine.

RECOMMENDATION; REQUIRED VOTE

    The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the proposal to adopt the following two resolutions:

         RESOLVED, That, subject to the approval of the Stockholders of the Corporation at the next Annual Meeting of Shareholders, the Certificate of Incorporation of the Corporation shall be amended by deleting Section (a) of Article 4 and replacing it with the following:

              (a) AUTHORIZED SHARES. The aggregate number of shares which the corporation has authority to issue is 25,790,000. The authorized shares consist of 25,000,000 shares of common stock with a par value of $.001 per share, such class being designated "common stock," and 790,000 shares of preferred stock with a par value of $.001 per share, such class being designated "preferred stock."

         RESOLVED FURTHER, That, subject to the receipt of the approval of the stockholders of the Corporation at the Annual Meeting of Stockholders, the President and the Secretary of the Corporation be, and they are hereby authorized and directed to prepare, execute, and file or cause to be filed an appropriate Certificate of Amendment to the Corporation's Certificate of Incorporation with the Secretary of State of the State of Delaware and other appropriate authorities and to take such other and further action in order to carry out the intent and purposes of the preceding resolution and render effective such amendment to the Certificate of Incorporation.

    An affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against approval of the amendment to the Certificate of Incorporation because it represents one fewer vote for approval of the amendment.

PROPOSAL NO. 6--APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE NUMBER OF VOTES REQUIRED FOR ACTION BY THE STOCKHOLDERS OF THE COMPANY AT A MEETING THEREOF FROM A MAJORITY OF THE SHARES OF COMMON STOCK OUTSTANDING TO A MAJORITY OF THE SHARES PRESENT IN PERSON OR REPRESENTED BY PROXY AT A MEETING AND ENTITLED TO VOTE ON THE MATTER

    On November 5, 1997, the Board of Directors recommended the adoption by the stockholders of a proposed amendment to Article 4 of the Company's Certificate of Incorporation of the Company that would decrease the number of votes required for action by stockholders. The Certificate of Incorporation currently requires the vote of a majority of all shares of Common Stock outstanding for action by the stockholders. The amendment, as proposed, would decrease this requirement to a vote of the majority of the shares present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote on the matter. The amendment as proposed is subject to applicable requirements of Delaware law that would require, as to certain actions, the vote of a greater number of shares to approve those actions.

    The proposed decrease in the number of votes required for action by stockholders at a meeting has been deemed advisable by the Board of Directors in order to facilitate the taking or approval of corporate action by the stockholders. The Board of Directors believes that, if and as the shares of Common Stock of the Company become more widely distributed, that is, owned by greater numbers of stockholders, it may be difficult to obtain the votes of a majority of the shares of Common Stock outstanding for the stockholders to take action at a meeting of the stockholders, whether those shares are present in person or are represented by proxy at a meeting. The result may be that some actions deemed necessary or desirable by the Board of Directors, but which require the approval of the stockholders, may not be approved, due to the greater number of shares that would be required to approve such actions.

    If the proposed amendment is approved, management believes that it will facilitate the taking of action by the stockholders of the Company at a meeting of stockholders. Management also believes that, as it is more likely that management-owned shares will be present or represented by proxy at meetings of stockholders than shares that are not owned by management, the relative voting power represented by management-owned shares would be increased.

RECOMMENDATION; REQUIRED VOTE

    The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the proposal to adopt the following two resolutions:

         RESOLVED, That, subject to the approval of the stockholders of the Corporation at the next Annual Meeting of Stockholders, the Certificate of Incorporation of the Corporation shall be amended by deleting the last sentence of Section (b) of Article 4 and replacing it with the following:

         Unless otherwise provided by the Delaware General Corporation Law, with respect to any matter submitted to the stockholders of the Corporation at a meeting of the stockholders, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

         RESOLVED FURTHER, That, subject to the receipt of the approval of the stockholders of the Corporation at the Annual Meeting of Stockholders, the President and the Secretary of the Company be, and they are hereby authorized and directed to prepare, execute, and file or cause to be filed an appropriate Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware and other appropriate authorities and to take such other and further action in order to carry out the intent and purposes of the preceding resolution and render effective such amendment to the Certificate of Incorporation.

    An affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against approval of the amendment to the Certificate of Incorporation because it represents one fewer vote for approval of the amendment.

PROPOSAL NO. 7 - APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT OF THE COMPANY'S COMMON STOCK OF UP TO ONE-FOR-TEN, IN THE EVENT THE BOARD OF DIRECTORS DETERMINES THAT A REVERSE STOCK SPLIT IS DESIRABLE AT ANY TIME WITHIN ONE YEAR FROM THE DATE OF THE ANNUAL MEETING, WITH THE EXACT SIZE OF THE REVERSE STOCK SPLIT TO BE DETERMINED BY THE BOARD OF DIRECTORS.

GENERAL

     The Board of Directors, by unanimous vote, has approved, and recommends that the Company's stockholders approve a proposed amendment to the Company's Certificate of Incorporation to effect a reverse exchange (the "Reverse Stock Split") of the Company's Common Stock. The Reverse Stock Split would be in a ratio of up to one-for-ten and would be effected in the event that the Board of Directors determines that such a Reverse Stock Split is desirable at any time within one year from the date of the Meeting, with the exact ratio of the Reverse Stock Split (the "Split Ratio") to be determined by the Board of Directors in its discretion. The Reverse Stock Split will not alter the number of shares of the Company's Common Stock authorized for issuance, but will simply reduce the number of shares of Common Stock issued and outstanding by a factor equal to the Split Ratio (up to 10), without a change in the par value of the Common Stock.

     By voting to approve the amendment to the Certificate of Incorporation, the stockholders will approve a reverse stock split pursuant to which multiple shares of Common Stock will be combined into one share, depending on a determination by the Board of Directors that that Reverse Stock Split is in the best interests of the Company and its stockholders. By approving the amendment, the stockholders authorize the Board of Directors to implement the Reverse Stock Split at any time within one year following the Meeting. The stockholders, accordingly, may not, following the approval of the Reverse Stock Split, rescind their vote even if the timing of the Reverse Stock Split may adversely affect any stockholder.

     If this Proposal No. 7 is approved, the Company's Certificate of Incorporation would be amended as set forth below under the caption "Recommendation; Required Vote."

PURPOSE OF PROPOSED REVERSE STOCK SPLIT

     Management of the Company believes the Reverse Stock Split is desirable because it will assist the Company in continuing to meet the new requirements (effective February 22, 1998) for continued listing on the Nasdaq SmallCap Market by helping to raise the trading price of the Company's Common Stock. One of the key requirements for continued listing is that the Company's Common Stock must maintain a minimum bid price above $1.00 per share. While the closing bid price of the Company's Common Stock has ranged generally between a low of $2.00 and a high of $3.063 between September, 1997 and January 20, 1998, the closing price of the Common Stock could fall below the new required level in the future. In this regard, it is important to note that on or about March 5, 1998, approximately 2,791,229 outstanding shares of Common Stock will become eligible for sale by the owners thereof. The owners of those shares will be limited to selling, during any three month period, no more than the greater of: (i) one percent of the total number of shares of Common Stock then outstanding; or (ii) the average weekly trading volume for the Common Stock during the four weeks prior to filing of a notice with the Securities and Exchange Commission of such person's intention to sell his or her shares. In addition, the Company has contractual obligations to register approximately 6,183,100 shares of Common Stock, including 4,000,000 shares issuable to Douglas H. Hanson upon exercise of the Warrants (if Proposal No. 5 is approved) and the 1,500,000 shares purchased by Mr. Hanson, as described above under the caption "Recent Development." Although these shares have not been registered as of the date hereof, the owners of those shares will be able to sell the shares immediately upon registration.

     Management of the Company believes that current per share price of the Common Stock impairs the acceptability of the Common Stock by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it, or a company's reputation in the financial community, but in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. Management also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that operate to make the handling of low priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stocks because the brokerage commission on a sale of low priced stocks generally represents a higher percentage of the sale price than the commission on higher priced issues.

     The Reverse Stock Split is intended to result in a price level for the Common Stock that will increase investor interest, reduce resistance of brokerage firms to recommend the Common Stock, and maintain the Company's listing on the Nasdaq SmallCap Market. Management of the Company believes that a decrease in the number of shares of Common Stock outstanding without any material alterations of the proportionate economic interest in the Company represented by individual stockholdings may increase the trading price of such shares, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split. If, as a result of the Reverse Stock Split and other factors, the market price per share of the Common Stock is increased sufficiently, the Company believes that the marketability of the Common Stock may be enhanced. However, no assurance can be given that such will indeed be the effect. The market price of the Common Stock also will be based on Company performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the market price of the Common Stock after the Reverse Stock Split will actually increase in an amount proportionate to the decrease in the number of outstanding shares. In addition, if the market price of the Common Stock does increase after the Reverse Stock Split, there can be no assurance that the adjusted market price for the Common Stock will not drift down immediately or shortly thereafter. It is not unusual to see some downward movement in a stock's price following a reverse stock split.

     Although the Board of Directors has no present intention of doing so, the additional shares of authorized but unissued Common Stock that may result from the proposed Reverse Stock Split could also be used by the Board of Directors to defeat or delay a hostile takeover. Faced with an actual or proposed hostile takeover, the directors could issue shares of Common Stock, in a private transaction, to a friendly party that might align itself with the Board of Directors in opposing a hostile takeover. Accordingly, the proposed amendment could be considered to have the effect of discouraging a takeover of the Company. The directors are not aware, however, of any current proposals by any party to acquire control of the Company, and the Reverse Stock Split is not intended to be an anti-takeover device.

EFFECT OF PROPOSED REVERSE STOCK SPLIT ON HOLDERS OF COMMON STOCK


     On the Record Date, there were 6,679,045 shares of Common Stock outstanding. Consummation of the Reverse Stock Split at a Split Ratio of one-for-two, for example, would decrease the number of outstanding shares of Common Stock to approximately 3,346,072 shares. The par value of the Common Stock will remain as $0.001 per share and the authorized number of shares of Common Stock will remain at 10,000,000 if Proposal No. 5 is not approved, and will be increased to 25,000,000 if Proposal No. 5 is approved. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. The resolution approving the Reverse Stock Split provides that this increase in capital in excess of par value will be treated as capital for statutory purposes. However, under Delaware law, the Board of Directors of the Company will have the authority, subject to various limitations, to transfer some or all of such increased capital in excess of par value from capital to surplus, which additional surplus could be distributed to stockholders as dividends or used by the Company to repurchase outstanding stock. The Company currently has no plans to use any surplus so created to pay any such dividend or to repurchase outstanding stock.


     Subject to the provisions for elimination of fractional shares as described below, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.
The per share earnings (loss) and net book value of the Common Stock will be increased because there will be fewer shares of Common Stock outstanding.


     The following table shows the effect of the Reverse Stock Split, as of February 4, 1998, at a Split Ratio of one-for-two, one-for-five, and one-for-ten on the number of shares of Common Stock outstanding and on the number of shares of Common Stock authorized to be issued by the Company. This table is not exhaustive of all possible Reverse Stock Splits that fall within Board-approved range and is only intended for illustrative purposes. On February 4, 1998, there were 6,679,045 shares of Common Stock outstanding.






                               One-for-Two         One-for-Five        One-for-Ten
                               Split Ratio         Split Ratio          Split Ratio
                               -----------         ------------        ------------
Common Stock                   3,339,523           1,335,809           667,905
Outstanding
Following Reverse
Stock Split (1)


Authorized but
Unissued Shares
Following Reverse
Stock Split (2)                6,660,477           8,664,191           9,332,095




     (1) Assumes that no fractional shares would result from a Reverse Stock Split. The Company will pay cash to stockholders in lieu of fractional shares resulting from a Reverse Stock Split as discussed below. A higher Split Ratio would result in the payment of a higher amount of cash in lieu of the fractional shares that can be anticipated to result from the Reverse Stock Split. See "Federal Income Tax Consequences of the Proposed Reverse Stock Split" below for a discussion of anticipated federal income tax effects of the Reverse Stock Split.

     (2) Assumes that Proposal No. 5 in not approved. In the event that Proposal No., 5 is approved, the number of authorized but unissued shares would be 21,660,477 (one-for-two Split Ratio), 23,664,191 (one-for-five Split Ratio), and 24,332,095 (one-for-ten Split Ratio).

     The Company currently has no plans or intent regarding the issuance of any additional shares of Common Stock that would result from the effectuation of the Reverse Stock Split.



     No scrip or fractional certificates will be issued in the Reverse Stock Split. Holders of a number of shares of Common Stock not convertible into a whole number of shares of Common Stock after giving effect to the Reverse Stock Split will receive a cash payment in lieu thereof as a mechanical means of rounding off shares of Common Stock. Such payment will be equal to the value of such fractional share determined by reference to the average closing prices of the Common Stock for a period of five (5) trading days immediately preceding the effective date of the Reverse Stock Split (the "Effective Date"), as reported on the Nasdaq SmallCap Market. Stockholders should be aware that as a general rule, the Reverse Stock Split would, in and of itself, neither increase nor decrease the intrinsic value of a stockholder's investment. Except for holders of a very small number of shares who receive cash in lieu of a fractional share, the smaller number of shares resulting from a reverse stock split generally leaves stockholders with approximately the same proportionate ownership as before the reverse stock split. The issuance of cash in lieu of a fractional share will increase the proportionate interest of some stockholders and decrease the proportionate interest of others. Upon surrender of stock certificates to the transfer agent, a certificate representing the shares of post-reverse split Common Stock ("New Shares") will be issued, together with cash for any fractional interest, and forwarded to the stockholder. The ownership of a fractional interest of a share will not give the holder thereof any voting, dividend, or other rights except the right to receive payment therefor as described herein.

     The difference in the ownership interest of each stockholder resulting from the Reverse Stock Split will generally be inversely proportional to the number of shares held by such stockholder, with large stockholders generally affected the least. The Company believes that the Reverse Stock Split will have no detrimental effect on the total value of the Company's Common Stock. However, the Reverse Stock Split may leave stockholders with one or more "odd lots" of the Company's stock, i.e., stock holdings in amount of less than 100 shares. To the extent that a stockholder's holding is reduced by reason of the Reverse Stock Split to less than 100 shares of Common Stock, these shares may be more difficult to sell, and the brokerage commission for the sale of his or her shares may in all likelihood be higher than the brokerage commissions applicable to the sale of shares in lots of 100.

     Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent from the Reverse Stock Split and obtain appraisal rights with respect to shares owned by them.

     The Company does not anticipate that the Reverse Stock Split will result in a significant reduction in the number of holders of the Common Stock. The Company does not presently intend to seek, either before or after the Reverse Stock Split, any change in the Company's status as a reporting company for federal securities law purposes.

MANNER OF EFFECTING THE REVERSE STOCK SPLIT

     The Reverse Stock Split will not be implemented automatically if the stockholders approve this Reverse Stock Split proposal. If approved at the Meeting, implementation of the Reverse Stock Split will occur only upon a subsequent decision by the Board, in its discretion within one year of the date of the Meeting, to implement the Reverse Stock Split. All references to the effects of, and other descriptions of, the Reverse Stock Split in this Proxy Statement will only apply if the Reverse Stock Split is approved by the stockholders and subsequently implemented by the Board. In addition, the exact Split Ratio of the Common Stock will be fixed by the Board of Directors in its discretion, up to a maximum Split Ratio of one-for-ten, if and at the time the Board of Directors determines to implement the Reverse Stock Split. The Reverse Stock Split will become effective only in the event the Board of Directors, in its discretion at any time within one year after the date of the Meeting, determines that the Reverse Stock Split is desirable, and directs one or more officers of the Company to file a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. If this Reverse Stock Split proposal is adopted by the stockholders at the Meeting, no further authorization or approval by the stockholders would be required in order for the Board of Directors to implement the Reverse Stock Split. The Board of Directors may consider a variety of factors in determining whether or not to proceed with the Reverse Stock Split, including, but not necessarily limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Common Stock, business developments, and the Company's actual and projected financial performance.

     If the Reverse Stock Split is approved by the holders of Common Stock at the Meeting and thereafter implemented by the Board of Directors, an amendment to the Company's Certificate of Incorporation, in substantially the form set forth below, will be filed with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The Effective Date of the Reverse Stock Split would be the date of filing of the amendment to the Certificate of Incorporation, unless the Company specifies otherwise. Without any further action on the part of the Company or the holders of its Common Stock, the shares of Common Stock held by stockholders of record as of the Effective Date ("Old Shares") would be converted at the close of business on the Effective Date into the right to receive a number of whole New Shares equal to the number of their Old Shares divided by the Split Ratio. For example, if the Split Ratio were 2, a holder of 100 Old Shares of Common Stock would have such shares converted into 50 New Shares of Common Stock as a result of the Reverse Stock Split.
Fractional shares resulting from the Reverse Stock Split, if implemented, would be dealt with as described above under the caption "Effect of Proposed Reverse Stock Split on Holders of Common Stock."

     As soon as practicable after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Common Stock to the Company's transfer agent in exchange for certificates representing the number of New Shares into which the shares of Common Stock have been converted as a result of the Reverse Stock Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

     Until a stockholder forwards a completed letter of transmittal together with certificates representing its shares of Common Stock to the transfer agent and receives a certificate representing New Shares, such stockholder's certificate representing Common Stock shall be deemed to represent that number of whole New Shares to which such stockholder is entitled as a result of the Reverse Stock Split.

FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT

     The following is a general discussion of certain federal income tax consequences of the Reverse Stock Split. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign persons, may be subject to special rules, AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. Furthermore, the following discussion is based on current provisions of the Code, treasury regulations now in effect, as well as certain Internal Revenue Service rulings and judicial decisions, all of which are subject to change at any time. This discussion is applicable only to those stockholder who are citizens or residents of the United States for U.S. tax purposes and to domestic corporations. In addition, this discussion may not be applicable with respect to stock acquired as compensation, including stock acquired upon the exercise of options. The summary does not address any consequence of the Reverse Stock Split under any state, local, or foreign tax laws. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

     HOLDERS OF SHARES GENERALLY

     The Reverse Stock Split is intended to qualify as a "recapitalization" as described in Section 368(a)(1)(E) of the Code. Before effectuating the Reverse Stock Spit, the Company's board of Directors will adopt a formal plan of recapitalization substantially in conformity with the terms and conditions set forth in this Proposal No. 7. If so adopted, then the Reverse Stock Split should more likely than not be viewed for federal income tax purposes as an integrated exchange by stockholders of their Old Shares for New Shares, resulting in a reshuffling of the capital structure within the framework of the Company. So viewed, the Reverse Stock Split should constitute a "recapitalization" of the Company within the meaning of Section 368(a)(1)(E) of the Code and should be regarded as an isolated transaction that is not part of a plan to increase periodically the proportionate interest of any stockholder in the assets or earnings and profits of the Company.

     If the Reverse Stock Split is treated as described in the preceding paragraph, a stockholder will realize gain or loss measured by the difference, if any, between (i) the sum of (x) the fair market value of the New Shares, and
(y) the amount of cash received in lieu of any fractional shares; and (ii) such stockholder's tax basis in his or her Old Shares immediately before the Reverse Stock Split. Gain realized by a stockholder would be recognized only to the extent of the amount of cash received by a stockholder. Any gain realized in excess of the amount of cash received by a stockholder and any loss realized by a stockholder would not be recognized.

     The character of any gain recognized by a stockholder in the Reverse Stock Split, if treated as described above, will depend upon whether the exchange of such stockholder's Old Shares for New Shares and cash received in lieu of fractional shares, has the effect of a dividend distribution as to the stockholder or is treated as a sale or exchange as to such stockholder (determined by applying the principles of Section 302 of the Code as discussed below).

     If the exchange of Old Shares for the New Shares is treated as a sale or exchange as to a stockholder, any gain recognized by such stockholder will be long-term capital gain taxed at a 20% rate if the shares have been held as a capital asset for more than eighteen months at the Effective Date, will be long-term capital gain taxed at a 28% rate if the shares have been held as a capital asset for more than one year but less than eighteen months at the Effective Date, and will be short-term capital gain if the shares have been so held for one year or less at that time.

     If the exchange of Old Shares for the New Shares has the effect of a dividend distribution as to a stockholder, the gain recognized by such stockholder will be taxed as ordinary dividend income to the extent of the stockholder's ratable share of the Company's accumulated earnings and profits, and the remainder, if any, will be taxed as gain from the sale or exchange of stock. The Company has not yet completed the computation of its accumulated earnings and profits. Following completion of the necessary computations, the Company will notify stockholders of its determination as to the amount of its accumulated earnings and profits. Corporate stockholders should refer to the discussion below under the caption "Corporate Stockholders" for special rules concerning the taxation of dividends received by corporations.

     Whether the exchange of Old Shares for New Shares, and cash received in lieu of fractional shares, has the effect of a dividend distribution as to a stockholder or is treated as a sale or exchange will be determined by applying the principles described in Section 302 of the Code. One safe-harbor test under that Section provides for sale or exchange (rather than dividend) treatment provided that the stockholder's percentage ownership in the number of outstanding New Shares immediately after the Reverse Stock Split is less that 80 percent of his percentage ownership of the number of outstanding Old Shares immediately before the Reverse Stock Split. Another safe-harbor test resulting in sale or exchange (rather than dividend) treatment applies where a stockholder's ownership in the Company is completely terminated. For either test, a stockholder will be treated as owning not only the Old Shares and New Shares that the stockholder actually owns but also Old Shares and New Shares that the stockholder is considered to own constructively under Section 318 of the Code. In general, under that Section, a stockholder is considered to own constructively Old Shares and New Shares that are actually owned, and in some instances constructively owned, by certain individuals and entities or that may be acquired by such stockholder or related individuals and entities by option or conversion, including through employee stock options.

     If a stockholder fails to satisfy either of the safe-harbor tests described in the preceding paragraph, the exchange of Old Shares will nonetheless be treated as a sale or exchange (and not as having the effect of a dividend distribution) if it results in a "meaningful reduction" of the stockholder's proportionate interest in the Company. The determination of whether a stockholder's proportionate interest in a corporation has been meaningfully reduced ordinarily is based on an evaluation of the reduction in the stockholder's right to vote, participate in earnings, and participate in liquidation proceeds. The Internal Revenue Service has ruled that, under certain circumstances, a 3.3 percent reduction in proportionate interest of a minority stockholder who owned 0.0001118 percent prior thereto and exercised no control over corporate affairs was "meaningful."

     In determining whether an exchange has the effect of a dividend distribution as to a stockholder or should be treated as a sale or exchange, both of the safe-harbor and meaningful reduction tests are applied after taking into account any related transactions that are part of an integrated plan. It is possible that dispositions or acquisitions of Old Shares or New Shares (or options with respect to any such shares) may be considered part of an integrated plan. ACCORDINGLY, STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS CONCERNING THE APPLICATION OF BOTH OF THE SAFE-HARBOR AND MEANINGFUL REDUCTION TESTS TO THEIR PARTICULAR FACTS AND CIRCUMSTANCES.

     If the Reverse Stock Split is treated as described above, a stockholder will have a tax basis in the New Shares equal to the stockholder's tax basis in the Old Shares immediately prior to the Reverse Stock Split, increased by the amount of any income recognized by the stockholder and decreased by the amount of cash received. The holding period of the New Shares will include the holding period of the Old Shares exchanged in the Reverse Stock Split, provided that the Old Shares are held as capital assets. Gain, loss, and tax basis, determined as described above, must be calculated separately for each block of Old Shares (i.e., Old Shares acquired at the same time in a single transaction) held by a stockholder.

     If the Reverse Stock Split is treated as a recapitalization for federal income tax purposes but is not viewed to any extent for such purposes as an integrated exchange of Old Shares for New Shares and cash, then the distribution of cash in the Reverse Stock Split would be governed by Section 301 of the Code to that extent. The amount of any distribution to which Section 301 applies would be taxable as a dividend to the extent of the stockholder's share of the Company's current and accumulated earnings, then as a tax-free return of capital to the extent of the stockholder's tax basis in the Old Shares immediately before the Reverse Stock Split, and the remainder, if any, would be taxed as gain from the exchange of the Old Shares.

     If the Reverse Stock Split is not treated as a recapitalization for federal income tax purposes, then the distribution of cash and, to the extent that the distribution of New Shares is disproportionate among the stockholders, the distribution of such New Shares, would be governed by Section 301.

     CORPORATE STOCKHOLDERS

     If the exchange of Old Shares is treated to any extent as a dividend distribution as to a corporate stockholder, the amount of the distribution that is taxable as a dividend should generally be eligible for the 70 percent dividends received deduction, subject to the limitations in Sections 246, 246A, and 1059 of the Code, discussed below. Where the dividends received deduction is available, a portion of the amount deducted may have to be included by a corporation (because it is reflected in adjusted current earnings) in computing its alternative minimum taxable income for the purposes of ascertaining its possible liability for alternative minimum tax.

     The amount, if any, of the distribution that is taxable as a dividend to a corporate stockholder may be an "extraordinary dividend" as defined in Section 1059 of the Code. Pursuant to at Section, if a corporate stockholder receives an extraordinary dividend with respect to any stock that has been held for two years or less on the "dividend announcement date," the nontaxed portion of the dividend (generally the portion eligible for the dividends received exclusion) would reduce its tax basis with respect to such stock at the time of any disposition thereof, thereby increasing the taxable gain recognized on such disposition. If the nontaxed portion exceeds the corporate stockholder's tax basis in such stock, the corporate stockholder must treat any such excess as additional gain upon any disposition of such stock. The Company is not aware of any direct authority concerning the proper application of Section 1059 to an extraordinary dividend arising from a "recapitalization" within the meaning of
Section 368(a)(1)(E) of the Code. If the Reverse Stock Split is treated as a disposition of stock with respect to which an extraordinary dividend has been paid, the nontaxed portion of the dividend will reduce the corporate stockholder's basis of the Old Shares as of the date of the Reverse Stock Split, and any excess of the nontaxed portion of the dividend over the corporate stockholder's basis in the Old Shares could be recognized as of that date. If the Reverse Stock Split is not considered to be such a disposition, then the nontaxed portion of the dividend will reduce the stockholder's basis in the New Shares received in the Reverse Stock Split, and any gain attributable to such basis reduction (and any excess of the nontaxed portion of the extraordinary dividend over the corporate stockholder's basis in such stock) would be recognized only upon a disposition of the New Shares. CORPORATE STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISERS CONCERNING THE APPLICATION OF
SECTION 1059 TO ANY DIVIDEND INCOME RECOGNIZED AS A RESULT OF THE REVERSE STOCK SPLIT.

     Under Section 246A of the Code, to the extent that a corporation incurs indebtedness directly attributable to an investment in portfolio stock in another company (which would include the Common Stock), the dividends received deduction will be reduced by a percentage equal, in general, to the average amount of such indebtedness that is outstanding during a base period of not more than one year before the Reverse Stock Split divided by the total adjusted tax basis in the investment. Under no circumstances, however, will the reduction in the dividends received deduction exceed the amount of the interest deduction allocable to the dividend. In addition under Section 246(c) of the Code, the dividends received deduction will be unavailable with respect to dividends on Common Stock held by the recipient for forty-five days or less.

     COMPANY TAX CONSEQUENCES

     The Reverse Stock Split will not be taxable to the Company for federal income tax purposes, and the Company will obtain a deduction for such purposes for certain amounts paid to employees in cancellation of options to acquire Old Shares and in respect of the vesting of certain Old Shares held by employees and directors subject to restricted stock agreements.


RECOMMENDATION; REQUIRED VOTE

     The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the proposal to adopt three resolutions substantially in the form as set forth below:

     RESOLVED, That, subject to the approval of the Stockholders of the Corporation at the next Annual Meeting of Stockholders, the Certificate of Incorporation of the Corporation shall be amended by adding a Section (d) to
Article IV to read as follows:

     (d). Reverse Stock Split. Effective *, each ** shares of issued and outstanding shares of Common Stock of this Corporation shall be automatically combined into one share of Common Stock of this Corporation (the "Reverse Stock Split"). In lieu of the issuance of any fractional shares that would otherwise result from the Reverse Stock Split, the Corporation shall pay the cash value of fractions of a share determined by the average closing price of the Common Stock for the five (5) trading days immediately preceding the Effective Date multiplied by the fractional interest. Following the effectiveness of this Certificate of Amendment, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation's Board of Directors and communicated to those who are to receive new certificates; and

     FURTHER RESOLVED, that any time prior to the effectiveness of the foregoing amendment, without further action by the stockholders, the Board of Directors may abandon such amendment, or any part thereof authorizing a combination of shares of Common Stock on a basis which the Board of Directors determines is not in the best interests of the Company and its stockholders.

     FURTHER RESOLVED, that the Plan of Recapitalization presented to the Board for its consideration and approval, in order to effectuate the Reverse Stock Split, and attached to these resolutions, is hereby adopted and approved as the act of the Corporation.

     *The Effective Date as determined by the Board of Directors in its discretion.

          **By approving this amendment stockholders will approve the combination of any number of shares of common stock up to ten shares into one share. The certificate of amendment filed with the Delaware Secretary of State will include only that number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different Split Ratio.

     An affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against the approval of the amendment to the Certificate of Incorporation because it represents one fewer vote for approval of the amendment.

PROPOSAL NO. 8--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


    The Board of Directors has appointed Baird, Kurtz & Dobson, Certified
Public Accountants, to audit the financial statements of the Company for the fiscal years ending December 31, 1997 and 1998. The Board of Directors proposes that the stockholders ratify this appointment.

    On January 21, 1997, the Board of Directors of the Company resolved to engage the accounting firm of Baird, Kurtz and Dobson as the Company's independent accountant for its fiscal year ending December 31, 1996. Effectively, the Company's former independent accountant, McGladrey & Pullen, LLP, simultaneously resigned as of January 20, 1997. The Denver office of McGladrey & Pullen was acquired by Baird, Kurtz and Dobson on June 17, 1996. Certain former audit engagement members are now with Baird, Kurtz and Dobson, and will continue to be involved with the Company's audit.

    McGladrey & Pullen's report on the financial statements for the fiscal years ended December 31, 1995 and 1994 contained a going concern statement, but otherwise was not qualified or modified as to audit scope or accounting principles.

    During the two most recent fiscal years and interim period subsequent to December 31, 1995, there have been no disagreements with McGladrey & Pullen on matters of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events.

    McGladrey & Pullen has furnished company with a copy of its letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

    The Company expects that representatives of Baird, Kurtz & Dobson will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    In the event that ratification of the appointment of Baird, Kurtz & Dobson as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

REQUIRED VOTE

    An affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for ratification of the appointment of Baird, Kurtz & Dobson. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against ratification of the appointment because it represents one fewer vote for ratification of the appointment.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF BAIRD, KURTZ & DOBSON AS THE INDEPENDENT AUDITORS FOR THE CURRENT FISCAL YEAR (ENDING DECEMBER 31, 1998) AND THE FISCAL YEAR ENDED DECEMBER 31, 1997, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURE

    On January 21, 1997, the Board of Directors of Rocky Mountain Internet, Inc. resolved to engage the accounting firm of Baird, Kurtz and Dobson as the Company's independent accountant for its fiscal year ending December 31, 1996. Effectively, the Company's former independent accountant, McGladrey
& Pullen, LLP, simultaneously resigned as of January 20, 1997. The Denver office of McGladrey & Pullen was acquired by Baird, Kurtz and Dobson on June 17, 1996. Certain former audit engagement members are now with Baird, Kurtz and Dobson, and will continue to be involved with the Company's audit.


    McGladrey & Pullen's report on the financial statements for the two fiscal years ended December 31, 1995 and 1994 contained a going concern statement, but otherwise was not qualified or modified as to audit scope or accounting principles.


    During the two most recent fiscal years and interim period subsequent to December 31, 1995, there have been no disagreements with McGladrey & Pullen on matters of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events.

    McGladrey & Pullen has furnished the Company with a copy of its letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

                                    OTHER MATTERS

    The Board of Directors knows of no other business that will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                        ANNUAL REPORT AND FINANCIAL STATEMENTS


    The 1997 Annual Report of the Company has accompanied or preceded this Proxy Statement. The Company's audited financial statements for the fiscal years ended December 31, 1996 and 1995 and corresponding Management's Discussion and Analysis of Financial Condition and Results of Operations, extracted from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, and unaudited financial statements for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, and corresponding Management's Discussion and Analysis of Financial Condition and Results of Operations, extracted from the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ending on such dates, respectively, follow.

                                STOCKHOLDER PROPOSALS

    To be considered for inclusion in the Company's proxy materials relating to the 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 4, 1998.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

/s/ David L. Evans
David L. Evans
Corporate Secretary
Denver, Colorado
February 13, 1998

                        Rocky Mountain Internet, Inc.

                           Accountants' Report and
                      Consolidated Financial Statements

                          DECEMBER 31, 1995 AND 1996

                       and Corresponding Management's
                    Discussion and Analysis of Financial
                    Condition and Results of Operations

                       Extracted from Annual Report on
                        Form 10-KSB for the Year Ended
                              December 31, 1996

INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
Rocky Mountain Internet, Inc.
Denver, Colorado


   We have audited the accompanying consolidated balance sheet of ROCKY MOUNTAIN INTERNET, INC. as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ROCKY MOUNTAIN INTERNET, INC. as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ BAIRD, KURTZ & DOBSON


Denver, Colorado
February 28, 1997

INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Rocky Mountain Internet, Inc.
Denver, Colorado

We have audited the accompanying balance sheet of Rocky Mountain Internet, Inc. as of December 31, 1995 and the related statements of operations, stockholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rocky Mountain Internet, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ McGLADREY & PULLEN, LLP

Denver, Colorado
February 23, 1996

                           ROCKY MOUNTAIN INTERNET, INC.

                            CONSOLIDATED BALANCE SHEETS

                             DECEMBER 31, 1995 AND 1996


                        ASSETS                         1995           1996
                                                    ---------      ----------
CURRENT ASSETS
  Cash and cash equivalents                         $ 274,661      $  348,978
  Investments                                               -       1,356,629
  Trade receivables, less allowance for doubtful
    accounts; 1995 - $5,700; 1996 - $115,000           90,338         518,827
  Inventories                                          12,185          91,047
  Other                                                 5,153         143,753
                                                    ---------      ----------
          Total Current Assets                      $ 382,337      $2,459,234
                                                    ---------      ----------

PROPERTY AND EQUIPMENT, AT COST
  Equipment                                         $ 555,654      $2,513,944
  Computer software                                    36,806         202,501
  Leasehold improvements                                4,880         127,877
  Furniture, fixtures, and office equipment            15,101         413,678
                                                    ---------      ----------
                                                    $ 612,441      $3,258,000
  Less accumulated depreciation and amortization      132,812         403,023
                                                    ---------      ----------
                                                    $ 479,629      $2,854,977
                                                    ---------      ----------

OTHER ASSETS
  Customer lists, at amortized cost                 $       -      $  145,444
  Deposits                                             62,637          80,512
                                                    ---------      ----------
                                                    $  62,637      $  225,956
                                                    ---------      ----------

                                                    $ 924,603      $5,540,167
                                                    ---------      ----------
                                                    ---------      ----------

                  See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.

                           DECEMBER 31, 1995 AND 1996



   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                    1995           1996
                                                 ---------     -----------
CURRENT LIABILITIES
  Notes payable                                  $  19,419     $     4,250
  Current maturities of long-term debt and
    capital lease obligations                       72,675         451,823
  Accounts payable                                 192,985         425,160
  Deferred revenue                                 169,645         218,121
  Accrued payroll and related taxes                 83,528         528,160
  Accrued expenses                                  30,950         460,836
                                                 ---------     -----------
          Total Current Liabilities              $ 569,202     $ 2,088,350
                                                 ---------     -----------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS     $ 524,437     $ 1,134,380
                                                 ---------     -----------

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $.001 par value; authorized
    1,000,000 shares; issued and outstanding
    1995 - 0 shares, 1996 - 250,000 shares       $       -     $       250
  Common stock, $.001 par value; authorized
    10,000,000 shares; issued and outstanding
    1995 1,868,000 shares; 1996 4,540,723
    shares                                           1,868           4,541
  Additional paid-in capital                        28,847       4,879,968
  Accumulated deficit                             (199,751)     (2,567,322)
                                                 ---------     -----------
          Total Stockholders' Equity (Deficit)   $(169,036)    $ 2,317,437
                                                 ---------     -----------

                                                 $ 924,603     $ 5,540,167
                                                 ---------     -----------
                                                 ---------     -----------

               See Notes to Consolidated Financial Statements

                        ROCKY MOUNTAIN INTERNET, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                   YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                  1995         1996
                                              ----------   -----------
REVENUE
  Internet access and services                $1,034,774   $ 2,762,028
  Equipment sales                                144,551       519,551
                                              ----------   -----------
                                              $1,179,325   $ 3,281,579
                                              ----------   -----------

COST OF REVENUE EARNED
  Internet access and services                $  193,875   $   640,880
  Equipment sales                                126,494       462,787
                                              ----------   -----------
                                              $  320,369   $ 1,103,667
                                              ----------   -----------
GROSS PROFIT                                     858,956     2,177,912

GENERAL, SELLING AND ADMINISTRATIVE EXPENSES  $  967,478   $ 4,459,106
                                              ----------   -----------

OPERATING LOSS                                $ (108,522)  $(2,281,194)
                                              ----------   -----------

OTHER INCOME (EXPENSE)
  Interest expense                            $  (31,818)  $  (157,042)
  Interest income                                  2,397        44,322
  Finance charge                                   3,871        24,654
  Other income, net                                5,278        26,689
                                              ----------   -----------
                                              $  (20,272)  $   (61,377)
                                              ----------   -----------
LOSS BEFORE INCOME TAXES                      $ (128,794)  $(2,342,571)

INCOME TAX EXPENSE                                     -             -
                                              ----------   -----------

NET LOSS                                       $(128,794)  $(2,342,571)
PREFERRED STOCK DIVIDENDS                              -        25,000
                                              ----------   -----------
NET LOSS APPLICABLE TO COMMON SHAREHOLDERS    $  128,794   $(2,367,571)
                                              ----------   -----------
                                              ----------   -----------
PRIMARY AND FULLY DILUTED LOSS PER SHARE
  Net loss per share                           $   (.04)   $      (.64)
                                              ----------   -----------
                                              ----------   -----------

                See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                    YEARS ENDED DECEMBER 31, 1995 AND 1996

                                        Preferred Stock        Common Stock         Additional
                                      -----------------   ----------------------      Paid-in     Accumulated
                                       Shares    Amount      Shares       Amount      Capital       Deficit        Total
                                      -------    ------   ------------   -------    ----------    -----------  ------------
BALANCE, DECEMBER 31, 1994                  -    $   -      1,188,000     $1,188    $   26,626   $   (70,957)  $   (43,143)
  Purchase of common stock for
    redemption                              -        -       (180,000)      (180)      (18,570)            -       (18,750)
  Issuance of common stock                  -        -        860,000        860         1,008             -         1,868
  Capital contribution                      -        -              -          -        19,783             -        19,783
  Net loss                                  -        -              -          -             -      (128,794)     (128,794)
                                      -------    ------     ---------    -------    ----------   ------------  ------------

BALANCE, DECEMBER 31, 1995                  -        -      1,868,000      1,868        28,847      (199,751)     (169,036)
  Issuance of preferred stock         250,000      250              -          -       405,750             -       406,000
  Issuance of common stock                  -        -      1,365,000      1,365     3,775,887             -     3,777,252
  Stock option compensation                 -        -              -          -        52,807             -        52,807
  Issuance of underwriters' warrants        -        -              -          -           100             -           100
  Conversion of debentures into
    common stock                            -        -      1,225,000      1,225       488,775             -       490,000
  Dividends on preferred stock              -        -              -          -             -       (25,000)      (25,000)
  Issuance of common stock for the
    acquisition of CompuNerd, Inc.          -        -         30,000         30        67,470             -        67,500
  Issuance of common stock for the
    acquisition of the Information
    Exchange                                -        -         52,723         53        60,332             -        60,385
  Net loss                                  -        -              -          -             -    (2,342,571)   (2,342,571)
                                      -------    ------     ---------    -------    ----------   ------------  ------------

BALANCE, DECEMBER 31, 1996            250,000    $ 250      4,540,723     $4,541    $4,879,968   $(2,567,322)  $ 2,317,437
                                      -------    ------     ---------    -------    ----------   ------------  ------------
                                      -------    ------     ---------    -------    ----------   ------------  ------------

               See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                  1995          1996
                                               ----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                     $(128,794)   $(2,342,571)
  Items not requiring (providing) cash:
    Depreciation                                  51,395         88,162
    Amortization                                  39,030        186,044
    Salaries paid with stock options                   -         52,807
  Changes in:
    Trade receivables                            (59,621)      (417,999)
    Inventories                                  (12,185)       (78,862)
    Other current assets                          (5,153)      (138,066)
    Accounts payable                              89,395        224,618
    Deferred revenue                              77,084         41,268
    Accrued payroll and related taxes             83,528        443,208
    Accrued expenses                              30,550        429,886
                                               ----------   ------------
        Net cash provided by (used in)
          operating activities                 $ 165,229    $(1,511,505)
                                               ----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment          $(177,771)   $  (900,235)
  Purchase of investments                              -     (1,756,629)
  Proceeds from investments                            -        400,000
  Payment for purchase of CompuNerd, Inc.              -        (70,478)
  Additions to deposits                          (60,635)       (16,675)
                                               ----------   ------------
        Net cash used in investing activities  $(238,406)   $(2,344,017)
                                               ----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from sale of common stock           $   1,868    $ 3,777,252
  Proceeds from sale of preferred stock                -        406,000
  Proceeds from notes payable                     18,000          6,689
  Proceeds from long-term debt                   373,000        135,404
  Sale of stock warrants                               -            100
  Payment of preferred stock dividend                  -        (25,000)
  Purchase of common stock for redemption        (18,750)             -
  Payments on notes payable                       (8,217)       (26,108)
  Payments on long-term debt and capital
    leases obligations                           (54,533)      (344,498)
                                               ----------   ------------
        Net cash provided by financing
          activities                           $ 311,368    $ 3,929,839
                                               ----------   ------------

INCREASE IN CASH AND CASH EQUIVALENTS          $ 238,191    $    74,317

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR      36,470        274,661
                                               ----------   ------------

CASH AND CASH EQUIVALENTS, END OF YEAR         $ 274,661    $   348,978
                                               ----------   ------------
                                               ----------   ------------

               See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 1:  NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

   The Company is a provider of Internet access services and Web services to businesses, professionals and individuals in the state of Colorado. The Company facilitates access to the Internet by means of a regional telecommunications network comprised of a backbone of leased, high-speed dedicated phone lines, computer hardware and software and local access points known as points of presence in eleven locations. The Company's high speed, digital telecommunications network provides subscribers with direct access to the full range of Internet applications and resources.

PRINCIPLES OF CONSOLIDATION

   The financial statements include the accounts of the Company and its wholly-owned subsidiary, Rocky Mountain Internet Subsidiary (Colorado) Inc. The operations of this subsidiary consists solely of the ownership of equipment, which it leases to the Company. All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

   The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1995 and 1996, cash equivalents consisted primarily of money market accounts.

COST OF REVENUE EARNED

   Included in Internet access and services cost of revenue earned is primarily the cost of high speed data circuits and telephone lines that allow customers access to the Company's service plus Internet access fees paid by the Company to Internet back bone carriers.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 1:  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES  (continued)

PROPERTY AND EQUIPMENT

   Depreciation and amortization of property and equipment is computed using the straight line method over the estimated useful lives of the assets, ranging from five to seven years. Certain equipment obtained by capital lease obligations are amortized over the life of the lease. Improvements to leased property are amortized over the lesser of the life of the lease or life of the improvements.

   Major additions and improvements to property and equipment are capitalized, whereas replacements, maintenance and repairs which do not improve or extend the lives of the respective assets, are expensed.

REVENUE RECOGNITION

   The Company charges customers (subscribers) monthly access fees to the Internet and recognizes the revenue in the month the access is provided. For certain subscribers billed in advance, the Company recognizes the revenue over the period the billing covered. Revenue for other services provided, including set-up fees charged to customers when their accounts are activated, or equipment sales, are recognized as the service is performed or the equipment is delivered to the customer.

ADVERTISING

   The Company expenses advertising costs as incurred. During the years ended December 31, 1995 and 1996, the Company incurred $24,847 and $167,565, respectively, in advertising costs.

CUSTOMER LISTS

   The excess of the purchase price over the fair value of net assets acquired in business acquisitions is recorded as customer lists, and is amortized on a straight line basis over five years.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 1:  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (continued)

INVENTORIES

   Inventories consist of Internet access equipment and are valued at the lower of cost of market. Cost is determined using the first-in, first-out method.

LOSS PER COMMON SHARE

   For the years ended December 31, 1995 and 1996, loss per share is computed based upon approximately 3,489,000 and 3,715,000, respectively, weighted average common shares outstanding for both primary and fully-diluted earnings per share. The net loss for the year ended December 31, 1996 used in the calculation was increased by the preferred stock dividends paid of $25,000. These calculations assumes all shares issued prior to the Company's initial public offering in September, 1996, were outstanding during all periods presented, including shares issuable under debenture and preferred stock conversions. It also includes shares relating to stock options, calculated using the treasury stock approach.

INCOME TAXES

   Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

RENT EXPENSE

   The Company recognizes rent expense on a straight-line basis over the lease terms. Differences between expense recognized and payments made are recorded as accrued expense.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 1:  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES  (continued)

INVESTMENTS

   Debt securities and marketable equity securities for which the Company has no immediate plans to sell but which may be sold in the future are classified as available-for-sale and carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. At December 31, 1996, the Company had one investment in a U.S. Treasury Note, and two repurchase agreements with a bank classified as available-for-sale. The repurchase agreements are secured by U.S. Treasury Notes. The investments mature in 1997, and the fair value of the investments approximated cost.


NOTE 2:  NOTES PAYABLE, LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

   The Company has a commercial line of credit with a Bank that provides for borrowing of up to $500,000 and is secured by a repurchase agreement in the amount of $300,000, plus accounts receivable of the Company. The line bears interest at the bank's prime rate plus 2% and matures September 10, 1997. At December 31, 1996, the Company had no borrowings on this line, but was fully drawn in 1997.

   Long-term debt and capital lease obligations at December 31, 1995 and 1996, consisted of the following:

                                                                       1995         1996
                                                                     --------    ----------
Capital lease obligations payable to finance companies, due in monthly installments aggregating $62,631 including interest ranging from 9.5% to 33% through November, 2001, collateralized by equipment.  An officer and shareholder of the Company has guaranteed certain of the leases and one of the leases restricts
  the payment of preferred stock dividends.                          $196,732    $1,586,203
Debentures (converted to common stock in 1996)                        373,000             -
Other                                                                  27,380             -
                                                                     --------    ----------
                                                                      597,112     1,586,203
Less current maturities                                                72,675       451,823
                                                                     --------    ----------

                                                                     $524,437    $1,134,380
                                                                     --------    ----------
                                                                     --------    ----------

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 2:  NOTES PAYABLE, LONG-TERM DEBT AND CAPITAL LEASE  OBLIGATIONS
         (continued)

   Subsequent to December 31, 1996, the Company borrowed $200,000 from a bank. The note is due January 3, 2000, is payable $66,660 annually plus one final principal payment with interest accrued at prime plus 2%, and is secured by furniture and fixtures.

   Aggregate maturities required on long-term debt and obligations under capital leases at December 31, 1996, are as follows:

                                                 Amount
       Years ending December 31:              ----------
            1997                              $  451,823
            1998                                 482,255
            1999                                 573,700
            2000                                  60,322
            2001                                  18,103
                                              ----------

                                              $1,586,203
                                              ----------
                                              ----------

   The following is a schedule by years of the future minimum lease payments under the capital leases, together with the present value of the minimum lease payments as of December 31, 1996:

                                                 Amount
       Years ending December 31:              ----------
            1997                              $  751,389
            1998                                 697,443
            1999                                 635,526
            2000                                  72,067
            2001                                  21,392
                                              ----------
            Future minimum lease payments     $2,177,817
            Less amount representing interest $  591,614
                                              ----------

            Present value of minimum lease
              payments                        $1,586,203
                                              ----------
                                              ----------

   Equipment acquired under capital lease obligations had a cost of $248,586 and $1,976,285 and accumulated depreciation of $33,990 and $186,011 at December 31, 1995 and 1996, respectively.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996


NOTE 3:  COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS   The Company leases operating facilities, facilities storing
         Internet point of presence equipment, and certain equipment under operating lease agreements expiring through May, 2002. Certain lease agreements require the Company to pay certain operating expenses and provide for escalation of annual rentals if the landlord's operating costs increase.

            At December 31, 1996, the future minimum payments under these leases are as follows:
                                                Amount
                                            ----------
         Years ending December 31:
              1997                          $  377,874
              1998                             525,474
              1999                             501,366
              2000                             447,594
              2001                             382,501
              Thereafter                       126,679
                                            ----------

                                            $2,361,488
                                            ----------
                                            ----------

   In February, 1997, the Company subleased one of its operating facilities. The Company accrued a loss of $58,073 as of December 31, 1996, as a result of this sublease. Minimum future rentals receivable under this noncancellable operating sublease was $178,648, covering the period through January, 2001, and is not deducted from in the above future minimum payments.

   Rent expense was $82,269 and $240,720 for 1995 and 1996, respectively.

EMPLOYEE CONTRACTS   The Company currently has employment agreements with six of its officers that provide for salaries ranging from $102,000 per year to $66,000 per year, and are terminable for cause. The Company may also terminate the agreements without cause subject to the obligation to pay the terminated employee a severance payment equal to from five to eight months salary based on length of service. The employment agreements terminate in December, 1999. Employment agreements with any employees do not significantly restrict such employee's ability to compete with the Company following any termination.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996


NOTE 3:  COMMITMENTS AND CONTINGENCIES  (continued)

EMPLOYEE CONTRACTS   (continued)   In February, 1997, one of the officers'
         employment was terminated. The officer was also a shareholder, and in a negotiated agreement the Company has agreed to purchase 90,000 shares of the Company's common stock from the individual for $120,000. The stock will be purchased over an eighteen month period.

LETTER OF CREDIT   The Company had $250,000 at December 31, 1996, in an
         outstanding letter of credit to be used in case of default on its main operating facilities lease. The letter of credit is secured by $250,000 currently invested in a U.S. Treasury Note.

OTHER CONTINGENCIES   The Company has various claims and legal matters occurring in the normal course of business which, in the aggregate, are not expected to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.


NOTE 4:  BUSINESS ALLIANCES

   The Company has entered into various contracts with unrelated entities to enable the Company to provide customers internet service within certain areas of Colorado. The unrelated entities own equipment in "points of presence"
(POP) sites which the Company utilizes to provide service to customers. The contracts provide that the Company receives compensation based on revenues generated through the use of such equipment. The Company retains a portion of the revenues (generally 50%) generated through the use of unrelated parties' equipment. The contracts can be cancelled with notice. In such event, the Company has the right, but not the obligation, to acquire the equipment owned by the unrelated parties. The revenues to the Company related to these arrangements amounted to $67,452 and $354,565 for the years ended December 31, 1995 and 1996, respectively and are included in "Internet access and services" revenues in the accompanying consolidated statements of operations.

NOTE 5:  INCOME TAXES

   Under the provisions of the Internal Revenue Code, the Company has available for federal income tax purposes, a net operating loss carryforward of approximately $2,238,000, which expires in the years 2010 and 2011. The tax effects of this and other temporary differences related to deferred taxes were:

                                                  1995        1996
                                              --------   ---------
  Deferred tax assets:
    Net operating loss                        $ 44,000   $ 850,000
    Allowance for doubtful accounts              2,000      44,000
    Tax goodwill                                20,000      18,000
    Accrued expenses                                 -      22,000
                                              --------   ---------
                                              $ 66,000   $ 934,000
  Valuation allowance                          (66,000)   (934,000)
                                              --------   ---------

          Net deferred tax asset              $      -   $       -
                                              --------   ---------
                                              --------   ---------

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

   The actual provisions for income taxes varied from the expected provision for income taxes (computed by applying the statutory U.S. Federal income tax rates to loss before taxes) only because the tax benefit of the net operating losses for the periods ended December 31, 1995 and 1996, is offset by the valuation allowance.

NOTE 6:  DEPENDENCE ON SUPPLIERS

   The Company depends upon third-party suppliers for its access to the Internet through leased telecommunications lines. Although this access is available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable or comparable prices or in a timely manner. The Company is also dependent upon the regional Bell operating company to provide installations of circuits and to maintain those circuits.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 7:  REORGANIZATION

   The Company was originally formed as a sole proprietorship in October, 1993 and incorporated as a Colorado corporation in March, 1994. A new Delaware corporation was formed in October, 1995. On October 31, 1995, the Delaware corporation purchased all the assets relating to the Colorado corporation's business, and assumed all of its liabilities, except for certain notes payable to shareholders. Since both parties in the transaction were under common control, the transaction has been accounted for similar to a pooling of interests, and all assets purchased and liabilities assumed were recorded by the Delaware corporation at the Colorado corporation's historical costs. These financial statements reflect the operations of both entities during the years ended December 31, 1995 and 1996. The stockholders' equity balances represent shares outstanding as if the transaction had taken place January 1, 1995.

NOTE 8:  PREFERRED STOCK

   On April 26, 1996, the Board of Directors designated 250,000 shares of Preferred Stock as Series A Convertible Preferred Stock (Series A Stock) and set the terms of the stock. The Series A Stock accrues cumulative dividends at the rate of 10% per annum. The dividends are payable quarterly to the extent permitted by applicable law. The Series A Stock may be converted into shares of Common Stock at the option of the holder at any time after May 15, 1997. The rate of conversion is the Series A Stock's liquidation value divided by the conversion price, currently set at $2.00 per share. The
Series A Stock's liquidation value is equal to the price paid for the Series
A Stock plus any cumulative dividends unpaid as of the conversion date. The conversion price is subject to change due to certain antidilution adjustments.

   The Company offered 250,000 shares of Series A Stock at $2.00 per share to accredited investors under an offering that was complete and the shares sold in June, 1996. The offering netted the Company approximately $406,000 after expenses of the offering of approximately $94,000.

   The Company has the authority to issue up to an additional 750,000 shares of Preferred Stock. The Board of Directors is authorized to fix the terms and preferences of the Preferred Stock prior to its being issued.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 9:  COMMON STOCK TRANSACTIONS

   On September 5, 1996, the Company completed a public offering of 1,365,000 units at an offering price of $3.50 per unit. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock at $4.375 per share for a 23-month period commencing October 5, 1997, and prior to September 5, 1999. Under certain circumstances, the Company may redeem the warrants at $.25 per warrant. Additionally, the Company sold the underwriter for $100 warrants to purchase 125,000 units. These units are exercisable through September 5, 2000, at an exercise price of $4.20 per unit (for which the accompanying warrant is exercisable at $6.5625). Costs of the offering, including a 10% commission paid to the underwriters, the underwriters nonaccountable expense allowance and professional fees, totalled $1,000,248, resulting in net proceeds from the offering of $3,777,252.

   In connection with the public offering completed on September 5, 1996, the Company entered into a consulting agreement retaining the underwriters as financial consultants to the Company for a twelve month period for a fee of $30,000.

NOTE 10: BENEFIT PLANS

MANAGEMENT BONUS PLAN

   The Company had a bonus plan during 1996 in which named employees were entitled to receive a cash bonus based upon achievement of specified levels of revenues by the Company for the year ended December 31, 1996. For the year ended December 31, 1996, the Company accrued $158,000 in bonuses under the plan. The Company gave employees the option of receiving their bonuses in cash or stock options. As a result, 51,230 stock options were issued in 1997 to employees at an exercise price of $1.00 per share. Additional compensation of $12,807 was recorded during the year ended December 31, 1996 as a result of these stock options being issued.

   The Company adopted a similar plan for 1997. If the Company achieves its targeted revenues during 1997 bonuses of $259,000 will be payable. Achieving revenues above or below the target would result in bonuses above or below this amount.

                         ROCKY MOUNTAIN INTERNET, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         DECEMBER 31, 1995 AND 1996

NOTE 10: BENEFIT PLANS   (continued)

STOCK OPTION PLANS

   In July, 1996, the Company adopted the 1996 Employee Stock Option Plan (the Employee Plan) and the Non-Employee Directors' Stock Option Plan (the Directors' Plan). The Employee Plan provides for an authorization of 471,300 shares of Common Stock for issuance upon exercise of stock options granted under the Plan. The Employee Plan is administered by the Board of Directors, which determines the persons to whom options are granted, the type, number, vesting schedule, exercise price and term of options granted. Under this plan both incentive and non-qualified options can be granted.

   An aggregate of 18,000 shares of Common Stock are reserved for issuance under the Directors' Plan. All non-employee directors are automatically granted non-qualified stock options to purchase 1,500 shares initially and an additional 1,500 shares for each subsequent year that they serve up to a maximum of 6,000 shares per director.

   The following is a summary of the status of the Company's two stock option plans and the stock options discussed under management bonus plans at December 31, 1995 and 1996, and the changes during the years then ended:

                                           1995                                      1996
                         --------------------------------------   ----------------------------------------
                             Employee Plan                              Employee Plan
                            and Bonus Plan      Directors' Plan        and Bonus Plan      Directors' Plan
                         -----------------    -----------------   -------------------    -----------------
                                  Weighted             Weighted              Weighted             Weighted
                                   Average              Average               Average              Average
                                  Exercise             Exercise              Exercise             Exercise
                         Shares      Price    Shares      Price    Shares       Price    Shares      Price
                         ------   --------    ------   --------    ------    --------    ------   --------
Outstanding,
  beginning of year           -     $   -          -      $   -         -     $    -          -    $     -
Granted during year           -         -          -          -   284,230       1.68      1,500       2.00
                         ------     -----     ------      -----   -------     ------      -----    -------

Outstanding, end of year      -     $   -          -      $   -   284,230     $ 1.68      1,500    $  2.00
                         ------     -----     ------      -----   -------     ------      -----    -------
                         ------     -----     ------      -----   -------     ------      -----    -------

Options exercisable,
  end of year                 -                    -               25,000                1,500
                         ------               ------              -------                -----

                  ROCKY MOUNTAIN INTERNET, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  DECEMBER 31, 1995 AND 1996

NOTE 10: BENEFIT PLANS   (continued)

   The fair value of each option granted is estimated on the date of the grant using the Black-Sholes method with the following weighted-average assumptions:

    Dividend per share                  $0.00
    Risk-free interest rate             6.16%
    Expected life of options          5 years

    Weighted-Average fair value
      of options granted during 1996    $1.90

   The following table summarized information about stock options under the plans outstanding at December 31, 1996:


                        Options Outstanding          Options Exercisable
                 ---------------------------------  ---------------------
                              Weighted-
                               Average   Weighted-              Weighted-
                              Remaining   Average                Average
    Range of       Number    Contractual  Exercise    Number     Exercise
Exercise Prices  Outstanding     Life      Price    Exercisable    Price
---------------  ----------- ----------- ---------  -----------  --------
   $   0.40         25,000     5 years    $   0.40    25,000      $ 0.40
   $   1.00         51,230     5 years    $   1.00         -      $    -
   $   2.00        209,500     5 years    $   2.00     1,500      $ 2.00

    One non-qualified stock option to purchase 25,000 shares at $.40 per share was granted under the Employee Plan. This option vested immediately. Compensation of $40,000 relating to this option was recorded to compensation expense. The remaining Employee Plan options above have a five year term and vest over three years with one-third vested at the end of the first year.

    In January, 1997, 184,000 options were issued under the Employee Plan at an exercise price of $1.50 per share, under the same terms as the remaining options described above.

                    ROCKY MOUNTAIN INTERNET, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND 1996

NOTE 10: BENEFIT PLANS (continued)

    The Company applies APB Opinion 25 and related Interpretations in accounting for its plans, and no compensation cost has been recognized for the plans, other than the one non-qualified option. Had compensation cost for the Plans been determined based on the fair value at the grant dates using Statement of Financial Accounting Standards No. 123, the Company's net loss would have increased by $74,258 in 1996. In addition, the Company's loss per share would have increased by $.02 in 1996.

NOTE 11: ACQUISITIONS

    On November 1, 1996, the Company acquired the customer base and selected assets of CompuNerd, Inc. for $70,478 in cash and 30,000 shares of the Company's common stock. $67,500 was assigned to the issued stock. On December 1, 1996, the Company acquired the Information Exchange, a related party through common ownership, in exchange for 52,723 shares of the Company's common stock. $60,385 was assigned to the issued stock. The acquisitions have been accounted for as purchases by recording the assets acquired at their estimated market value at the acquisition date. The operations of the Company include the operations of the acquired entities from the acquisition date. Consolidated operations would not have been significantly different for the Company had the CompuNerd, Inc. acquisition been made at the time of the periods shown below. Unaudited ProForma consolidated operations assuming the Information Exchange purchase was made at the beginning of each year are shown below:

                                                   1995           1996
                                            ------------------------------
         Net sales                          $  1,200,645      $  3,367,720
         Net loss                           $   (214,042)     $ (2,377,599)
         Net loss per share                 $       (.06)     $       (.65)

    The ProForma results are not necessarily indicative of what would have occurred had the acquisition been on these dates, nor are they necessarily indicative of future operations.

    The purchase price for the above acquisitions were allocated as follows:

                                       CompuNerd,     Information
                                          Inc.         Exchange       Total
                                       ----------     -----------     -----
          Equipment                     $ 48,265        $ 2,560     $ 50,825
          Customer Lists                  89,713         57,825      147,538
                                       ----------       -------     --------
                                        $137,978        $60,385     $198,363
                                       ----------       -------     --------
                                       ----------       -------     --------

    The customer lists are being amortized on a straight line basis over a five year life.

    In January, 1997, the Company entered into an agreement to purchase substantially all of the assets of O.N.E., an Internet service provider, including equipment, contracts and intangibles for $150,000 in cash plus 116,932 shares of the Company's common stock. The purchase also requires the Company to enter into a service agreement with VR-1, Inc., the parent company of O.N.E., in which VR-1, Inc. would have a credit of up to $175,000 for the purchase of services from the Company. This acquisition was accounted for as a purchase.

                    ROCKY MOUNTAIN INTERNET, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     DECEMBER 31, 1995 AND 1996

NOTE 12: ADDITIONAL CASH FLOW INFORMATION

NONCASH INVESTING AND FINANCING ACTIVITIES                  1995        1996
                                                        ---------   -----------

  Capital lease obligations incurred for equipment      $ 211,654   $ 1,672,244
  Capital contributions by reductions of notes payable     19,783             -
  Long-term debt converted to common stock                      -       490,000
  Acquisition of CompuNerd, Inc. through issuance of
    common stock                                                -        67,500
  Acquisition of the Information Exchange through
    issuance of common stock                                    -        60,385

ADDITIONAL CASH PAYMENTS INFORMATION

  Interest paid                                         $  22,043   $   159,007


NOTE 13: CONTINUED OPERATIONS

    During the year ended December 31, 1996, the Company incurred a net loss of $2,342,571 and used $1,511,505 of net cash from operating activities. The Company's management currently has plans it believes will increase revenues in order to be come profitable and generate positive cash flows from operations. However, there are no assurances that the Company's plans for revenue growth and improved operating cash flows will be successful. It could be necessary to raise additional capital or reduce operating costs to meet liquidity requirements. Reducing operating costs could inhibit the Company's planned rate of revenue growth.

NOTE 14: RESTATEMENT

    The 1996 financial statements have been restated to correct the recording of a non-qualified stock option. The effect of this change was to increase additional paid-in capital, accumulated deficit and net loss by $40,000 and to increase primary and fully diluted loss per share by $.01 as of December 31, 1996 and for the year then ended, compared to what was previously reported.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide successful new services, that competitive conditions will not change materially, that demand for the Company's services will continue to grow, that the Company will retain and add qualified personnel, that the Company's forecasts will accurately anticipate revenue growth and the costs of producing that growth, and that there will be no material adverse change in the Company's business. In light of the significant uncertainties inherent in the forward-looking information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, actual results could differ materially from the forward-looking information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

                            SELECTED FINANCIAL DATA

The following table sets forth selected financial data for the Company as of the dates and for the periods indicated. The income statement data for the years ended December 31, 1995 and 1996, and the balance sheet data as of such dates have been derived from financial statements of the Company which have been included herein and which have been audited by McGladrey & Pullen, LLP.
(1995) and Baird, Kurtz, and Dobson (1996), independent public accountants. These data should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Proxy Statement.

                                                YEAR ENDED DECEMBER 31,
                                             ---------------------------
                                                   1995          1996
                                             ------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenues                                     $  1,179,325   $  3,281,579
Gross profit                                      858,956      2,177,912
Operating (loss) income                          (108,522)    (2,281,194)

Net (loss) income                                       (128,794)    (2,342,571)
Net (loss) income per share (1)                             (.04)          (.64)

OTHER OPERATING DATA:
Approximate number of subscribers at end
  of period                                                4,000          9,800
Number of POPs at end of period                                9             11

BALANCE SHEET DATA:
Cash and Cash Equivalents                             $  274,661     $  348,978
Investments                                                    0      1,356,629
Working Capital (Deficit)                               (186,865)       370,884
Total Assets                                             924,603      5,540,167
Long Term debt                                           524,437      1,134,380
Total Stockholders' (deficit) equity                    (169,036)     2,317,437

(1) Loss per share computed based on 3,489,000 Shares outstanding for 1995 and 3,715,000 shares outstanding for 1996. See Note 1 to the Company's financial statements included elsewhere in this report.


OVERVIEW

The Company's growth strategy is to focus on commercial accounts in the high speed access, frame relay network, and Web services areas. The Company also continues to experience strong growth in dial-up access services based on quality of service and word of mouth reputation.

Three acquisitions occurred in late 1996 and early 1997 pursuant to the Company's strategy to expand through acquisitions as well as internal growth. CompuNerd, Inc., a small Colorado Springs based Web services company was acquired as of November 1, 1996 for consideration consisting of $70,478 and 30,000 shares of common stock. The Information Exchange (IE), a Denver based voice messaging business was acquired effective December 1, 1996 for 52,723 shares of common stock. IE focuses on voice messaging to commercial customers. Its acquisition further expands the Company's ability to provide a full complement of services through the Internet. Several affiliates of the Company were equity holders in The Information Exchange. See Item 12, "Certain Relationships and Related Transactions." Effective January 16, 1997, the Company acquired dial-up and dedicated access subscribers from Online Network Enterprises, Inc., a Boulder, Colorado, based provider of Internet access and Web services for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

The Company has positioned itself for continued growth by expanding its infrastructure and employee base. In December 1996, the Company relocated its Corporate headquarters in Denver to an 19,500 square foot facility which includes a data center where Denver based operations are being consolidated. The Company's principal access servers, Web servers, ISDN routers, dial-up modem facilities, and management workstations are consolidated in this facility to provide enhanced management and security. In addition to improved facilities, the Company continues to seek and hire quality sales, technical, and administrative management and staff. As a result the Company will continue to incur losses in the near term. The Company will not generate income or positive cash flow from operations unless revenues continue to increase at rates commensurate with past growth while maintaining its existing cost structure. Although the Company believes that its current investment in equipment and related infrastructure, and its current employee base (which accounts for a significant portion of selling, general and administrative expense) can support substantial growth, there can be no assurance that revenues will continue to grow at the rate they have over the past year.

The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.

RESULTS OF OPERATIONS

REVENUES

Revenues are generated by a variety of Internet related activities that include dial up access services, dedicated access services primarily for business customers, frame services, and Web hosting and production. Other sources of revenue include equipment sales related to dedicated access accounts, educational courses, and setup charges associated with the Company's various services. The following table provides information regarding amounts of revenues in the foregoing categories for the years ended December 31, 1995 and 1996.

                                              Years Ended December 31,
                                   ----------------------------------------
                                        1995          1996        % Change
                                   -----------   ------------     --------
         REVENUE
         Dial-Up Service           $   621,475   $  1,465,269        135%
         Dedicated Access Service      262,267        689,311        163%
         Web Services                   29,110        413,592       1321%
         Equipment Sales               144,551        519,551        259%
         Other                         121,922        193,856         59%
                                   -----------   ------------        178%
              Total                $ 1,179,325   $  3,281,579

The Company's revenue grew 178% from the year ended December 31, 1995 as compared to the year ended December 31, 1996. The total number of customers grew from 4,000 to 9,800 from during the same periods representing an increase of 145%. Revenues exclusive of Equipment Sales grew at 167%. Revenues grew at a faster rate than customer count due to a focus on commercial customers with higher monthly billing rates and from increases in Web Production and Hosting and Equipment sales.

DIAL-UP SERVICE

The Company's strategy is to provide an high quality service with few busy signals. In order to assure this service level the Company does not provide any unlimited access service price plans during the business day, these plans have a tendency to congest the network. The Company does provide a range of service offerings based on a set number of hours for a set rate with additional hours billed as overage. The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995 and 1996.

                  For the Three Months Ended

March    June  September  December  March    June   September  December
1995     1995    1995       1995    1996     1996     1996       1996
----     ----  ---------  --------  -----    ----   ---------  --------
$20.52  $20.42  $20.88     $21.02   $20.97  $20.33   $20.41     $20.50

The 135% revenue growth in Dial-Up Service in 1996 over 1995 is attributable to growth in customers while maintaining average billing rates. Dial-up Service has been split approximately evenly between commercial and residential customers throughout 1995 and 1996.

RMI has established business alliances through contracts with five unrelated parties for the purpose of providing Internet Services in secondary markets in the State of Colorado. These contracts provide for the local party to provide equipment and marketing services while the Company provides Internet Access and administrative services. Dial-up revenues based on these contracts generated $67,500 in revenues in 1995 and $ 354,100 in 1996 for an increase of 425%. The points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996.

DEDICATED ACCESS SERVICE

Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network (ISDN) connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, point to point connections, and T-3 (45 Mbps) or fractional T-3 connections. The Company also offers a colocation service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

The table below shows the quarterly customer count by each of the component services offered for dedicated access as of the dates indicated:

Service          March 31   June 30   Sept 30   Dec 31   March 31   June 30   Sept 30   Dec 31
                     1995      1995      1995     1995       1996      1996      1996     1996
-------          --------   -------   -------   ------   --------   -------   -------   ------
Private Port           29        30        36       35         42        47        46       54
56 Kbps                18        27        27       34         47        69        71       72
ISDN                    0         0         0        2          3        13        46       80
T-1                     7        10        10       11         16        25        29       30
Colocation              0         1         4        4          6         4         5        6

WEB SERVICES

Web services revenues are composed of Web page hosting and Web page production. Web page hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web Sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:

March 31   June   Sept 30   Dec 31   March 31   June 30   Sept 30  Dec 31
    1995   1995      1995     1995       1996      1996      1996    1996
--------   ----   -------   ------   --------   -------   -------  ------
       1     21        45       90        157       217       242     341

Web page hosting accounted for $26,200 of revenue in 1995 and $239,700 of 1996 revenue for an increase of 815%. The increase resulted from increases in the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

Web page production increased from $3,770 for 1995 to $173,800 for 1996 for an increase of 4,510%. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business helped to drive this part of the business plus the activities of the Company's direct sales force. RMI did not have a direct sales force until December, 1995.

EQUIPMENT SALES

RMI sells hardware to its customers as an accommodation and to provide a "one stop shop" for Internet services. Equipment sales can vary from a single router for an ISDN connection to providing servers and Internet grade routers for colocations. Sales grew from $144,551 in 1995 to $519,551 in 1996 or 259%. Equipment sales are typically low margin transactions and can fluctuate dramatically depending on large server orders. RMI has established wholesale purchasing relationships with national and regional vendors in order to provide an attractively priced total Internet solution to its commercial customers.

GROSS PROFIT

Gross profit consists of total revenue less the direct costs of delivering services and the cost of equipment. Gross profit on Internet services (exclusive of equipment) as a percentage of sales is 81% for 1995 and 77% for 1996. The reduction in gross profit percentage is principally the result of increasing capacity for Internet access, ISDN facilities, and dial-up facilities.

GENERAL, SELLING AND ADMINISTRATIVE

SALES AND MARKETING EXPENSES increased from $92,300 in 1995 to $776,500 in 1996 inclusive of personnel costs. The Company hired a full time direct sales staff beginning in December, 1995. Of the total 1996 Sales and marketing expense, approximately $565,000 relate to personnel expenses. The Company had 6 employees at the end of 1995 and 16 employees at the end of 1996 in sales and marketing. Extensive efforts have been made to identify, hire, and train sales personnel with expertise in Internet access and in Web applications. Approximately $211,500 for 1996 was spent on advertising, developing and printing marketing and sales support materials, and trade show attendance.

GENERAL AND ADMINISTRATIVE EXPENSES increased from approximately $875,200 in 1995 to $3,682,600 in 1996. General and administrative costs consist of personnel (excluding sales and marketing personnel), physical facilities, depreciation, amortization, professional services and other related administrative expenses. Significant items are discussed below.

Payroll costs increased from $459,575 for the year ended December 31, 1995, to $2,178,460 for the year ended December 31, 1996. The Company had 29 employees at the end of 1995 and increased staff to 67 at the end of 1996 in all areas of the Company including administration, technical support, development, and senior management (excluding sales and marketing). Rent expense for 1995 was $82,269 and increased to $240,720 in 1996. During 1996 the Company moved its corporate headquarters and leased office space of approximately 19,500 square feet which includes a data center comprised of 1,200 square feet. The Company continues to occupy offices in Colorado Springs for staff performing Dial-In technical support, customer service, and sales functions. Additionally, the Company leases two POP's (points of presence) which contain routers, servers, and modems to provide Internet access for its customers. The Company's former offices in Denver at 1800 Glenarm have been sub leased effective March 1, 1997 for the remainder of the lease term. A one time charge of approximately $58,000 has been recorded in 1996 for commission expense on the transaction as well as the difference between the sub lease rate and the existing lease rate.

The Company experienced an increase in communications expense from $58,400 for the year ended 1995 to $196,800 for the year ended 1996. These expenses included local telephone service, cellular phones and pager costs and long distance telephone expenses. The Company uses multiple "800" phone numbers to provide technical support, customer support, and sales order processing to its growing base of customers.

LIQUIDITY AND CAPITAL RESOURCES

The Company has incurred losses since inception and has experienced negative operating cash flow in 1996. The Company's operations used net cash of approximately $1.5 million for the year ended December 31, 1996. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

Between December 31, 1995, and December 31, 1996, the Company's employee base increased from 35 to 83 and its total assets increased from $924,603 to $5,540,167. The increase in the Company's total assets is primarily attributable to $2,375,348 of property and equipment (net of accumulated depreciation, $1,356,629 in short term investments, and $428,489 of accounts receivable. The Company has financed this growth primarily with revenues from operations, from proceeds of approximately $3.7 million resulting from completion of the Company's initial public offering in September 1996, 1.7 million and from capital lease financing. In addition, sources of cash included $490,000 in proceeds from a private placement of convertible notes (since converted into common stock) in late 1995 and early 1996, and $406,000 in net proceeds from a private placement of Series A Convertible Preferred Stock in mid-1996.

During 1996 the Company acquired approximately $2.5 million in equipment, software, and leasehold improvements. Equipment consisted of Cascade switches and related equipment for the Company's frame relay network, routers, servers and computers. Of the $2.5 million expended, approximately $1.7 million was financed through capital lease transactions.

The Company has a bank line of credit in the amount of $500,000 which, subsequent to December 31, 1996 was fully drawn. No amounts were outstanding as of December 31, 1996, with respect to this line of credit. The line of credit is secured by a pledge of a $300,000 treasury bill repurchase agreement and by the Company's accounts receivable. The Company's office lease is also secured by a pledge of a treasury bill of $250,000.

As of December 31, 1996, the Company had working capital of $370,884. This included $348,978 of cash and cash equivalents and $1,356,629 of investments in financial instruments convertible to cash. Trade receivables as of that date were $518,827. Current liabilities as of that date were approximately $2,088,350, including $425,160 of accounts payable, $451,823 of current maturities of long-term debt and capital lease obligations, $528,160 of accrued payroll and related taxes, and $460,836 of accrued expenses attributable primarily to a payable on office furniture, deferred office rent, preferred stock dividend payable, accrual for unbilled circuit costs, and amounts due third parties pursuant to contracts described above under "Dial-Up Service" pending cash collections. Also included in current liabilities as of that date is $218,121 of deferred revenue, which represents differences in the timing of payments by customers and recognition of the related revenue.

RMI is an Internet Service Provider (ISP) with an high growth rate. The Company's growth is dependent on building a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and projects to continue to do so for the first half of 1997. The company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows by late 1997 if revenues continue to increase according to expectations without any significant cost increases. In the near term, the Company expects to finance negative operating cash flows from incentive programs to customers designed to increase the rate of realization of accounts receivable, and, if necessary, from reductions in operating expenses. As discussed below, the Company may conduct an equity financing which, if completed, the proceeds would be available to fund operations. In the longer term, should revenues not continue to increase according to expectations, the Company may have to seek additional financing to fund operating losses or implement additional reductions in operating expenses. Reductions in operating expenses, if effected, could adversely affect revenues and therefore not result in the expected increase in cash flow. The Company does not currently have access to additional bank financing and therefore additional financing would have to result from additional issuances of equity or debt securities.

The Company's common stock is traded on the NASDAQ SmallCap Market. The NASDAQ Stock Market, Inc. has recently proposed changes to the maintenance criteria for listing eligibility on the Small Cap Market, including a requirement that issuers have at least $2,000,000 in net tangible assets. As of January 31, 1997, the Company had less than $2,000,000 in net tangible assets. If the proposed changes to the SmallCap Market listing criteria are approved by the SEC and if the Company were to fail to meet such requirements, the Company's common stock would no longer trade in the SmallCap Market, which would adversely affect the liquidity and price of the Company's common stock. In anticipation of the eventual approval of the new maintenance criteria, the Company is seeking to raise $1 million to $2 million in additional equity capital in a private placement of stock, the terms and structure of which are not determined at this time. The proceeds of that offering would be used to meet the more stringent listing criteria and to improve the Company's working capital and liquidity. There can be no assurance that additional equity capital will be available to the Company or, if it is available, that it will be available on terms favorable to the Company.

                               Rocky Mountain Internet, Inc.
                              Unaudited Financial Statements
                                          and
                    Corresponding Management's Discussion and Analysis of
                      Financial condition and Results of Operations
                                     extracted from
                            Quarterly Report on Form 10-QSB
                                       for the
                              Quarter Ended March 31, 1997

                         ROCKY MOUNTAIN INTERNET, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     ASSETS

                                                      December 31,   March 31,
                                                          1996         1997
                                                         (Note)     (Unaudited)
                                                      ------------  -----------
Current Assets
 Cash and Cash equivalents                             $  348,978   $  526,290
 Investments                                            1,356,629      576,918
 Trade receivables, less allowance for doubtful
  accounts 12/31/1996 $115,700; 3/31/97 $60,173           518,827      621,567
 Inventories                                               91,047      116,908
 Other                                                    143,753       42,749
                                                       ----------   ----------
                                                       $2,459,234   $1,884,432
                                                       ----------   ----------
Property and equipment
 Equipment                                              2,513,944    2,684,992
 Computer software                                        202,501      222,039
 Leasehold Improvements                                   127,877      172,921
 Furniture, fixtures, and office equipment                413,678      430,623
                                                       ----------   ----------
                                                       $3,258,000   $3,510,575
 Less accumulated depreciation and amortization           403,023      599,740
                                                       ----------   ----------
                                                       $2,854,977   $2,910,835
                                                       ----------   ----------
Other Assets
 Customer Lists                                           145,444      583,686
 Deposits                                                  80,512       95,001
                                                       ----------   ----------
                                                       $  225,956   $  678,687
                                                       ----------   ----------
                                                       $5,540,167   $5,473,954
                                                       ----------   ----------
                                                       ----------   ----------


Note: The consolidated Balance Sheet information as of December 31, 1996 has been derived from the Company's audited financial statements appearing in Form 10-QSB previously filed with the U.S. Securities and Exchange Commission.



               See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                       LIABILITIES AND STOCKHOLDERS' EQUITY

                                                      December 31,   March 31,
                                                         1996          1997
                                                        (Note)      (Unaudited)
                                                      ----------    -----------
Current liabilities
 Note payable                                         $    4,250    $   499,250
 Current maturities of long-term debt and
  obligations under capital leases                       451,823        653,458
 Accounts payable                                        425,160        858,355
 Deferred revenue                                        218,121        257,059
 Accrued payroll and related taxes                       528,160        168,904
 Other accrued expense                                   460,836        251,017
                                                      ----------    -----------
 Total current liabilities                            $2,088,350    $ 2,688,043

Long-term debt and obligations under capital leases,
  less current maturities                             $1,134,380    $ 1,077,329
                                                      ----------    -----------
Stockholders equity
 Preferred stock, $.001 par value; authorized
 1,000,000 shares; issued and outstanding 1995, no
 share and 1996, 250,000                              $      250    $       250
 Common stock, $.001 par value; authorized
 10,000,000 shares; issued and outstanding  1996
 4,540,723 shares; 1997 4,648,565 shares.                  4,541          4,658
 Additional paid-in capital                            4,879,968      5,173,990
 Treasury Stock                                                         (12,000)
 Accumulated deficit                                  (2,567,322)    (3,458,316)
                                                      ----------    -----------
 Total Stockholder's Equity                           $2,317,437    $ 1,708,582
                                                      ----------    -----------
                                                      $5,540,167    $ 5,473,954
                                                      ----------    -----------
                                                      ----------    -----------


             See Notes to Consolidated Financial Statements

                        ROCKY MOUNTAIN INTERNET, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                               Three Months Ended
                                                                   March 31
                                                           -------------------------
                                                              1996           1997
                                                           ----------    -----------
Revenue
  Internet access and services                             $  508,455     $1,314,039
  Equipment sales                                              60,382         83,244
                                                            ---------     ----------
                                                           $  568,837     $1,397,283
                                                            ---------     ----------
Cost of revenue earned
  Internet access and services                                 88,835        437,111
  Equipment sales                                              51,198         63,865
                                                            ---------     ----------
                                                           $  140,033     $  500,976
                                                            ---------     ----------
    Gross Profit                                              428,804        896,307

Selling, general and administrative expenses                  675,730      1,708,306
                                                            ---------     ----------
  Operating (loss) income                                   $(246,926)    $ (811,999)

Other income (expense)
  Interest expense                                            (23,495)       (80,122)
  Interest income                                                             12,849
  Finance charges                                                             (4,880)
  Other income (expense)                                        7,147         (5,485)
                                                            ---------     ----------
                                                            $ (16,348)    $  (77,638)
                                                            ---------     ----------
    Net (loss) income before income taxes                   $(263,274)    $ (889,637)
Income tax expense
  Net (loss) income                                         $(263,274)    $ (889,637)
                                                            ---------     ----------
                                                            ---------     ----------
Primary and fully diluted loss per share
  Net earnings (loss) per share                             $    (.08)    $    (0.18)
                                                            ---------     ----------
                                                            ---------     ----------





                See Notes to Consolidated Financial Statements

                        ROCKY MOUNTAIN INTERNET, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                                       Three Months Ended
                                                                            March 31
                                                                   -------------------------
                                                                      1996           1997
                                                                   ----------     ----------
Cash Flows from Operating Activities
  Net (loss) income                                                $(263,274)     $(889,962)
  Items not requiring (providing) cash:
    Depreciation and amortization                                     53,507        175,011
    Changes in assets and liabilities:
      Trade receivables                                             (101,983)      (102,740)
      Inventories                                                    (17,251)       (25,861)
      Other current assets                                               811        101,004
      Accounts payable                                               106,863        433,195
      Deferred revenue                                                29,671         38,938
      Accrued payroll and related taxes                               56,203       (334,979)
      Other accrued expenses                                          82,193       (209,820)
                                                                   ---------      ---------
        Net cash provided by (used in)operating activities
                                                                   $ (53,260)     $(815,214)
                                                                   ---------      ---------
Cash Flows from Investing Activities
  Proceeds from investments                                                         779,711
  Acquisition of ONE, Inc.                                                         (125,300)
  Purchase of property and equipment                                 (64,851)      (166,461)
   (Additions) deletions to deposits                                  47,905        (14,490)
                                                                   ---------      ---------
    Net cash provided by (used in) investing activities            $ (16,946)     $ 473,460
                                                                   ---------      ---------
                                                                   ---------      ---------
Cash Flows from Financing Activities
  Proceeds from notes payable                                                       495,000
  Proceeds from long-term debt                                       117,815        248,300
  Payment of deferred offering costs                                 (66,518)
  Payment of Preferred Stock Dividend                                               (12,500)
  RMI stock purchase                                                                (12,000)
  Payments on notes payable                                          (12,729)
  Payments on long-term debt and obligations
   under capital leases                                              (76,845)      (199,735)
                                                                   ---------      ---------
    Net cash provided by (used in) financing activities
                                                                   $ (38,277)     $ 519,065
                                                                   ---------      ---------
    Increase (decrease) in cash and cash
    equivalents                                                    $(108,483)     $ 177,311

Cash and cash equivalents
  Beginning                                                          274,661        348,978
                                                                   ---------      ---------
  Ending                                                           $ 166,178      $ 526,289
                                                                   ---------      ---------
                                                                   ---------      ---------

                See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. - REPRESENTATION OF MANAGEMENT

The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement on the results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.

NOTE 2. - INVESTMENT

The Company has invested in Master Repurchase Agreements of US Treasury Notes as follows;

         Description              Maturity Date    Investment
         -----------              -------------    ----------

         US Treasury Note         Oct. 31, 1997    $  276,918
         Repurchase Number 96-1   Sept. 10, 1997   $  300,000

NOTE 3. - LINE OF CREDIT

The Company has established a line of credit for $500,000 effective September 18, 1996 with a maturity of September 10, 1997. The line of credit is secured by pledge of a $300,000 Master Repurchase Agreement of a US Treasury Note held with the lender and by accounts receivable. $495,000 of the $500,000 line of credit is currently drawn down. Additionally, as part of the acquisition of the Information Exchange, the Company has an additional $4,250 drawn against another line of credit.

NOTE 4. ACQUISITION OF ONLINE NETWORK ENTERPRISES, INC.

In January, 1997, the Company acquired the dedicated high speed and dial-up subscribers from Online Network Enterprises, Inc. (ONE), headquartered in Boulder, Colorado, a division of VR*1, Inc. The ONE acquisition netted RMI approximately 47 dedicated and 732 dial-up subscribers and equipment valued at approximately $24,000. The Company paid $150,000 cash and issued 116,932 shares of the Company's common stock. $306,246 was assigned to the issued stock.

     The acquisition has been accounted for as a purchase by recording the assets acquired at their estimated market value at the acquisition date.
The purchase price is allocated as $431,246 for customer lists and $1,000 for a non-compete agreement and $24,000 for equipment. Customer lists are being amortized over a sixty month period. Revenues from the acquisition are included effective January 17, 1997.

NOTE 5. CHANGES IN STOCKHOLDERS EQUITY

During the three months ended March 31, 1997 the following stock transactions occurred.


Preferred stock, $.001 par value
     Beginning Balance                                               $   250
     No transactions

Common stock, $.001 par value
     Beginning Balance                                               $ 4,540.73
     Shares issued for acquisition of ONE assets (116,932 shares)    $   116.93
                                                                     ----------
     Ending Balance                                                  $ 4,657.66

Treasury stock
     Beginning balance                                                    $0.00
     Acquired stock from major shareholders and former employee
        as part of severance agreement (9,090 shares)                $12,000.00
     Ending balance                                                  $12,000.00

NOTE 6. RESTATEMENT

    The 1996 financial statements have been restated to correct the recording of a non-qualified stock option. The effect of this change was to increase additional paid-in capital, accumulated deficit and net loss by $40,000 and to increase primary and fully diluted loss per share by $.01 as of December 31, 1996 and for the year then ended, compared to what was previously reported.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide successful new services, that competitive conditions will not change materially, that demand for the Company's services will continue to grow, that the Company will retain and add qualified personnel, that the Company's forecasts will accurately anticipate revenue growth and the costs of producing that growth, and that there will be no material adverse change in the Company's business. In light of the significant uncertainties inherent in the forward-looking information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, actual results could differ materially from the forward-looking information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Company is implementing an operating plan calling for growth through expansion of existing business categories, acquisitions of Internet providers that complement existing business, expansion of capabilities through implementation of a frame relay switch backbone, expanding World Wide Web page hosting and creation, and additional opportunities that fit within the Internet business.

Effective January 16, 1997, the Company acquired dial-up and dedicated access subscribers from Online Network Enterprises, Inc. (ONE), a Boulder, Colorado, based provider of Internet access and Web services for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.

The Company received notice from a third party with which it had a contract (see Dial Up Service below) of an intent to terminate the contract effective July 9, 1997 (90 days notice as required by the contract). This party has four POP's (points of presence) in Pueblo, Hayden, Leadville, and Alamosa, Colorado. These locations represent approximately 65% or $90,000 of revenues from all similar third party contractual arrangements for the first quarter 1997. It is the intent of this party to compete against the Company in these markets. Effective July 9, 1997 the Company intends to have POP's installed at these locations and will continue to service the customers. The cost for equipment for these four locations is estimated at $75,000 to $100,000. A substantial amount of this is expected to be funded by arrangements with the equipment vendors. At this date, the Company will assume the cost of all circuits and will be entitled to all revenue. The third party contract includes a noncompete clause with regards to the third party. The Company's legal counsel is currently reviewing the application of this clause in regards to this termination.


RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1996 AND 1997

The Company's revenues grew 146% from $568,837 to $1,396,958 for the three months ended March 31, 1997 as compared to the comparable period in 1996. Listed below is a breakdown of the revenue billing categories.

                                   Three Months Ended
                                        March 31
                                --------------------------------------------
                                    1996            1997           % Change
                                ----------     -----------         --------
    REVENUE
    Dial-Up Service             $  319,576     $   595,686             86%
    Dedicated Access Service       122,633         347,592            183%
    Web Services                    56,041         216,472            286%
    Equipment                       60,382          83,244             38%
    Other                           10,205         153,963           1409%
                                ----------     -----------         --------
      Total                     $  568,837     $ 1,396,957            146%
                                ----------     -----------         --------
                                ----------     -----------         --------

Dial-Up Service

The Company's strategy is to provide an high quality service with few busy signals. In order to assure this service level the Company does not provide any unlimited access service price plans during the business day, these plans have a tendency to congest the network. The Company does provide a range of service offerings based on a set number of hours for a set rate with additional hours billed as overage. The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995, 1996, and 1997.

                  For the Three Months Ended

Mar       Jun      Sep     Dec    Mar     Jun     Sep    Dec    Mar
1995     1995     1995    1995    1996    1996    1996   1996   1997
----     ----     ----    ----    ----    ----    ----   ----   ----

$20.52  $20.42   $20.88  $21.02  $20.97  $20.33  $20.41  20.50  $20.10

The Dial up business continues to experience strong growth based on reputation, trade show attendance, and marketing by third parties with which the Company has contracted in outlying areas of Colorado. Dial-up Service has been split approximately evenly between commercial and residential customers throughout 1995, 1996, and 1997. The reduction in the average billing rate in March 1997 is the result of an aggressive program on the part of the Company to encourage customers to use credit cards to pay their charges. The Company provides a discount for certain usage plans if paid by credit card.

RMI has established business alliances through contracts with five unrelated parties for the purpose of providing Internet Services in secondary markets in the State of Colorado. These contracts provide for the local party to provide equipment and marketing services while the Company provides Internet Access and administrative services. Dial-up revenues based on these contracts generated $62,600 in revenues for the three month period ending March 1996 and $136,340 for the same period in 1997 for an increase of 118%. The points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996. Refer to Item 2, paragraph 4 on page 7 for details on termination notice received by the Company from a third party with which the Company has contracted.

DEDICATED ACCESS SERVICE

Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network (ISDN) connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, point to point connections, and T-3 (45 Mbps) or fractional T-3 connections. The Company also offers a colocation service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

Dedicated business has grown based principally on ISDN and High Speed circuit growth. ISDN sales have grown from $3,000 to $107,900 from first quarter 1996 to first quarter 1997, while high speed circuits have increased from $81,400 to $173,400 for the same periods.

The table below shows the quarterly customer count by each of the component services offered for dedicated access as of the dates indicated:

Service        Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30  Sep 30  Dec 31  Mar 31
                 1995    1995    1995    1995    1996    1996    1996    1996    1997
               ------  ------  ------  ------  ------  ------  ------  ------  ------

Private Port       29      30      36      35      42      47      46      54      50
56 Kbps            18      27      27      34      47      69      71      72      78
ISDN                0       0       0       2       3      13      46      80     168
T-1                 7      10      10      11      16      25      29      30      65
Colocation          0       1       4       4       6       4       5       6      11

WEB SERVICES

Web services revenues are composed of Web page hosting and Web page production. Web page hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web Sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:

Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30  Sep 30  Dec 31  Mar 31
  1995    1995    1995    1995    1996    1996    1996    1996    1997
------  ------  ------  ------  ------  ------  ------  ------  ------

     1      21      45      90     157     217     242     341     418

Web page hosting accounted for $26,580 of revenue in the first quarter of 1996 and $90,820 in the first quarter of 1997 revenue for an increase of 242%. The increase resulted from increases in the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

Web page production increased from $24,520 for the first quarter 1996 to $114,100 for the first quarter 1997 for an increase of 365%. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business helped to drive this part of the business plus the activities of the Company's direct sales force. The Company did not have a direct sales force until December, 1995.

Other Revenue

The large increase in Other Revenue was from a consulting contract with one customer that resulted in approximately $100,000 in revenue for the first quarter of 1997. This contract has concluded and the Company does not anticipate additional contracts from this customer.

Gross Profit

Gross margin consists of total revenue less the cost of delivering services and equipment. The gross margin was 75.4% for the three months ended March 31, 1996 and 64.1% for the same period in 1997. In late December, 1996, the Company implemented a frame relay network using Cascade switches. The switches are connected with a T-3 fiber optic network to provide a high speed and highly reliable connection. The implementation of this network has provided very high capacities for connections and has resulted in a short term erosion of gross margin while the capacity is sold. Future circuits sold on this network should have high yields because the capacity is in place.


Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased by 160% from the three months ended March 31, 1996 over the same period of 1997. This increase resulted from the overall expansion of the business and is in keeping with the strategy of building an organization capable of handling rapid growth and expansion. Compensation and related personnel costs increased from $390,100 to $957,900 or 146% from the three month period in 1996 over 1997. Personnel were added in all areas to expand the Company's sales efforts, technical support, and administrative capabilities. The Company believes that future revenue growth will not require a proportional increase in personnel expense as the company is positioned to experience economies of scale. Advertising, trade shows, and marketing expenses growth was flat when comparing the three months ended
March 1996 as compared to the same period for 1997. Outside services expense increased by $144,100 or 625% for the first quarter 1997 over first quarter 1996. The largest components of the increase are public relations expense ($21,100), accounting expense in regards to the annual audit and preparation of the Form 10-K ($38,000), legal expenses ($30,500), and clerical accounting staff hired on a temporary to permanent basis ($50,882). Depreciation and amortization in regards to equipment, software, furnishings, and capital leases increased by $144,000 or 385% due to establishing a state of the art data center, implementing the frame relay network with Cascade switches, expansion of equipment for dial up connections, plus equipment for administrative use. Communication expense in the form of 800 number lines, long distance, and general administration increased to $74,200 or 91% for the three months ended March 1996 to the same period in 1997. This increase is reflective of the companies growth plus the increase of toll free 800 technical support service offered for dial in customers.

LIQUIDITY AND CAPITAL RESOURCES

The initial public offering completed on September 5, 1996. Operating cash flow and earnings for the remainder of 1996 and the first half of 1997 are projected to be negative. The Company continues to build infrastructure and human resources to position itself to be a prominent Internet provider in the regional market. The Company will utilize lease financing, as available, for capital acquisitions, business acquisitions will be funded based on utilizing projected cash flows from the acquisition, as well as the public offering proceeds. The Company believes its capital resources are sufficient to meets its anticipated needs at least through the second quarter 1997. The Company's ability to continue operations beyond that date depends on its ability to generate cash flow from operations, which it has not done to date. If the Company is not successful in generating cash flow from operations, it will be required to seek additional funds through equity or debt financing. There is no assurance that additional capital resources will be available to the Company if and when required, or on the terms acceptable to the Company if available. The absence of such financing would have a material adverse effect on the Company's business, including a possible reduction of operations.

The Company has incurred losses since inception and has experienced negative operating cash flow in the first quarter of 1997. The Company's operations used net cash of approximately $815,200 for this period. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

The Company acquired $252,575 of property and equipment during the first quarter of 1997 primarily to complete the Operations Data Center.
Additionally, the Company acquired ONE, Inc. for a combination of stock and cash. The cash portion was $150,000, of which $24,000 was allocated to equipment acquisition.

The Company has a bank line of credit in the amount of $500,000 of which $495,000 is drawn at March 31, 1997. The line of credit is secured by a pledge of a $300,000 treasury bill repurchase agreement and by the Company's accounts receivable. The Company's office lease is also secured by a pledge of a treasury bill of $250,000.

As of March 31, 1997, the Company had negative working capital of $803,612. This included $526,290 of cash and cash equivalents and $576,918 of investments in financial instruments convertible to cash. Trade receivables as of that date were $621,567. Current liabilities as of that date were approximately $2,688,043, including $858,355 of accounts payable, $653,458 of current maturities of long-term debt and capital lease obligations, $165,904 of accrued payroll and related taxes, and $251,017 of accrued expenses attributable primarily to a payable on office furniture, deferred office rent, preferred stock dividend payable, accrual for unbilled circuit costs, and amounts due third parties pursuant to contracts described above under "Dial-Up Service" pending cash collections. Also included in current liabilities as of that date is $257,059 of deferred revenue, which represents differences in the timing of payments by customers and recognition of the related revenue.

RMI is an Internet Service Provider (ISP) with an high growth rate. The Company's growth is dependent on building a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and projects to continue to do so for the first half of 1997. The company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows by late 1997 if revenues continue to increase according to expectations without any significant cost increases. In the near term, the Company expects to finance negative operating cash flows from incentive programs to customers designed to increase the rate of realization of accounts receivable, and, if necessary, from reductions in operating expenses. The Company may conduct an equity financing which, if completed, the proceeds would be available to fund operations. In the longer term, should revenues not continue to increase according to expectations, the Company may have to seek additional financing to fund operating losses or implement additional reductions in operating expenses. Reductions in operating expenses, if effected, could adversely affect revenues and therefore not result in the expected increase in cash flow. The Company is currently pursuing additional securities financing in order to raise a minimum of $500,000 and has entered into discussions to increase the line of credit by $200,000.

                        Rocky Mountain Internet, Inc.
                       Unaudited Financial Statements
                                    and
           Corresponding Management's Discussion and Analysis of
              Financial Condition and Results of Operations
                              extracted from
                     Quarterly Report on Form 10-QSB
                                  of the
                      Quarter Ended June 30, 1997

                         ROCKY MOUNTAIN INTERNET, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                    ASSETS

                                                       December 31,   June 30,
                                                          1996          1997
                                                         (Note)      (Unaudited)
                                                       ------------  -----------
Current assets
 Cash and Cash equivalents                             $  348,978    $  439,299
 Investments                                            1,356,629       576,918
 Trade receivables, less allowance for doubtful
 accounts 12/31/1996 $115,700; 6/30/1997 $39,899
                                                          518,827       613,040
 Inventories                                               91,047        29,260
 Other                                                    143,753        30,267
                                                       ----------    ----------
                                                       $2,459,234    $1,688,784
                                                       ----------    ----------
Property and equipment
 Equipment                                              2,513,944     2,756,597
 Computer software                                        202,501       231,737
 Leasehold Improvements                                   127,877       172,921
 Furniture, fixtures, and office equipment                413,678       431,013
                                                       ----------    ----------
                                                       $3,258,000    $3,592,268
 Less accumulated depreciation and amortization           403,023       767,871
                                                       ----------    ----------
                                                       $2,854,977    $2,824,397
                                                       ----------    ----------
Other assets
 Customer Lists                                           145,444       529,465
 Deposits                                                  80,512        94,384
                                                       ----------    ----------
                                                       $  225,956    $  623,849
                                                       ----------    ----------
                                                       $5,540,167    $5,137,030
                                                       ----------    ----------
                                                       ----------    ----------


Note: The consolidated Balance Sheet information as of December 31, 1996 has been derived from the Company's audited financial statements appearing in Form 10-KSB previously filed with the U.S. Securities and Exchange Commission.


              See Notes to Consolidated Financial Statements

                        ROCKY MOUNTAIN INTERNET, INC.
                         CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)
                    LIABILITIES AND STOCKHOLDERS' EQUITY


                                                     December 31,     June 30,
                                                        1996           1997
                                                       (Note)       (Unaudited)
                                                     -----------    -----------
Current liabilities
 Note payable                                        $     4,250    $   499,250
 Current maturities of long-term debt and obligations
  under capital leases                                   451,823        539,363
 Accounts payable                                        425,160      1,437,639
 Deferred revenue                                        218,121        256,983
 Accrued payroll and related taxes                       528,160        136,057
 Other accrued expense                                   460,836        605,714
                                                     -----------    -----------
   Total current liabilities                         $ 2,088,350    $ 3,475,006

Long-term debt and obligations under capital
  leases, less current maturities                    $ 1,134,380    $ 1,071,948
                                                     -----------    -----------
Stockholders equity
 Preferred stock, $.001 par value; authorized
 1,000,000 shares; issued and outstanding 1996,
 250,000 shares and 1997 182,500 shares              $       250    $       183


 Common stock, $.001 par value; authorized
 10,000,000 shares; issued 1996 4,540,723 shares;
 6/30/97 4,947,660 shares and outstanding 1996
 4,540,723 shares; 6/30/1997 4,915,846 shares              4,541          4,947
 Additional paid-in capital                            4,879,968      5,587,075
 Treasury Stock                                                         (42,000)
 Accumulated deficit                                  (2,567,322)    (4,960,129)
                                                     -----------    -----------
   Total stockholders' equity                        $ 2,317,437    $   590,076
                                                     -----------    -----------
                                                     $ 5,540,167    $ 5,137,030
                                                     -----------    -----------
                                                     -----------    -----------



                See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.
                           STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                             Three Months Ended            Six Months Ended
                                                                  June 30,                      June 30,
                                                           ------------------------     ------------------------
                                                             1996          1997            1996         1997
                                                           ---------    -----------     ----------   -----------
Revenue
 Internet access and services                              $ 593,692    $ 1,332,071     $1,102,147   $ 2,645,785
 Equipment sales                                              40,835        120,342        101,217       203,586
                                                           ---------    -----------     ----------   -----------
                                                             634,527      1,452,413      1,203,364     2,849,371
                                                           ---------    -----------     ----------   -----------
Cost of revenue earned
 Internet access and services                                122,491        490,155        211,326       927,265
 Equipment sales                                              33,980         97,263         85,178       161,128
                                                           ---------    -----------     ----------   -----------
                                                             156,471        587,418        296,504     1,088,393
                                                           ---------    -----------     ----------   -----------
  Gross Profit                                               478,056        864,995        906,860     1,760,978

Selling, general and administrative expenses                 850,189      1,908,932      1,525,919     3,617,237

Other operating expenses                                                    334,371                      334,371
                                                           ---------    -----------     ----------   -----------
 Operating (loss) income                                    (372,133)    (1,378,308)      (619,059)   (2,190,630)

Other income (expense)
  Interest expense                                           (44,074)      (106,988)       (67,569)     (191,477)
  Other Income (Expense)                                      (5,268)         1,211          1,879        (4,754)
  Interest income                                              2,813          6,009          2,813        18,637
  Finance charges                                             11,115            229         11,115           416
                                                           ---------    -----------     ----------   -----------
                                                             (35,414)       (99,539)       (51,762)     (177,178)
                                                           ---------    -----------     ----------   -----------

  Net (loss) income before income taxes                     (407,547)    (1,477,847)      (670,821)   (2,367,808)

Income tax expense                                                 0              0              0             0
                                                           ---------    -----------     ----------   -----------
  Net (loss) income                                        $(407,547)   $(1,477,847)    $ (670,821)  $(2,367,808)
                                                           ---------    -----------     ----------   -----------
                                                           ---------    -----------     ----------   -----------

Primary and fully diluted loss per share
 Net earnings (loss) per share                             $  (0.128)   $    (0.298)    $    (0.19)  $    (0.477)
                                                           ---------    -----------     ----------   -----------
                                                           ---------    -----------     ----------   -----------


               See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                                                           Six Months Ended
                                                               June 30,
                                                       ------------------------
                                                         1996           1997
                                                       ---------      ---------
Cash Flows from Operating Activities
  Net (loss) income                                    $(670,821)   $(2,367,808)
  Items not requiring (providing) cash:
    Depreciation and amortization                        111,875        413,074
    Changes in assets and liabilities:
     Trade receivables                                  (135,181)       (94,213)
     Inventories                                         (24,424)        61,788
     Other current assets                                  1,107        113,486
     Accounts payable                                    131,504      1,012,478
     Deferred revenue                                     30,863         38,862
     Accrued payroll and related taxes                   117,804       (392,103)
     Other accrued expenses                              127,305        144,879
                                                       ---------    -----------
      Net cash used in operating activities            $(309,968)   $(1,069,557)
                                                       ---------    -----------

Cash Flows from Investing Activities
  Proceeds from investments                                             779,711
  Acquisition of ONE, Inc. assets                                      (150,000)
  Purchase of property and equipment                     (99,855)      (200,950)
   (Additions) deletions to deposits                      49,905        (13,873)
                                                       ---------    -----------
      Net cash provided by (used in) investing
       activities                                      $ (49,950)   $   414,888
                                                       ---------    -----------

Cash Flows from Financing Activities
  Proceeds from notes payable                                           495,000
  Proceeds from long-term debt                           117,000        312,582
  Proceeds from sale of preferred stock                  406,000
  Proceeds from sale of common stock                                    400,500
  Additions to deferred offering cost                   (108,170)
  Payment of Preferred Stock Dividend                                   (25,000)
  RMI stock purchase                                                    (42,000)
  Payments on notes payable                              (12,729)
  Payments on long-term debt and obligations
   under capital leases                                  (99,020)      (396,092)
                                                       ---------    -----------
      Net cash provided by (used in) financing
       activities                                      $ 303,081    $   744,990
                                                       ---------    -----------
      Increase (decrease) in cash and cash
       equivalents                                     $ (56,837)   $    90,321

Cash and cash equivalents
  Beginning                                              274,661        348,978
                                                       ---------    -----------
  Ending                                               $ 217,824    $   439,299
                                                       ---------    -----------
                                                       ---------    -----------


                See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. - REPRESENTATION OF MANAGEMENT

The interim financial data is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement on the results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.

NOTE 2. - INVESTMENT

The Company has invested in Master Repurchase Agreements of US Treasury Notes as follows;

     Description              Maturity Date    Investment
     -----------              -------------    ----------
     US Treasury Note         Oct. 31, 1997     $276,918
     Repurchase Number 96-1   Sept. 10, 1997    $300,000

NOTE 3. - LINE OF CREDIT


The Company has established a line of credit for $500,000 effective September 18, 1996 with a maturity of September 10, 1997. The line of credit is secured by pledge of a $300,000 Master Repurchase Agreement of a US Treasury Note held with the lender and by accounts receivable. $495,000 of the $500,000 line of credit is currently drawn down. Additionally, as part of the acquisition of the Information Exchange, the Company has an additional $4,250 drawn against another line of credit.

NOTE 4. ACQUISITION OF ONLINE NETWORK ENTERPRISES, INC.

In January, 1997, the Company acquired the dedicated high speed and dial-up subscribers from Online Network Enterprises, Inc. (ONE), headquartered in Boulder, Colorado, a division of VR*1, Inc. The ONE acquisition netted RMI approximately 47 dedicated and 732 dial-up subscribers and equipment valued at approximately $24,700. The Company paid $150,000 cash and issued 116,932 shares of the Company's common stock. $306,246 was assigned to the issued stock.

The acquisition has been accounted for as a purchase by recording the assets acquired at their estimated market value at the acquisition date. The purchase price is allocated as $431,246 for customer lists and $1,000 for a non-compete agreement and $24,000 for equipment. Customer lists are being amortized over a sixty month period. Revenues from the acquisition are included effective January 17, 1997.

NOTE 5. PRIVATE PLACEMENT

The Company issued a Private Placement Memorandum on June 13, 1997 for the sale of 600,000 Units. Each unit is sold for $4.00 and consists of two shares of Common Stock, $.001 par value per share, and one Warrant. The $4.00 per Unit purchase price is allocated $1.90 to each share of Common Stock and $.20 to the Warrant. Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $3.00 per share. As of 6/30/97, gross proceeds from the offering were $445,000 or 111,250 Units.

NOTE 6. CHANGES IN STOCKHOLDERS EQUITY

During the three months ended June 30, 1997 the following stock transactions occurred.

Preferred stock, $.001 par value
     Beginning Balance                                              $   250.00
     Shares converted to Common stock (67,500 shares)               $   (67.50)
                                                                    ----------
     Ending balance                                                 $   182.50
                                                                    ----------
                                                                    ----------
Common stock, $.001 par value
     Beginning Balance                                              $ 4,657.66
     Preferred stock converted to Common stock (67,500 shares)      $    67.50
     Shares issued for Private Placement                            $   222.50
                                                                    ----------
     Ending Balance                                                 $ 4,947.66
                                                                    ----------
                                                                    ----------
Treasury stock
     Beginning balance                                              $12,000.00
     Acquired stock from major shareholders and former employee
        as part of severance agreement (22,719 shares)              $30,000.00
                                                                    ----------
     Ending balance                                                 $42,000.00
                                                                    ----------
                                                                    ----------

NOTE 7. RESTATEMENT

    The 1996 financial statements have been restated to correct the recording of a non-qualified stock option. The effect of this change was to increase additional paid-in capital, accumulated deficit and net loss by $40,000 and to increase primary and fully diluted loss per share by $.01 as of December 31, 1996 and for the year then ended, compared to what was previously reported.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide successful new services, that competitive conditions will not change materially, that demand for the Company's services will continue to grow, that the Company will retain and add qualified personnel, that the Company's forecasts will accurately anticipate revenue growth and the costs of producing that growth, and that there will be no material adverse change in the Company's business. In light of the significant uncertainties inherent in the forward-looking information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, actual results could differ materially from the forward-looking information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

The Company is implementing an operating plan calling for growth through expansion of existing business categories, expansion of capabilities through implementation of a frame relay switch backbone, expanding World Wide Web page hosting and creation, and additional opportunities that fit within the Internet business.

Effective January 16, 1997, the Company acquired dial-up and dedicated access subscribers from Online Network Enterprises, Inc. (ONE), a Boulder, Colorado, based provider of Internet access and Web services for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.

Termination Agreement - Contract with Zero Error Networks


The Company and Zero Error Networks (ZEN), a third party with which the Company had contacted as described below under "Dial-Up Service," signed a "TERMINATION AGREEMENT" effective July 3, 1997, which affects four points of presence (POP) located in Pueblo, Hayden, Leadville, and Alamosa, Colorado. These POP's have been operated under a revenue and expense sharing contract between the two parties. The Termination Agreement calls for ZEN to operate the Hayden, Leadville, and Alamosa, Colorado locations and receive the rights to the customer base currently existing in those locations while the Company will operate and maintain the customer base in Pueblo and surrounding areas. The transition is to occur during the months of July and August, 1997. The Company has contracted for a location (POP site) in Pueblo and installed approximately $35,000 of equipment therein. The Termination Agreement includes a limited non-compete clause wherein neither party may directly solicit the existing customer base of the other for a period of one year.
The net effect of the Termination Agreement on net income is expected to be neutral in the short run and have a positive long term result. The Pueblo revenues are expected to grow at a faster rate than the other three POP's combined and the Company plans to focus additional effort to selling dedicated access in the Pueblo market.


RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 1996 AND 1997

The Company's revenues grew 129% from $634,526 to $1,452,413 for the three months ended June 30, 1997 as compared to the comparable period in 1996. Listed below is a breakdown of the revenue billing categories.

                                      Three Months Ended
                                           June 30,
                                    ----------------------------------
                                      1996          1997      % Change
                                    --------     ----------   --------
  REVENUE
  Dial-Up Service                   $349,239     $  570,992       63%
  Dedicated access Service           149,221        461,239      209%
  Web Services                        92,612        251,413      171%
  Equipment                           40,835        120,342      195%
  Other                                2,620         48,427     1748%
                                    --------     ----------     -----
    Total                           $634,527     $1,452,413      129%
                                    --------     ----------     -----
                                    --------     ----------     -----

Dial-Up Service

The Company's strategy is to provide an high quality service with few busy signals. In order to assure this service level, the Company does not provide any unlimited access service price plans during the business day, since these plans have a tendency to congest the network. The Company does provide a range of service offerings based on a set number of hours for a set rate with additional hours billed as overage. The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995, 1996, and 1997.

                  For the Three Months Ended

   Mar Jun Sep Dec Mar Jun Sep Dec Mar Jun 1995 1995 1995 1995 1996 1996 1996 1996 1997 1997
------  ------  ------  ------  ------  ------  ------  ------  ------  -----
$20.52  $20.42  $20.88  $21.02  $20.97  $20.33  $20.41  $20.50  $20.10  20.04

The Dial-up business continues to experience growth based on reputation, trade show attendance, and marketing by third parties with which the Company has contracted in outlying areas of Colorado. Dial-up Service has been split approximately evenly between commercial and residential customers throughout 1995, 1996, and 1997. Dial-Up revenues increased from $349,240 to $570,990 or 63% from the 3 months ending June 30, 1996 to the 3 months ending June 30, 1997.

RMI has established business alliances with five, locally-based unrelated parties for the purpose of providing Internet services in secondary markets in the State of Colorado. The services conducted are provided under a written contract that provides for the locally-based party to provide equipment and marketing services while the Company provides Internet access and administrative services. Dial-up revenues based on these contracts generated $76,539 in revenues for the three month period ending June 1996 and $151,082 for the same period in 1997, for an increase of 97%. The points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996. Effective July 3, 1997, the contract with Zero Error Networks (ZEN) was terminated. Under the termination agreement, the Company will operate the Pueblo POP as a Company only location and ZEN will operate Alamosa, Leadville, and Hayden locations. The similar contract in Grand Junction, Colorado was terminated by the Company effective April 30, 1997. The marketing efforts by the locally-based third party in this location were minimal and sales were less than $1,000 per month. The Company is pursuing options to operate this facility and add dedicated as well as Dial-Up customers.

Dedicated Access Service

Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network (ISDN) connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, point to point connections, and T-3 (45 Mbps) or fractional T-3 connections. The Company also offers a colocation service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

Dedicated business has grown based principally on ISDN and High Speed circuit growth. ISDN sales have grown from $6,800 to $150,300 from second quarter 1996 to second quarter 1997 for an increase of 2110%, while high speed circuits have increased from $98,720 to $236,750 for the same periods for an increase of 140%.

Web Services

Web services revenues are composed of Web page hosting and Web page production. Web page hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web Sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:

Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30  Sep 30  Dec 31  Mar 31  Jun 30
  1995    1995    1995    1995    1996    1996    1996    1996    1997    1997
------  ------  ------  ------  ------  ------  ------  ------  ------  ------
     1      21      45      90     157     217     242     341     418     424

Web page hosting accounted for $52,600 of revenue in the second quarter of 1996 and $114,700 in the second quarter of 1997 revenue for an increase of 118%. The increase resulted from increases in the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

Web page production increased from $40,000 for the second quarter 1996 to $136,700 for the second quarter 1997 for an increase of 242%. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business plus the activities of the Company's direct sales force helped to drive this part of the business. The Company did not have a direct sales force until December, 1995.

Other Revenue


Other revenue includes training revenue ($2,570 increased to $9,040), network consulting ($0 increased to $10,750)and sales from the Information Exchange, a voice messaging subsidiary ($0 increased to $27,400). The Information Exchange was acquired in a stock transaction in late 1996.

Gross Profit

Gross profit consists of total revenue less the cost of delivering services and equipment. The gross profit (exclusive of equipment sales) was 79.4% for the three months ended June 30, 1996 and 63.2% for the same period in 1997. In late December, 1996, the Company implemented a frame relay network using Cascade switches. The switches are connected with a T-3 fiber optic network to provide a high speed and highly reliable connection. The implementation of this network has provided very high capacities for connections and has resulted in a short term erosion of gross margin while the capacity is sold. Future circuits sold on this network should have high yields because the capacity is in place. Gross profits on equipment sales were 16.8% and 19.2% for the 3 month periods ending June 30, 1996 and 1997 respectively. Sale of equipment is provided as an accommodation to the Company's customers.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased by 125% from the three months ended June 30, 1997 over the same period of 1996. This increase resulted from the overall expansion of the business and is in keeping with the strategy of building an organization capable of handling rapid growth and expansion. Compensation and related personnel costs increased from $542,200 to $1,084,300 or 100% from the three month period in 1996 to 1997. Personnel were added in all areas to expand the Company's sales efforts, technical support, and administrative capabilities. The Company believes that future revenue growth will not require a proportional increase in personnel expense as the Company is positioned to experience economies of scale. Advertising, trade shows, and marketing expenses increased from $59,450 to $81,620 or 37% for the three months ended June 30 1996 as compared to the same period for 1997. Outside services expense increased from $21,060 to $148,400 or 605% for the second quarter of 1967 over the second quarter of 1996. The largest components of the increase are professional services for consultants ($58,200), legal expenses ($33,800), and clerical accounting staff and customer technical support staff hired on a temporary to permanent basis ($36,520). Depreciation and amortization in regards to equipment, software, furnishings, and capital leases increased by $149,800 or 201% due to establishing a state of the art data center, implementing the frame relay network with Cascade switches, expansion of equipment for dial up connections, plus equipment for administrative use. Communication expense in the form of 800 number lines, long distance, and general administration increased to $72,900 or 70% for the three months ended June 30, 1997 to the same period in 1996. This increase is reflective of the company's growth plus the increase of toll free 800 technical support service offered for dial in customers.

Other Operating Expenses

During the three months ended June 30, 1997, the Company incurred one time expenses for: a write-off of Joint Venture project costs in Grand Junction and Burlington, Colorado in the amount of $45,113, a write down of inventory for sale in the amount of $23,031, an expense of $158,994 relating to termination of employees, and $107,233 of legal expenses relating to the terminations and defense of the lawsuit referenced in Part II, Item 1 of this document.

SIX MONTHS ENDED JUNE 30, 1996 AND 1997

The Company's revenues grew 137% from $1,203,364 to $2,849,371 for the six months ended June 30, 1997 as compared to the comparable period in 1996. Listed below is a breakdown of the revenue billing categories.

                                   Six Months Ended
                                       June 30,
                               ----------------------------------
                                  1996         1997      % Change
                               ----------   ----------   --------
 REVENUE
 Dial-Up Service               $  667,143   $1,166,678      75%
 Dedicated access Service         275,083      808,832     194%
 Web Services                     147,096      467,886     218%
 Equipment                        101,217      203,586     101%
 Other                             12,825      202,389    1478%
                               ----------   ----------    -----
   Total                       $1,203,364   $2,849,371     137%
                               ----------   ----------    -----
                               ----------   ----------    -----

Dial-Up Service

The Dial up business continues to experience growth based on reputation, trade show attendance, and marketing by third parties with which the Company contracted in outlying areas of Colorado. Revenues increased from $667,140 to $1,166,680 or 75% from the 6 months ending June 30, 1996 to the 6 months
ending June 30, 1997.   Dial-up Service has been split approximately evenly
between commercial and residential customers throughout 1995, 1996, and 1997.

RMI has established business alliances through contracts with five unrelated parties for the purpose of providing Internet Services in secondary markets in the State of Colorado. These contracts provide for the local party to provide equipment and marketing services while the Company provides Internet access and administrative services. Dial-up revenues based on these contracts generated $138,290 in revenues for the six month period ending June 1996 and $283,240 for the same period in 1997 for an increase of 105%.

Dedicated Access Service

Dedicated business has grown based principally on ISDN and High Speed circuit growth. ISDN sales have grown from $9,840 to $258,220 from the first half of 1996 to first half of 1997 for an increase of 2524%, while high speed circuits have increased from $180,120 to $410,170 for the same periods for an increase of 128%.

Web Services

Web page hosting accounted for $82,810 of revenue in the six months ending June 30, 1996 and $218,300 for the same period in 1997 for an increase of 164%. The increase resulted from increases in the direct sales force, increased server capacities and speed, and the increasing popularity of the Web as a business tool.

Web page production increased from $64,280 to $249,580 or 288% for the first six months of 1996 as compared to the same period in 1997. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business plus the activities of the Company's direct sales force helped to drive this part of the business.

Other Revenue

Other revenue includes training revenue ($12,780 increased to $16,860), consulting ($0 increased to $121,470)and sales from the Information Exchange ($0 increased to $63,700), a voice messaging subsidiary. The Information Exchange was acquired in a stock transaction in late 1996.

Gross Profit

Gross profit consists of total revenue less the cost of delivering services and equipment. The gross profit (exclusive of equipment sales) was 80.8% for the six months ended June 30, 1996 and 65.0% for the same period in 1997. In late December, 1996, the Company implemented a frame relay network using Cascade switches. The switches are connected with a T-3 fiber optic network to provide a high speed and highly reliable connection. The implementation of this network has provided very high capacities for connections and has resulted in a short term erosion of gross margin while the capacity is sold. Future circuits sold on this network should have high yields because the capacity is in place. Gross profits on equipment sales were 15.8% and 20.9% for the 6 month periods ending June 30, 1996 and 1997 respectively. Sale of equipment is provided as an accommodation to the Company's customers.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased by 137% from the six months ended June 30, 1997 over the same period of 1996. This increase resulted from the overall expansion of the business and is in keeping with the strategy of building an organization capable of handling rapid growth and expansion. Compensation and related personnel costs increased from $932,300 to $2,042,250 or 119% from the six month period in 1996. Personnel were added in all areas to expand the Company's sales efforts, technical support, and administrative capabilities. The Company believes that future revenue growth will not require a proportional increase in personnel expense as the Company is positioned to experience economies of scale. Advertising, trade shows, and marketing expenses increased from $106,850 to $129,300 or 21% for the six months ended June 30 1997 as compared to the same period for 1996. Outside services expense increased from $44,100 to $315,550 or 615% for the first half of 1997 over the first half of 1996. The largest components of the increase are professional services for consultants ($104,980), legal expenses ($64,400), accounting services for the year end audit and SEC reporting assistance ($44,580), and clerical accounting staff and customer technical support staff hired on a temporary to permanent basis ($89,650). Depreciation and amortization in regards to equipment, software, furnishings, and capital leases increased by $305,130 or 273% due to establishing a state of the art data center, implementing the frame relay network with Cascade switches, expansion of equipment for dial up connections, plus equipment for administrative use. Communication expense in the form of 800 number lines, long distance, and general administration increased to $147,100 or 80% for the six months ended June 30, 1996 to the same period in 1997. This increase is reflective of the companies growth plus the increase of toll free 800 technical support service offered for dial in customers.

Other Operating Expense

During the six months ended June 30, 1997, the Company incurred one time expenses for: a write-off of project costs related to Dial-Up contracts with unrelated parties in Grand Junction and Burlington, Colorado in the amount of $45,113, a write down of inventory for sale in the amount of $23,031, an expense of $158,994 relating to termination of employees, and $107,233 of legal expenses relating to the terminations and defense of a lawsuit.


LIQUIDITY AND CAPITAL RESOURCES

The initial public offering was completed on September 5, 1996. Operating cash flow and earnings for the remainder of 1997 are projected to be negative. The Company continues to build infrastructure and human resources to position itself to be a prominent Internet provider in the regional market. The Company will utilize lease financing, as available, for capital acquisitions. The Company is in the process of a Private Placement with a stated value of $2,400,000 with a net to the Company of $2,160,000 if the offering is fully subscribed. As of June 30, 1997, gross proceeds of $445,000 had been received and as of July 31, 1997, an additional $447,000 had been received. The Company has incurred losses since inception and has experienced negative operating cash flow in the first half of 1997. The Company's operations used net cash of approximately $1,069,557 for this period. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

The Company acquired $334,270 of property and equipment during the first half of 1997 primarily to complete the Operations Data Center and for various other needs. Additionally, the Company acquired ONE, Inc. for a combination of stock and cash. The cash portion was $150,000 of which, $24,700 was allocated to equipment acquisition.

The Company has a bank line of credit in the amount of $500,000 of which $495,000 is drawn at June 30, 1997. The line of credit is secured by a pledge of a $300,000 treasury bill repurchase agreement and by the Company's accounts receivable. The Company's office lease is also secured by a pledge of a treasury bill of $250,000.

As of June 30, 1997, the Company had negative working capital of $1,786,222. This included $436,299 of cash and cash equivalents and $576,918 of investments in financial instruments convertible to cash. Trade receivables as of that date were $613,040. Current liabilities as of that date were approximately $3,475,006, including $1,437,639 of accounts payable, $539,363 of current maturities of long-term debt and capital lease obligations, $136,057 of accrued payroll and related taxes, and $605,714 of accrued expenses attributable primarily to a payable on office furniture, deferred office rent, preferred stock dividend payable, accrual for unbilled circuit costs, and amounts due unrelated parties pursuant to contracts described above under "Dial-Up Service" pending cash collections. Also included in current liabilities as of that date is $256,983 of deferred revenue, which represents differences in the timing of payments by customers and recognition of the related revenue.

RMI is an Internet Service Provider (ISP) with an high growth rate. The Company's growth is dependent on building a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and projects to continue to do so through 1997. The Company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows in 1998 if revenues continue to increase according to expectations without any significant cost increases. Should revenues not continue to increase according to expectations, in the near term the Company may have to seek additional financing to fund operating losses or implement additional reductions in operating expenses. Reductions in operating expenses, if effected, could adversely affect revenues and therefore not result in the expected increase in cash flow.

The Company's common stock is traded on the Nasdaq SmallCap Market. The Directors of The Nasdaq Stock Market, Inc. recently proposed changes to Nasdaq Listing Requirements. These changes are pending approval by the SEC. If approved, the Nasdaq will give companies six months to comply with the new requirements. A minimum maintenance standard of $2 million in net tangible assets is included in these proposed changes. The current requirement is $1,000,000 of net equity in order to be listed with Nasdaq. As of June 30, 1997, the Company had less than $2,000,000 in net tangible assets and less than $1,000,000 of net equity. The Company is in the process of a Private Placement in the amount of $2,400,000 of which $445,000 had been received by June 30, 1997 and an additional $447,000 had been received as of July 31, 1997. The successful completion of the Company's private placement offering would not satisfy the proposed Nasdaq Listing Requirements. Although the existing Nasdaq Listing Requirements would be satisfied by the successful completion of the private placement offering, there can be no assurances that the Company can continue to satisfy these Listing Requirements. If the proposed changes to the SmallCap Market listing criteria are approved by the SEC and if the Company fails to meet such requirements, the Company's common stock would no longer trade in the SmallCap Market, which would adversely affect the liquidity and price of the Company's common stock. There can be no assurance that the Private Placement will be completed in full.

                                Rocky Mountain Internet, Inc.
                               Unaudited Financial Statements
                                            and
                  Corresponding Management's Discussion and Analysis of
                     Financial Condition and Results of Operations
                                     extracted from
                               Quarterly Report on Form 10-QSB
                         for the Quarter Ended September 30, 1997

                        ROCKY MOUNTAIN INTERNET, INC.
                   CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                    ASSETS

                                                December 31,    September 30,
                                                   1996             1997
                                                ------------    -------------
                                                   (Note)         Unaudited)

Current assets
 Cash and cash equivalents                      $  348,978      $  287,197
 Investments                                     1,356,629         276,918
 Trade receivables, less allowance for
   doubtful accounts 12/31/1996 $115,700;
   9/30/1997 $73,120                               518,827         662,737
 Deferred offering costs                                            43,496
 Inventories                                        91,047          47,559
 Other                                             143,753          15,586
                                                ----------      ----------
                                                $2,459,234      $1,333,493
                                                ----------      ----------
Property and equipment
 Equipment                                       2,513,944       2,898,510
 Computer software                                 202,501         227,830
 Leasehold improvements                            127,877         190,235
 Furniture, fixtures, and office equipment         413,678         431,014
                                                ----------      ----------
                                                $3,258,000      $3,747,589
 Less accumulated depreciation and amortization    403,023         967,984
                                                ----------      ----------
                                                $2,854,977      $2,779,605
                                                ----------      ----------
Other assets
 Customer lists                                    145,444         500,280
 Deposits                                           80,512          94,137
                                                ----------      ----------
                                                $  225,956      $  594,417
                                                ----------      ----------
                                                $5,540,167      $4,707,515
                                                ----------      ----------
                                                ----------      ----------


 Note: The consolidated Balance Sheet information as of December 31, 1996 has been derived from the Company's audited financial statements appearing in Form 10-KSB previously filed with the U.S. Securities and Exchange Commission


                See Notes to Consolidated Financial Statements

                          ROCKY MOUNTAIN INTERNET, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                     December 31,  September 30,
                                                        1996           1997
                                                    -------------  -------------
                                                       (Note)       (Unaudited)

Current liabilities
 Note payable                                       $     4,250        199,250
 Current maturities of long-term debt and
  obligations under capital leases                      451,823        577,171
 Accounts payable                                       425,160      1,314,787
 Deferred revenue                                       218,121        388,550
 Accrued payroll and related taxes                      528,160        178,614
 Other accrued expense                                  460,836        623,948
                                                    -----------    -----------
 Total current liabilities                          $ 2,088,350    $ 3,282,320
                                                    -----------    -----------

Long-term debt and obligations under capital
 leases, less current maturities                    $ 1,134,380    $   984,504
                                                    -----------    -----------
Stockholders equity
 Preferred stock, $.001 par value; authorized
  1,000,000 shares; issued and outstanding 1996,
  250,000 shares and 1997, 92,500 shares            $       250    $        93
 Common stock, $.001 par value; authorized
  10,000,000 shares; issued 1996 4,540,723 shares;
  9/30/97 5,436,160 shares and outstanding 1996
  4,540,723 shares; 9/30/1997 5,390,734 shares.           4,541          5,436
 Additional paid-in capital                           4,879,968      6,304,096
 Treasury stock                                                        (60,000)
 Accumulated deficit                                 (2,567,322)    (5,808,934)
                                                    -----------    -----------
 Total stockholders' equity                         $ 2,317,437    $   440,691
                                                    -----------    -----------
                                                    $ 5,540,167    $ 4,707,515
                                                    -----------    -----------
                                                    -----------    -----------

                See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.
                           STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                  Three Months Ended            Nine Months Ended
                                                     September 30,                September 30,
                                              -------------------------    -------------------------
                                                 1996            1997          1996         1997
                                              ----------     ----------    -----------   -----------
Revenue
  Internet access and services                $  705,785     $1,489,562    $ 1,807,933   $ 4,135,344
  Equipment sales                                215,252         92,857        316,469       296,442
                                              ----------     ----------    -----------   -----------
                                              $  921,037     $1,582,419    $ 2,124,402   $ 4,431,786
                                              ----------     ----------    -----------   -----------
Cost of revenue earned
  Internet access and services                $  191,082     $  327,573    $   402,408   $ 1,254,838
  Equipment sales                                197,547         69,365        282,726       230,493
                                              ----------     ----------    -----------   -----------
                                              $  388,629     $  396,938    $   685,134   $ 1,485,331
                                              ----------     ----------    -----------   -----------
   Gross Profit                               $  532,408     $1,185,481    $ 1,439,268   $ 2,946,455

Selling, general and administrative expenses   1,130,606      1,834,317      2,656,387     5,451,553
Other operating expenses                                        119,519              0       453,629
                                              ----------     ----------    -----------   -----------
 Operating (loss) income                      $ (598,198)    $ (768,355)   $(1,217,119)  $(2,958,727)

Other income (expense)
  Interest expense                               (49,181)      (100,722)      (116,750)     (297,838)
  Other income (expense)                                           (277)                        (764)
  Interest income                                 10,079          3,659         12,892        22,297
  Finance charges                                  9,087         17,489         20,202        17,905
  Other income                                       312          1,274          2,054         2,388
                                              ----------     ----------    -----------   -----------
                                              $  (29,703)    $  (78,577)   $   (81,602)  $  (256,012)
                                              ----------     ----------    -----------   -----------
  Net (loss) income before income taxes       $ (627,701)    $ (846,932)   $(1,298,721)  $(3,214,739)
                                              ----------     ----------    -----------   -----------
Income tax expense                                     0              0              0             0
  Net (loss) income                           $ (627,901)    $ (846,932)   $(1,298,721)  $(3,214,739)
                                              ----------     ----------    -----------   -----------
                                              ----------     ----------    -----------   -----------

Primary and fully diluted loss per share
  Net loss per share                          $   (0.162)    $   (0.157)   $    (0.359)  $    (0.633)
                                              ----------     ----------    -----------   -----------
                                              ----------     ----------    -----------   -----------

                See Notes to Consolidated Financial Statements

                         ROCKY MOUNTAIN INTERNET, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                           Nine Months Ended
                                                             September 30,
                                                       --------------------------
                                                           1996           1997
                                                       -----------     ----------
Cash Flows from Operating Activities
  Net (loss) income                                    $(1,298,721)  $(3,214,738)
  Items not requiring (providing) cash:
   Depreciation and amortization                           184,468       642,371
   Salaries paid with stock options                         40,000            --
   Changes in assets and liabilities:
    Trade receivables                                     (309,427)     (143,910)
    Inventories                                            (99,859)       43,489
    Other current assets                                  (151,968)      128,167
    Accounts payable                                       607,403       889,627
    Deferred revenue                                        16,446       170,429
    Accrued payroll and related taxes                      156,349      (349,546)
    Other accrued expenses                                 139,300       163,113
                                                       -----------   -----------
      Net cash used in operating activities            $  (716,009)  $(1,670,999)

Cash Flows from Investing Activities
  Purchase of investments                              $(1,200,000)
  Proceeds from investments                                          $ 1,079,712
  Acquisition of ONE, Inc. assets                                       (150,000)
  Purchase of property and equipment                      (150,405)     (264,471)
                                                       -----------   -----------
  (Additions) deletions to deposits                        (19,389)      (13,626)
                                                       -----------   -----------
      Net cash provided by (used in) investing
       activities                                      $(1,369,794)  $   651,615

Cash Flows from Financing Activities
  Proceeds from notes payable                          $    88,842   $   495,000
  Proceeds from debentures / long-term debt                117,000       329,868
  Proceeds from sale of preferred stock                    406,000
  Proceeds from sale of common stock                     3,793,628     1,117,920
  Additions to deferred offering cost                                    (43,496)
  Payment of Preferred Stock Dividend                                    (26,875)
  RMI stock purchase                                                     (60,000)
  Payments on notes payable                                (19,419)     (300,000)
  Payments on long-term debt and obligations
   under capital leases                                   (164,789)     (554,814)
                                                       -----------   -----------
      Net cash provided by (used in) financing
       activities                                      $ 4,221,262   $   957,603
        Increase (decrease) in cash and cash
         equivalents                                   $ 2,135,458   $   (61,782)
  Cash and cash equivalents
                                                       -----------   -----------
  Beginning                                                274,661       348,978
                                                       -----------   -----------
                                                       -----------   -----------
      Ending                                           $ 2,410,119   $   287,196

                See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. - REPRESENTATION OF MANAGEMENT

The interim financial data are unaudited; however, in the opinion of management, the interim data include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures included herein are adequate to make the information presented not misleading.


NOTE 2. - INVESTMENT

The Company has invested in a US Treasury Note as follows;

     Description              Maturity Date    Investment
     -----------              -------------    ----------
     US Treasury Note         Oct. 31, 1997    $  276,918

This US Treasury Note is pledged against a letter of credit securing the Company's office lease.


NOTE 3. - LINE OF CREDIT

The Company has established a line of credit for $500,000 effective September 18, 1996 with a maturity of September 10, 1997. The line of credit was secured by pledge of a $300,000 Master Repurchase Agreement of a US Treasury Note held with the lender and by accounts receivable. Additionally, as part of the acquisition of the Information Exchange, the Company has an additional $4,250 drawn against another line of credit. The two credit lines have been consolidated and then reduced by applying the $300,000 Master Repurchase Agreement to the outstanding balance. The remaining balance at September 30, 1997 was $199,250. This balance was retired in October 1997.


NOTE 4. ACQUISITION OF ONLINE NETWORK ENTERPRISES, INC.

In January, 1997, the Company acquired the dedicated high speed and dial-up subscribers from Online Network Enterprises, Inc. (ONE), headquartered in Boulder, Colorado, a division of VR*1, Inc. The ONE acquisition netted RMI approximately 47 dedicated and 732 dial-up subscribers and equipment valued at approximately $24,700. The Company paid $150,000 cash and issued 116,932 shares of the Company's common stock for the assets acquired from ONE. $306,246 was assigned to the issued stock.

The acquisition has been accounted for as a purchase by recording the assets acquired at their estimated market value at the acquisition date. The purchase price is allocated as $431,246 for customer lists and $1,000 for a non-compete agreement and $24,000 for equipment. Customer lists are being amortized over a sixty month period. Revenues from the acquisition are included effective January 17, 1997.

NOTE 5. PRIVATE PLACEMENT

The Company prepared a Private Placement Memorandum dated June 13, 1997 for the sale of 600,000 units. Each unit is sold for $4.00 and consists of two shares of Common Stock, $.001 par value per share, and one Warrant. The $4.00 per Unit purchase price is allocated $1.90 to each share of Common Stock and $.20 to the Warrant. Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $3.00 per share. This offering closed on September 14, 1997. As of 9/30/97, the final gross proceeds from the offering were $1,242,000 or 310,500 Units.

     In addition, in the event that, within 24 months after June 30, 1997, the Company sells shares of its Common Stock for cash consideration (other than upon exercise of employee stock options) and the amount per share paid to the Company, net of discounts and commissions is less than $1.80, the Company is required to issue to each purchaser in the private offering an additional number of shares of Common Stock such that the additional shares, when added to the shares purchased in the private offering, would result in an effective purchase price equal to the net price per share paid by purchasers in such later offering.

     Neidiger, Tucker, Bruner ("NTB") was the Company's placement agent in connection with the private offering described in the preceding paragraphs. In connection with that offering, the Company agreed to issue to NTB warrants (the "NTB Private Offering Warrants") to purchase units of securities, each unit consisting of two shares of Common Stock and one common stock purchase warrant. The terms of the NTB Private Offering Warrants, including the antidilution provisions, if any, have not been determined as of the date hereof. The Company anticipates that it will issue to NTB, for nominal consideration, 31,050 NTB Private Offering Warrants, although the Company has not entered into a formal sales agency agreement with NTB with respect to the private offering. Accordingly, the terms of the NTB Private Offering Warrants, including the anti-dilution provisions, if any, have not been determined as of the date hereof.

NOTE 6. CHANGES IN STOCKHOLDERS EQUITY

During the three months ended September 30, 1997 the following stock transactions occurred.


Preferred stock, $.001 par value
     Beginning Balance                                               $   182.50
     Shares converted to Common stock (90,000 shares)                $   (90.00)
                                                                     ----------
     Ending balance                                                  $    92.50
                                                                     ----------
                                                                     ----------
Common stock, $.001 par value
     Beginning Balance                                               $ 4,947.66
     Preferred stock converted to Common stock (90,000 shares)       $    90.00
     Shares issued for Private Placement                             $   398.50
                                                                     ----------
     Ending Balance                                                  $ 5,436.16
                                                                     ----------
                                                                     ----------
Treasury stock
     Beginning balance                                               $42,000.00
     Acquired stock from major shareholders and former employee
        as part of severance agreement (13,617 shares)               $18,000.00
                                                                     ----------
     Ending balance                                                  $60,000.00
                                                                     ----------
                                                                     ----------

NOTE 7. RESTATEMENT

    The 1996 financial statements have been restated to correct the recording of a non-qualified stock option. The effect of this change was to increase additional paid-in capital, accumulated deficit and net loss by $40,000 and to increase primary and fully diluted loss per share by $.01 as of December 31, 1996 and for the year then ended, compared to what was previously reported.



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCE CONDITION AND RESULTS OF OPERATIONS

     Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements. The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties.
Such forward-looking statements are based on assumptions that the Company will continue to design, market and provide successful new services, that competitive conditions will not change materially, that demand for the Company's services will continue to grow, that the Company will retain and add qualified personnel, that the Company's forecasts will accurately anticipate revenue growth and the costs of producing that growth, and that there will be no material adverse change in the Company's business. In light of the significant uncertainties inherent in the forward-looking information included in this Management's Discussion and Analysis of Financial Condition and Results of Operations, actual results could differ materially from the forward-looking information contained in this Management's Discussion and Analysis of Financial Conditions and Results of Operations.

On October 1, 1997, Mr. Douglas H. Hanson obtained effective control of Rocky Mountain Internet, Inc., by entering into a series of agreements wherein he invested $2,450,000 in the Company in exchange for 1,225,000 shares of common stock at a price of $2.00 per share in addition to acquiring warrants, options, and voting rights from certain shareholders. The details of this transaction are contained in a current report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 6, 1997. The Company will recognize compensation expense of $472,225 over a twelve month period in respect of the 377,780 options to purchase stock under a non-qualified stock option plan which were granted to Mr. Hanson. Mr. Hanson received 4,000,000 warrants exercisable at $1.90 for a period of one and one-half years. Each warrant may be exchanged for one share of common stock.

The following is a Proforma Balance Sheet reflecting the effect of the $2,450,000 investment as of the funding date of October 3, 1997.

                            ROCKY MOUNTAIN INTERNET, INC.
                             CONSOLIDATED BALANCE SHEETS
                                     (UNAUDITED)
                                       ASSETS

                                                                                                                      Proforma
                                                                             Sep. 30, 1997        Investment        Oct. 3, 1997
                                                                              (Unaudited)        Oct. 3, 1997       (Unaudited)
Current assets
    Cash and cash equivalents                                                  $     287,197        $ 2,450,000       $   2,737,197
    Investments                                                                      276,918                                276,918
    Trade receivables, less allowance for doubtful accounts; 9/30/1997               662,737                                662,737
    $73,120
    Deferred offering costs                                                           43,496            (43,496)                  0
    Inventories                                                                       47,559                                 47,559
    Other                                                                             15,586                                 15,586
                                                                          ----------------------------------------------------------
                                                                              $    1,333,493        $ 2,406,504      $    3,739,997
Property and equipment
    Equipment                                                                      2,898,510                              2,898,510
    Computer software                                                                227,830                                227,830
    Leasehold improvements                                                           190,235                                190,235
    Furniture, fixtures, and office equipment                                        431,014                                431,014
                                                                          ----------------------------------------------------------
                                                                              $    3,747,589   $            -        $    3,747,589
    Less accumulated depreciation and amortization                                   967,984                                967,984
                                                                          ----------------------------------------------------------
                                                                              $    2,779,605   $            -        $    2,779,605
Other assets
    Customer lists                                                                   500,280                                500,280
    Deposits                                                                          94,137                                 94,137
                                                                          ----------------------------------------------------------
                                                                             $       594,417   $            -        $      594,417
                                                                          ----------------------------------------------------------
                                                                              $    4,707,515        $ 2,406,504      $    7,114,019
                                                                          ----------------------------------------------------------
                                                                          ----------------------------------------------------------

                                     -102-

                                ROCKY MOUNTAIN INTERNET, INC.
                                 CONSOLIDATED BALANCE SHEETS
                                         (UNAUDITED)
                             LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                                      Proforma
                                                                             Sep. 30, 1997        Investment        Oct. 3, 1997
                                                                              (Unaudited)        Oct. 3, 1997       (Unaudited)
Current liabilities
    Note payable                                                                     199,250                                199,250
    Current maturities of long-term debt and obligations under capital               577,171                                577,171
    Accounts payable                                                               1,314,787                              1,314,787
    Deferred revenue                                                                 388,550                                388,550
    Accrued payroll and related taxes                                                178,614                                178,614
    Other accrued expense                                                            623,948                                623,948
                                                                          ----------------------------------------------------------
      Total current liabilities                                                $   3,282,320        $       -        $    3,282,320

   Long-term debt and obligations under capital leases, less current           $     984,504        $       -        $      984,504
     maturities
                                                                          ----------------------------------------------------------

Stockholders equity
    Preferred stock, $.001 par value; authorized 1,000,000 shares;             $          93                         $           93
    issued and outstanding 9/30/97 and 10/3/97,  92,500 shares
    Common stock, $.001 par value; authorized 10,000,000 shares; issued;               5,436              1,225               6,661
    9/30/97 5,432,116; 10/3/97 6,657,116 shares and outstanding
    9/30/1997 5,386,690 shares 10/3/97 6,611,690 shares.


    Additional paid-in capital                                                     6,304,096          2,448,775
                                                                                                        (43,496)          8,709,375
    Treasury Stock                                                                   (60,000)                               (60,000)
    Accumulated deficit                                                           (5,808,934)                            (5,808,934)
                                                                          ----------------------------------------------------------
    Total Stockholders' Equity                                                 $     440,691        $ 2,406,504      $    2,847,195
                                                                          ----------------------------------------------------------
                                                                               $   4,707,515        $ 2,406,504      $    7,114,019
                                                                          ----------------------------------------------------------
                                                                          ----------------------------------------------------------

This investment brings the Company into compliance with the Nasdaq SmallCap Market listing requirements as of October 3, 1997. See LIQUIDITY AND CAPITAL RESOURCES below for additional discussion of this matter.

Effective January 16, 1997, the Company acquired dial-up and dedicated access subscribers from Online Network Enterprises, Inc. (ONE), a Boulder, Colorado, based provider of Internet access and Web services for consideration consisting of $150,000 of cash and 116,932 shares of the Company's common stock.

The Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the timing and number of customer subscriptions, the introduction of new pricing alternatives, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of distribution channels through which those services are sold. In addition, the Company's expenses, including but not limited to obligations under equipment leases, facilities leases, telephone access lines, and Internet access are relatively fixed in the short term, and therefore variations in the timing and amount of revenues could have a material adverse effect on the Company's results of operations.

Effective November 4, 1997, the Company introduced a flat rate Dial Up service offering in the Denver, Colorado and Boulder, Colorado markets. Introduction is also under consideration into the other market area served by the Company. This offering provides unlimited access to dial up services for a flat monthly rate of $24.95. As part of the new service offering, the Company is also introducing enhanced data communication rates using the K 56 Flex technology.


Termination Agreement - Contract with Zero Error Networks

The Company and Zero Error Networks (ZEN), a third party with which the Company had contracted as described below under "Dial-Up Service," signed a "TERMINATION AGREEMENT" effective July 3, 1997, which affects four points of presence (POP) located in Pueblo, Hayden, Leadville, and Alamosa, Colorado. These POP's have been operated under a revenue and expense sharing contract between the two parties. The Termination Agreement calls for ZEN to operate the Hayden, Leadville, and Alamosa, Colorado locations and receive the rights to the customer base currently existing in those locations while the Company will operate and maintain the customer base in Pueblo and surrounding areas. The transition is in progress with Alamosa and Leadville completed. The Hayden location is still pending due to problems with installation of circuits. The Company has contracted for a location (POP site) in Pueblo and installed approximately $35,000 of equipment therein. The Termination Agreement includes a limited non-compete clause wherein neither party may directly solicit the existing customer base of the other for a period of one year. The net effect of the Termination Agreement on net income is expected to be neutral in the short run and have a positive long term result. The Pueblo revenues are expected to grow at a faster rate than the other three POP's combined and the Company plans to focus additional effort to selling dedicated access in the Pueblo market. However, there can be no assurance that the Company's efforts will be successful or that the long-term effects of the termination agreement on net income will be positive.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

The Company's revenues grew 72% from $921,037 to $1,582,420 for the three months ended September 30, 1997 as compared to the comparable period in 1996. Listed below is a breakdown of the revenue billing categories.


                                         Three Months Ended
                                           September 30,
                                    -------------------------------------------
                                        1996            1997         % Change
                                    --------------  --------------  -----------
     REVENUE
     Dial-Up Service                 $  355,867        $  568,707           60%
     Dedicated access Service           191,615           556,329          190%
     Web Services                       107,850           323,569          200%
     Equipment                          215,252            92,857          (57%)
     Other                               50,453            40,957          (19%)
                                    --------------  --------------  -----------
        Total                         $  921,037      $ 1,582,419           72%
                                    --------------  --------------  -----------
                                    --------------  --------------  -----------

Dial-Up Service

The Company's strategy is to provide an high quality service with few busy signals. In the past the Company was not prepared to offer flat rate pricing for unlimited access service, however, on November 4, 1997, the Company announced a flat rate offering to the Denver, Colorado and Boulder Colorado markets. This offering has become more economically attractive than in the past due to lower costs for circuits and a lower cost per port for dial up access. The new offering includes higher speed modem access using K 56 Flex technology.

The table below shows the composite weighted average billing rate for full service Internet access by quarter for 1995, 1996, and 1997. The reduction in the average rate for September 1997 is the result of a change in the average rates resulting from the termination of Dial-Up Service contracts with third parties in Alamosa and Leadville. The remaining contracts with other third parties provide an higher percentage of lower rate services.

                              For the Three Months Ended

    Mar       Jun         Sep     Dec        Mar      Jun      Sep       Dec
    1995      1995       1995     1995      1996      1996     1996      1996

  $20.52    $20.42     $20.88   $21.02    $20.97    $20.33   $20.41    $20.50

    Mar       Jun        Sep
   1997      1997       1997

  $20.10    $20.04   $19.65

The Dial-up business continued to experience growth based on reputation, trade show attendance, and marketing by third parties with which the Company has contracted in outlying areas of Colorado. Dial-up Service has been split approximately evenly between commercial and residential customers throughout 1995, 1996, and 1997 based on customer count. Based on revenue the split between commercial and residential customers is 35% to 65% respectively.
Dial-Up revenues increased
from $355,867 to $568,708 or 60% from the three months ending September 30, 1996 to the three months ending September 30, 1997.

RMI has established business alliances through contracts with five, locally-based unrelated parties for the purpose of providing Internet services in secondary markets in the State of Colorado. The services are provided under a written contract that provides for the locally-based party to provide equipment and marketing services while RMI provides Internet access and administrative services. Dial-up revenues based on these contracts generated $ 92,071 in revenues for the three month period ending September 30, 1996 and $ 99,594 for the same period in 1997, for an increase of 8%. The points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996. Effective July 3, 1997, the contract with Zero Error Networks (ZEN) was terminated. Under the termination agreement, the Company will operate the Pueblo POP as a Company only location and ZEN will operate Alamosa, Leadville, and Hayden locations. The similar contract in Grand Junction, Colorado was terminated by the Company effective April 30, 1997. The marketing efforts by the locally-based third party in this location were minimal and sales were less than $1,000 per month. The Company is pursuing options to operate this facility and add dedicated as well as Dial-Up customers.


Dedicated Access Service

Dedicated access services are primarily provided to commercial customers and include a wide range of connectivity options tailored to the requirements of the customer. These services include private port (dedicated modem), Integrated Services Digital Network (ISDN) connections, 56 Kbps frame relay connections, T-1 (1.54 Mbps) frame relay connections, point to point connections, and T-3 (45
Mbps) or fractional T-3 connections. The Company also offers a colocation service in which the customer's equipment is located in the RMI data center, thereby providing access to the Internet directly through the Company's connection.

Dedicated business has grown based principally on ISDN and high speed circuits (56K, DS-1, and DS-3) growth. ISDN sales have grown from $25,989 to $177,792 from third quarter 1996 to third quarter 1997 for an increase of 584%, while high speed circuits have increased from $116,272 to $240,730 for the same periods for an increase of 107%.

The table below shows the quarterly customer count by each of the component services offered for dedicated access as of the dates indicated:


 Service                  Mar 31      Jun 30      Sep 30     Dec 31      Mar 31       Jun 30       Sep 30       Dec 31
                            1995        1995        1995       1995        1996         1996         1996         1996
-------------------   ----------  ----------  ----------  ----------  ----------  -----------  -----------  -----------

 Private Port                 29          30          36         35          42            47           46           54
 56 Kbps                      18          27          27         34          47            69           71           72
 ISDN                          0           0           0          2           3            13           46           80
 T-1                           7          10          10         11          16            25           29           30
 Colocation                    0           1           4          4           6             4            5            6



 Service                  Mar 31      Jun 30      Sep 30
                            1997        1997        1997
-------------------   ----------  ----------  ----------
 Private Port                 50          41          36
 56 Kbps                      78          72          65
 ISDN                        168         193         211
 T-1                          65          84          99
 Colocation                   11          12          11

Web Services

Web services revenues are composed of Web page hosting and Web page production. Web page hosting provides ongoing revenue from customers for whom RMI hosts a Web site on Web servers in the RMI data center. All access made to these Web Sites by the customer and the Internet community as a whole are processed on the RMI servers. The advantage to customers is high speed access to sites by their targeted audiences. The following is a summary of the number of Web hosting customers as of the dates indicated:


     Mar       Jun         Sep      Dec       Mar       Jun      Sep      Dec
    1995      1995        1995     1995      1996      1996     1996     1996

       1        21          45       90       157       217      242      341

     Mar       Jun        Sep
    1997      1997       1997

     418       424     417


Web page hosting accounted for $58,391 of revenue in the third quarter of 1996 and $122,489 in the third quarter of 1997 for an increase of 110%.

Web page production increased from $43,533 for the third quarter 1996 to $189,763 for the third quarter 1997 for an increase of 336%. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business plus the activities of the Company's direct sales force helped to drive this part of the business. The Company did not have a direct sales force until December, 1995.

Other Revenue

Other revenue includes training revenue ($1,800 increased to $4,025), network consulting ($25,469 decreased to $11,376)and sales from the Information Exchange, a voice messaging subsidiary ($0 increased to $25,366). The Information Exchange was acquired in a stock transaction in late 1996.

Gross Profit

Gross profit consists of total revenue less the cost of delivering services and equipment. The gross profit from Internet access and services was 73% of revenues from that segment for the three months ended September 30, 1996 and 78% of revenues from that segment for the same period in 1997. The higher gross profit for the third quarter 1997 resulted due to credits received from US West relating to circuit overcharges in excess of $100,000. In late December, 1996, the Company implemented a frame relay network using Cascade switches. The switches are connected with a DS-3 fiber optic network to provide a high speed and highly reliable connection. The implementation of this network has provided very high capacities for connections and has resulted in a short term erosion of gross margin while the capacity is sold. Future circuits sold on this network should have high yields because the capacity is in place. Gross profits on equipment sales were 8% and 25% for the 3 month periods ending September 30, 1996 and 1997 respectively. Sale of equipment is provided as an accommodation to the Company's customers and gross profit margin will vary considerably based on the mix of products sold.


Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased by 62% from the three months ended September 30, 1997 over the same period of 1996. This increase resulted from the overall expansion of the business and is in keeping with the strategy of building an organization capable of handling rapid growth and expansion. Administrative expenses increased by 88% from $132,367 to $248,637 from the three months ended September 30, 1996 to the same period of 1997. Compensation and related personnel costs increased from $723,913 to $961,552 or 33% from the three month period in 1996 to 1997. Personnel were added in all areas to expand the Company's sales efforts, technical support, and administrative capabilities. The Company believes that future revenue growth will not require a proportional increase in personnel expense as the Company believes that it is positioned to experience economies of scale. Advertising, trade shows, and marketing expenses increased from $46,593 to $65,995 or 42% for the three months ended September 30, 1996 as compared to the same period for 1997. Outside services expense increased from $72,787 to $214,753 or 195% for the second quarter of 1967 over the second quarter of 1996. The Company has used "temporary to hire" programs for Web production staff and technical support to identify for hiring qualified personnel. Depreciation and amortization in regards to equipment, software, furnishings, and capital leases increased from $72,592 to $229,296 or 216% due to establishing a state of the art data center, implementing the frame relay network with Cascade switches, expansion of equipment for dial up connections, plus equipment for administrative use. Communication expense in the form of 800 number lines, long distance, and general administration decreased to $54,112 from $59,281 for the three months ended September 30, 1997 to the same period in 1996.


NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

The Company's revenues grew 109% from $2,124,402 to $4,431,787 for the nine months ended September 30, 1997 as compared to the comparable period in 1996. Listed below is a breakdown of the revenue billing categories.

                                         Nine Months Ended
                                           September 30,
                                  --------------------------------------------
                                         1996            1997         % Change
                                  ------------       ------------     --------
REVENUE

Dial-Up Service                   $  1,048,792       $  1,735,386          65%
Dedicated access Service               440,917          1,365,158         210%
Web Services                           254,945            791,455         210%
Equipment                              316,469            296,442          -6%
Other                                   63,279            243,346         285%
                                  ------------        -----------      --------
   Total                          $  2,124,402        $ 4,431,787         109%
                                  ------------        -----------      --------

Dial-Up Service

The Dial up business continued to experience growth based on reputation, trade show attendance, and marketing by third parties with which the Company has contracted in outlying areas of Colorado. Revenues increased from $1,048,792 to $1,735,386 or 65% from the nine months ending September 30, 1996 to the nine months ending September 30, 1997.

RMI established business alliances through contracts with five unrelated parties for the purpose of providing Internet Services in secondary markets in the State of Colorado. These contracts provide for the local party to provide equipment and marketing services while the Company provides Internet access and administrative services. Dial-up revenues based on these contracts generated $230,366 in revenues for the nine month period ending September 1996 and $376,745 for the same period in 1997 for an increase of 64%. The points of presence (POP) established pursuant to these contracts began in the second quarter of 1995 and grew to six locations by the end of 1995 and eight locations by the end of 1996. Effective July 3, 1997, the contract with Zero Error Networks (ZEN) was terminated. Under the termination agreement, the Company will operate the Pueblo POP as a Company only location and ZEN will operate Alamosa, Leadville, and Hayden locations. The similar contract in Grand Junction, Colorado was terminated by the Company effective April 30, 1997. The marketing efforts by the locally-based third party in this location were minimal and sales were less than $1,000 per month. The Company is pursuing options to operate this facility and add dedicated as well as Dial-Up customers.


Dedicated Access Service

Dedicated business has grown based principally on ISDN and high speed circuit growth. ISDN sales have grown from $35,833 to $436,012 from the first nine months of 1996 to the first nine months of 1997 for an increase of 1,117%, while high speed circuits have increased from $296,389 to $627,731 for the same periods for an increase of 112%.


Web Services

Web page hosting accounted for $133,160 of revenue in the nine months ending September 30, 1996 and $316,446 for the same period in 1997 for an increase of 138%.

Web page production increased from $108,440 to $437,182 or 303% for the first nine months of 1996 as compared to the same period in 1997. The Company increased the size of the Web production department as well as provided customers more complex applications. The growth in Web hosting business plus the activities of the Company's direct sales force helped to drive this part of the business.


Other Revenue

Other revenue includes training revenue ($14,575 increased to $20,881), consulting ($25,519 increased to $132,854)and sales from the Information Exchange ($0 increased to $89,005), a voice messaging subsidiary. The Information Exchange was acquired in a stock transaction in late 1996.

Gross Profit

Gross profit consists of total revenue less the cost of delivering services and equipment. The gross profit from Internet access and services 78% of revenues from that segment for the nine months ended September 30, 1996 and 70% of revenues from that segment for the same period in 1997. In late December, 1996, the Company implemented a frame relay network using Cascade switches. The switches are connected with a DS-3 fiber optic network to provide a high speed and highly reliable connection. The implementation of this network has provided very high capacities for connections and has resulted in a short term erosion of gross margin while the capacity is sold. Future circuits sold on this network should have high yields because the capacity is in place. The gross profit percentage for the nine months ending September 30, 1997, was enhanced due to credits received from US West relating to circuit overcharges in excess of $100,000. Gross profits on equipment sales were 11% and 22% for the nine month periods ending September 30, 1996 and 1997 respectively. Sale of equipment is provided as an accommodation to the Company's customers.


Selling, General, and Administrative Expenses

Selling, general and administrative expenses increased from $2,656,387 to $5,451,553 or by 105% from the nine months ended September 30, 1996 to the same period of 1997. This increase resulted from the overall expansion of the business and is in keeping with the strategy of building an organization capable of handling rapid growth and expansion. Administrative expenses increased by 82% from $343,473 to $624,668 from the nine months ended September 30, 1996 to the same period of 1997. Compensation and related personnel costs increased from $1,656,212 to $3,003,797 or 81% from the nine month period in 1996 to same period in 1997. Personnel were added in all areas to expand the Company's sales efforts, technical support, and administrative capabilities. The Company believes that future revenue growth will not require a proportional increase in personnel expense as the Company believes it is positioned to experience economies of scale. Advertising, trade shows, and marketing expenses increased from $153,442 to $195,291 or 27% for the nine months ended September 30, 1996 as compared to the same period for 1997. Outside services expense increased from $116,888 to $530,304 or 354% for the first nine months of 1996 over the first nine months of 1997. The largest components of the increase are professional services for consultants ($144,915), legal expenses ($99,735), accounting services for the year end audit and SEC reporting assistance ($62,397), and clerical accounting staff, Web production staff, and customer technical support staff hired on a temporary to permanent basis ($223,257). Depreciation and amortization in regards to equipment, software, furnishings, and capital leases increased from $184,467 to $646,308 or 250% due to establishing a state of the art data center, implementing the frame relay network with Cascade switches, expansion of equipment for dial up connections, plus equipment for administrative use and amortization of customer lists from acquisitions. Communication expense in the form of 800 number lines, long distance, and general administration increased from $140,810 to $201,219 or 43% for the nine months ended September 30, 1996 to the same period in 1997. This increase is reflective of the companies growth plus the increase of toll free 800 technical support service offered for dial in customers.

Other Operating Expense

During the second and third quarters of 1997, the Company incurred one time expenses for: a write-off of Joint Venture project costs in Grand Junction and Burlington, Colorado in the amount of $45,113, a write down of inventory for sale in the amount of $23,031, and expense of $267,216 relating to termination of employees, and $107,233 of legal expenses relating to the terminations and defense of a lawsuit.

LIQUIDITY AND CAPITAL RESOURCES

The initial public offering was completed on September 5, 1996. Operating cash flow and earnings for the remainder of 1997 are projected to be negative. The Company continues to build infrastructure and human resources to position itself to be a prominent Internet provider in the regional market. The Company will utilize lease financing, as available, for capital acquisitions. The Company raised $1,117,920 net funds from a Private Placement by issuing 310,500 units. Each unit is composed of two shares of common stock and one warrant to buy one share of common stock at $3.00 per share. The Company has incurred losses since inception and has experienced negative operating cash flow in the first nine months of 1997. The Company's operations used net cash of approximately $1,670,999 for this period. The cash used by operating activities is primarily attributable to the Company's continued expansion of its facilities and employee base in anticipation of continued growth in revenues.

The Company acquired $489,590 of property and equipment during the first nine months of 1997 primarily to complete the Operations Data Center and for various other needs. Additionally, the Company acquired the dedicated high speed and dial-up subscribers and certain equipment from ONE, Inc. for a combination of stock and cash. The cash portion was $150,000 of which, $24,700 was allocated to equipment acquisition.

The Company has a bank line of credit in the amount of $200,000 of which $199,250 is drawn at September 30, 1997. This credit line was paid off in early October, 1997 and has not been renewed. The Company's office lease is secured by a pledge of a treasury note of $250,000.

As of September 30, 1997, the Company had negative working capital of $1,840,605. This included $287,196 of cash and cash equivalents and $276,918 of investments in financial instruments convertible to cash. Trade receivables as of that date were $662,737. Current liabilities as of that date were 3,174,098, including $1,314,787 of accounts payable, $577,172 of current maturities of long-term debt and capital lease obligations, $178,614 of accrued payroll and related taxes, and $485,819 of accrued expenses attributable primarily to deferred office rent, preferred stock dividend payable, accrual for unbilled circuit costs, and amounts due joint venture partners pending cash collections. Also included in current liabilities as of that date is $388,550 of deferred revenue, which represents differences in the timing of payments by customers and recognition of the related revenue.

RMI is an Internet Service Provider (ISP) with an high growth rate.

The Company's growth is dependent on building a strong infrastructure and hiring high quality sales, technical, and administrative personnel. In order to build the infrastructure and acquire the human resources needed to maintain an high growth rate, the Company has operated with a negative cash flow from operations during 1996 and projects to continue to do so through 1997. The Company's cash requirements are relatively fixed for the near term and the Company expects to generate positive operating cash flows at a point in 1998 if revenues continue to increase according to expectations without any significant cost increases. Effective October 1, 1997, (with funding on October 3, 1997), Mr. Douglas H. Hanson purchased 1,225,000 common shares at $2.00 per share for a total purchase price of $2,450,000. Additionally, he acquired warrants to purchase 4,000,000 additional shares at $1.90, which warrants are exercisable for eighteen months. The complete details of the transaction are reported in a current report on Form 8K filed with the U.S. Securities and Exchange Commission on October 6, 1997. These funds along with cash flow from operations are expected to be sufficient to fund working capital until cash flows turn positive. There can be no assurance however that this will occur.

The Company's common stock is traded on the Nasdaq SmallCap Market. The Directors of The Nasdaq Stock Market, Inc. changed Nasdaq Listing Requirements. A minimum maintenance standard of two million dollars in net tangible assets is
included in the new listing requirements.   Assuming the Company's revenue and
expense trends continue and no additional equity funds are infused into the Company by December 31, 1997, the Company expects it will fall below the minimum Nasdaq SmallCap Market listing requirement for tangible net worth. However, the Company anticipates any deficiency will be correct by an additional equity investment. Nevertheless, there is not assurance that the Company will obtain the funds necessary to meet these listing requirements.

                                      Appendix A
                            Rocky Mountain Internet, Inc.
                                1997 Stock Option Plan

                            ROCKY MOUNTAIN INTERNET, INC.
                                1997 STOCK OPTION PLAN

                               ARTICLE I - INTRODUCTION

    1.1 ESTABLISHMENT. Rocky Mountain Internet, Inc., a Delaware corporation, hereby establishes the Rocky Mountain Internet, Inc. 1997 Stock Option Plan for certain key employees of the Company.

    1.2 PURPOSE OF PLAN. The purpose of the Rocky Mountain Internet, Inc. 1997 Stock Option Plan is to serve as a performance incentive and to encourage the ownership of Rocky Mountain Internet, Inc. common stock by officers and other key employees of the Company so that the person to whom the option is granted may acquire a proprietary interest in the success of the Company, and to encourage such person to remain in the employ of the Company. This Plan shall consist of grants of incentive stock options, which are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and of options which are intended not to so qualify.

                               ARTICLE II - DEFINITIONS

    2.1   "Award" means an Option granted hereunder.

    2.2   "Board" means the Board of Directors of Rocky Mountain Internet, Inc.

    2.3   "Code" means the Internal Revenue Code of 1986, as amended.
Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

    2.4 "Committee" means a committee or committees, each consisting of a member or members of the Board and/or such other person or persons as may be appointed from time to time by the Board, or the entire Board if no such Committee has been appointed. With respect to the making of a grant or grants under the Plan to Eligible Employees subject to Rule 16b-3, the Committee shall be constituted so as to comply with Rule 16b-3 and shall consist of either two
(2) "non-employee directors" within the meaning of Rule 16b-3, or the entire Board ("16b-3 Committee); provided, however, that if a 16b-3 Committee is not required for such grant or grants to meet the exemption requirements of Rule 16b-3, then this sentence shall not be applicable.

    2.5 "Company" means Rocky Mountain Internet, Inc., a Delaware corporation, or any successors as described in Article XI and any subsidiary of the Company of which the Company owns, directly or indirectly, fifty percent (50%) or more of its voting capital stock.

    2.6 "Date of Disability" means the date on which a Participant is classified as Disabled.

    2.7 "Disability" or "Disabled" means the classification of a Participant as "Disabled" pursuant to a long-term disability plan of the Company, if any, or successor to such plan (or, if there is no such plan, as determined by the Committee), provided that the Participant meets the requirements of Section 22(e)(3) of the Code.

    2.8   "Effective Date" means October 1, 1997.

    2.9 "Eligible Employee" means any person employed by the Company on a full-time, salaried basis who satisfies all of the requirements of Article VI.

    2.10 "Fair Market Value" means the fair market value of the Stock, as determined by the Committee; provided, however, that (i) if the Stock is admitted to trading on a national securities exchange on the date the Option is granted, Fair Market Value shall not be less than the last sale price reported for the Stock on such exchange on such date or, if no sales are reported on the date the Option is granted, on the date next preceding such date on which a sale was reported, or (ii) if the Stock is not admitted to trading on a national securities exchange on the date the Option is granted but the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation system on the date the Option is granted, Fair Market Value shall not be less than the average of the highest bid and lowest asked prices of the stock on such system on such date.

    2.11 "Incentive Stock Option" means an Option which is an "incentive stock option" within the meaning of Section 422 of the Code and which is granted under
Article VII.

    2.12 "Insider" means an "officer" or "director" of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended.

    2.13 "Nonqualified Stock Option" means an Option which is not an Incentive Stock Option and which is granted under Article VII.

    2.14 "Option" means either a Nonqualified Stock Option or an Incentive Stock Option granted under Article VII.

    2.15 "Participant" means an Eligible Employee who has been granted an Award under this Plan.

    2.16  "Plan" means this Rocky Mountain Internet, Inc. 1997 Stock Option
Plan.

    2.17 "Retirement" means voluntary resignation from the Company for any reason, except in the event of death, Disability, or Termination.

    2.18 "Retirement Date" is the employee's date of Retirement from the Company.

    2.19 "Rule 16b-3" means Rule 16b-3 or any successor rule promulgated under the Securities Exchange Act of 1934, as amended.

    2.20 "Stock" means common stock of Rocky Mountain Internet, Inc., $.01 par value per share.

    2.21 "Stock Option Agreement" means an agreement with respect to an Option, as described in Article VIII.

    2.22 "Termination" means discharge from employment with the Company for cause, except in the event of death, Disability, or Retirement. For this purpose, "cause" shall constitute (i) any act or omission of fraud or dishonesty, (ii) a breach of any material provision of a Participant's written employment agreement, (iii) a Participant's willful, intentional, or grossly negligent failure to perform his duties under his written employment agreement, or (iv) any indictment or conviction of a Participant for a crime involving moral turpitude or for any felony.

    2.23 "Vested Option" means, at any date, any portion of an Option which a Participant is then entitled to exercise pursuant to the terms of the Plan and an applicable Stock Option Agreement.

                      ARTICLE III - EFFECTIVE DATE AND DURATION

    3.1 EFFECTIVE DATE. Subject to the approval by a majority of the holders of Stock voted, in person or by proxy, at the 1998 Annual Meeting of Stockholders of the Company (which meeting shall be held within twelve (12) months after this Plan is adopted by the Board), this Plan shall be effective as of October 1, 1997.

    3.2 PERIOD FOR GRANTS OF AWARDS. Awards may be made as provided herein for a period of ten (10) years after the Effective Date.

    3.3 TERMINATION. This Plan may be terminated as provided in Article XII, but shall continue in effect until all matters relating to the payment of Awards and the administration of the Plan have been settled.

                             ARTICLE IV - ADMINISTRATION

    4.1 ADMINISTRATION. Except where this Plan expressly reserves administrative or other powers to the Company or the Board, this Plan shall be administered by the Committee. All questions of interpretation and application of this Plan, or of the terms and conditions pursuant to which Awards are granted, exercised, or forfeited under the provisions hereof, shall be subject to the determination of the Committee. Such determination shall be final and binding upon all parties affected thereby.

    It is contemplated that Awards granted hereunder will be recommended by the management of the Company or the Board to the Committee, and that the Committee will determine whether to accept such recommendations.

                           ARTICLE V - GRANT OF AWARDS AND
                   LIMITATION OF NUMBER OF SHARES OF STOCK AWARDED

    5.1 GRANTS OF AWARDS; NUMBER OF SHARES. The Committee may, from time to time, grant Awards of Options to one or more Eligible Employees in its discretion; provided, however, that:

    (i) Subject to any adjustment pursuant to Article X or Article XI, the aggregate number of shares of Stock subject to Awards under this Plan may not exceed six hundred thousand (600,000) shares of Stock;

    (ii) To the extent that an Award lapses or the rights of the Participant to whom it was granted terminate, or to the extent that the Award is canceled by mutual agreement of the Committee and the Participant (which cancellation opportunities may be offered by the Committee to Participants from time to time), any shares of Stock subject to such Award shall again be available for the grant of an Award hereunder; and

    (iii) Shares of Stock ceasing to be subject to an Award because of the exercise of an Option shall no longer be available for the grant of an Award hereunder.

    In determining the size of Awards, the Committee may take into account recommendations by the Board or the Company's management, a Participant's responsibility level, performance, potential, and cash compensation level, the Fair Market Value of the Stock at the time of Awards, and such other considerations as it deems appropriate.

                               ARTICLE VI - ELIGIBILITY

    6.1 ELIGIBLE INDIVIDUALS. All full-time, salaried employees of the Company (including salaried officers or employees who are members of the Board, but excluding directors who are not officers or employees of the Company) shall be eligible to receive Awards hereunder. Subject to the provisions of this Plan, the Committee shall from time to time select from such Eligible Employees those to whom Awards shall be granted and determine the size of the Awards. A Participant may hold more than one Option at any one time. No officer or employee of the Company shall have any right to be granted an Award under this Plan, as all Awards granted hereunder are granted in the sole and absolute discretion of the Committee, as provided herein.

                                ARTICLE VII - OPTIONS

    7.1 GRANTS OF OPTIONS. An Award shall be granted to Participants in the form of an Option to purchase Stock. An Award shall be considered as having been granted on the date specified in the grant resolution of the Committee.

    7.2 TYPE OF OPTION. The Committee may choose to grant a Participant who is an Eligible Employee either an Incentive Stock Option or a Nonqualified Stock Option or both, subject to the limitations contained herein. Incentive Stock Options and Nonqualified Stock Options, whether granted at the same or different times, shall be deemed to been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of shares of Stock for which any other Option may be exercised.

    7.3 INCENTIVE STOCK OPTION DOLLAR LIMITATIONS. If the Committee grants an Incentive Stock Option, the aggregate Fair Market Value (determined as of the date the Option is granted) of any such Option plus any incentive stock options granted under any other plans of the Company which shall be first exercisable by any one Participant during any one calendar year shall not exceed $100,000, or such other dollar limitation as may be provided in the Code.


    7.4   RESTRICTIONS ON DISPOSITIONS.  To preserve tax treatment under
Section 422 of the Code upon the disposition of any shares of Stock acquired pursuant to any Incentive Stock Option granted under this Plan, a Participant may not dispose of any such shares of Stock within two (2) years from the date of grant of such Option nor within one (1) year of the exercise of such Option.


                         ARTICLE VIII - TERMS AND CONDITIONS
                              OF STOCK OPTION AGREEMENTS

    8.1 STOCK OPTION AGREEMENTS. Awards shall be evidenced by Stock Option Agreements in such form as the Committee shall, from time to time, approve.
Such Stock Option Agreements, which need not be identical, shall comply with and be subject to the following terms and conditions:

         (a) MEDIUM OF PAYMENT. Upon exercise of the Option, the Option price shall be payable either (i) in United States dollars in cash or by certified check, bank draft, or money order payable to the order of the Company, or (ii) in the discretion of the Committee, through the delivery of shares of Stock with a Fair Market Value equal to the total Option price, or (iii) by a combination of the methods described in (i) and (ii); provided, however, that in the case of an Option price which is paid by an Insider in whole or in part by the delivery of shares of Stock, the Stock acquired in the exercise of such Option shall not be disposed of by the Insider for a six (6) month period commencing on the date on which the Insider last purchased Stock (including the Stock tendered in connection with such exercise), except that this limitation shall not apply (i) if an Award was granted by a 16b-3 Committee as defined in Section 2.4 above, or (ii) in the event of the Participant's death or Disability during such six-month period.

         (b) NUMBER OF SHARES. The Stock Option Agreement shall state the total number of shares to which it pertains.

         (c) OPTION PRICE. With respect to a Nonqualified Stock Option, the Option price may be any price equal to or less than Fair Market Value, as determined in the sole discretion of the Committee. With respect to an Incentive Stock Option, the option price shall be not less than the Fair Market Value of such shares on the date of the granting of the Option (or one hundred ten percent (110%) of such amount if the Option is granted to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company).

         (d) TERM OF OPTIONS. Each Nonqualified Stock Option and Incentive Stock Option granted under this Plan shall expire not more than ten
         (10) years from the date the Option is granted, except that each Incentive Stock Option granted under the Plan to an individual owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall expire not more than five (5) years from the date the Option is granted. Notwithstanding any other provision of the Plan, any Participant who is an Insider may not exercise any portion of an Option during the first six (6) months following the grant of an Award, except that this limitation shall not apply (i) if such Award was granted by a 16b-3 Committee as defined in Section 2.4 above, or (ii) in the event of the Participant's Retirement, Disability or death during such six-month period.

         (e) DATE OF VESTING. Any Option awarded hereunder shall become a Vested Option, as follows:

              (i) The aggregate number of shares of Stock subject to an Award shall become a Vested Option one (1) year from the date of such award.

              (ii) Except as otherwise provided hereunder, the Committee may in its discretion accelerate the time at which an Option granted hereunder becomes a Vested Option.

              (iii) Notwithstanding the preceding, all Options which are awarded to a Participant hereunder shall become Vested Options upon the Participant's Retirement, Disability, or death.

         (f)  FORFEITURE OR EXERCISE OF OPTION.   In the event of a
         Participant's Termination with the Company, each Option held by him or her which is not a Vested Option shall terminate. Except as otherwise provided in the Stock Option Agreement, if a Participant terminates employment with the Company prior to exercise of the Participant's Vested Option, such Vested Option shall be forfeited, or be exercised, as follows:

              (i) TERMINATION. In the event of a Participant's Termination, the Participant's Vested Option shall be forfeited immediately.

              (ii) RETIREMENT. In the event of a Participant's Retirement, the Participant shall have the right to exercise his or her Vested Option within three (3) months (or such shorter period as the Code or the terms of the particular Stock Option Agreement may require) of the Participant's Retirement Date.

              (iii) DISABILITY. Upon the Disability of a Participant, the Participant's Vested Option shall be exercisable within twelve
              (12) months (or such shorter period as the Code or the terms of the particular Stock Option Agreement may require) of the Participant's Date of Disability.

              (iv) DEATH. If the Participant dies while in the employment of the Company or within the period of time after Retirement during which the Participant would have been entitled to exercise his or her Vested Option rights, the Participant's estate, personal representative, or beneficiary (as applicable) shall have the right to exercise such Vested Option within one (1) year from the date of the Participant's death (or such shorter period as the Code or the terms of the particular Stock Option Agreement may require).

         (g) AGREEMENT AS TO SALE OF SECURITIES. If, at the time of the exercise of any Option, in the opinion of counsel for the Company, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the sale of securities, that the Participant exercising the Option shall agree to purchase the shares that are subject to the Option for investment only and not with any present intention to resell the same and that the Participant will dispose of such shares only in compliance with such laws and regulations, the Participant will, upon the request of the Company, execute and deliver to the Company an agreement to such effect.

         (h) MINIMUM NUMBER OF SHARES. The minimum number of shares of Stock with respect to which an Option may be exercised at any one time shall be one hundred (100) shares, unless the number is the total number at the time available for exercise under the Award.

         (i) REQUIRED AMENDMENTS. Each Award shall be subject to any provision necessary to assure compliance with federal and state securities laws.

         (j) LIMITATION OF PARTICIPANT RIGHTS. A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to an Option unless and until the Option shall have been exercised pursuant to the terms thereof, the Company shall have issued and delivered the shares to the Participant, and the Participant's name shall have been entered as a stockholder of record on the books of the Company. Thereafter, the Participant shall have full voting, dividend, and other ownership rights with respect to such shares of stock.

         (k) ACCELERATION. The Committee may in its discretion accelerate the time at which an Option granted hereunder may be exercised; provided, however, that in the event of any such acceleration with respect to an Option held by an Insider, at least six (6) months shall elapse from the date of such acceleration to the later of the date of exercise of the Option or the disposition of the Stock acquired by exercising the Option, except that this limitation shall not apply (i) if an Award was granted by a 16b-3 Committee as defined in Section 2.4 above, or
         (ii) in the event of the Participant's death or Disability during such six-month period.

    In the event of any inconsistency between the provisions of the Plan and a Stock Option Agreement entered into hereunder, the provisions of the Plan shall govern.

                         ARTICLE IX - GRANTS IN SUBSTITUTION
                      FOR OPTIONS GRANTED BY OTHER CORPORATIONS

    9.1 SUBSTITUTE AWARDS. Awards may be granted under this Plan from time to time in substitution for similar awards held by employees of corporations who become or are about to become employees of the Company as the result of a merger or consolidation of the employing corporation with the Company, or the acquisition by the Company of the assets of the employing corporation, or the acquisition by the Company of fifty percent (50%) or more of the stock of the employing corporation causing it to become a subsidiary of the Company. Subject to the procurement of the approval of the stockholders of the Company as may be required for the Plan to satisfy the requirements of Rule 16b-3, the terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

                       ARTICLE X - CHANGES IN CAPITAL STRUCTURE

    10.1  CAPITAL STRUCTURE CHANGES.

         (a) If the outstanding shares of the Company's Stock as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company, whether through merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or the like, an appropriate and proportionate adjustment shall be made in the number and kinds of shares subject to the Plan and in the number, kinds, and per share exercise price of shares subject to unexercised Options or portions thereof granted prior to any such change. Any such adjustment in an outstanding Option, however, shall be made without a change in the total price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share of Stock covered by the Option.

         (b) Upon dissolution or liquidation of the Company, or upon a reorganization, merger, or consolidation in which the Company is not the surviving corporation, or upon the sale of substantially all of the assets of the Company to another corporation, the Plan and the Options issued thereunder shall terminate, unless provision is made in connection with such transaction for the assumption of Options theretofore granted, or the substitution for such Options of new options of the successor employer corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise prices. In the event of such termination, all outstanding Options shall be exercisable in full for at least thirty (30) days prior to the termination date whether or not otherwise exercisable during such period.

         (c) In the event of a change in the Stock which is limited to a change in the designation thereof to "capital stock" or other similar designation, or in par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Stock within the meaning of this Plan.

         (d) Adjustments under this Section shall be made by the Committee, whose determination as to what adjustment shall be made, and the extent thereof, shall be conclusive. The Committee shall have the discretion and power in any such event to determine and to make effective provision for the acceleration of time during which the Option may be exercised, notwithstanding the provisions of the Option setting forth the date or dates on which all or any part of it may be exercised. No fractional shares of Stock shall be issued under the Plan on account of any adjustment specified above.

                           ARTICLE XI - COMPANY SUCCESSORS

    11.1  IN GENERAL

         (a) If the Company shall be the surviving or resulting corporation in any merger, sale of assets or sale of stock, consolidation, or corporate reorganization (including a reorganization in which the holders of Stock receive securities of another corporation), any Award granted hereunder shall pertain to and apply to the securities to which a holder of Stock would have been entitled. The Committee shall make such appropriate determinations and adjustments as it deems necessary so as to preserve substantially the rights and benefits, both as to number of shares and otherwise, of Participants under this Plan.

         (b) If the Company shall not be the surviving corporation in any merger, sale of assets or sale of stock, consolidation, or corporate reorganization (including a reorganization in which the holders of Stock receive securities of another corporation) involving the Company, the successor corporation may, but shall not be required to, issue substitute options so as to preserve substantially the rights and benefits of the Participants under this Plan.

                    ARTICLE XII - AMENDMENT OR TERMINATION OF PLAN

    12.1  AMENDMENTS AND TERMINATION.  The Plan shall terminate on the tenth
(10th) anniversary of the Effective Date of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate this Plan in whole or in part, except (i) without such stockholder approval as may be required by law and the Company's by-laws, no such action may be taken which changes the minimum option price, increases the maximum term of Options, materially increases the benefits accruing to Participants hereunder, materially increases the number of securities which may be issued pursuant to this Plan (except as provided in Section 10.1 and 11.1), extends the period for granting Awards hereunder, or materially modifies the requirements as to eligibility for participation hereunder, and (ii) without the consent of the Participant to whom any Award shall theretofore have been granted, no such action may be taken which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of this Plan is required by statute, or rules and regulations promulgated thereunder, or as otherwise permitted hereunder.

                       ARTICLE XIII - MISCELLANEOUS PROVISIONS

    13.1 NONTRANSFERABILITY. Except by the laws of descent and distribution, no benefit provided hereunder shall be subject to alienation, assignment, or transfer by a Participant (or by any person entitled to such benefit pursuant to the terms of this Plan), nor shall it be subject to attachment or other legal process of whatever nature, and any attempted alienation, assignment, attachment, or transfer shall be void and of no effect whatsoever and, upon any such attempt, the benefit shall terminate and be of no force or effect. During a Participant's lifetime, Options granted to the Participant shall be exercisable only by the Participant. Shares of Stock shall be delivered only into the hands of the Participant or death beneficiary entitled to receive the same or into the hands of the Participant's authorized legal representative.

    13.2 NO EMPLOYMENT RIGHT. Neither this Plan nor any action taken hereunder shall be construed as giving any right to any individual to be retained as an officer or employee of the Company.

    13.3 TAX WITHHOLDING. The Company's obligation to deliver Stock upon the exercise of an Option shall be subject to the satisfaction of all applicable federal, state and local income and other tax withholding requirements. At the time an Option is exercised by the Participant, the Committee, in its sole discretion, may permit the Participant to pay all such amounts of tax withholding or any part thereof, by transferring to the Company, or directing the Company to withhold from the Stock otherwise issuable to such Participant, Stock having a value equal to the amount required to be withheld or such lesser amount as may be determined by the Committee at such time. The value of Stock to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined.

    13.4 FRACTIONAL SHARES. Any fractional shares concerning Awards shall be eliminated at the time of payment or payout by rounding down for fractions of less than one-half (1/2) and rounding up for fractions of equal to or greater than one-half (1/2). No cash settlements shall be made with respect to fractional shares eliminated by rounding.

    13.5 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of Awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be deemed necessary or appropriate by the Committee. If Stock awarded hereunder may in certain circumstances be exempt from registration under the Securities Act of 1933, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status. The Plan is intended to comply with Rule 16b-3. Any provision inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan. The Plan shall be subject to any provision necessary to assure compliance with federal and state securities laws.

    13.6 INDEMNIFICATION. Each person who is or at any time serves as a member of the Board or the Committee shall be indemnified and held harmless by Rocky Mountain Internet, Inc. against and from (i) any loss, cost, liability, or expense that may be imposed on or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under this Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding relating to this Plan. Each person covered by this indemnification shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend the same on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the charter or by-laws of the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify such person or hold such person harmless.

    13.7 RELIANCE ON REPORTS. Each member of the Board or the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company, and upon any other information furnished in connection with this Plan. In no event shall any person who is or shall have been a member of the Board or the Committee be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, or for any action taken, including the furnishing of information, or failure to act, if in good faith.

    13.8 GOVERNING LAW. All matters relating to this plan or to Awards granted hereunder shall be governed by the laws of the State of Colorado, without regard to the principles of conflict of laws thereof, except to the extent preempted by the laws of the United States.

    13.9 RELATIONSHIP TO OTHER BENEFITS. No payment under this Plan shall be take into account in determining any benefits under any pension, retirement, profit sharing, or group insurance plan of the Company.

    13.10 EXPENSES. The expenses of implementing and administering this Plan shall be borne by the Company.

    13.11 TITLES AND HEADINGS. The titles and headings of the Articles and Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

    13.12 USE OF PROCEEDS. Proceeds from the sale of Stock pursuant to Options granted under the Plan shall constitute general funds of the Company.

    13.13 NONEXCLUSIVITY OF PLAN. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan, and such arrangements may be applicable either generally or only in specific cases.

    IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers and its seal to be affixed hereto, effective, except as specified to the contrary herein, as of October 1, 1997.


ATTEST/WITNESS                              ROCKY MOUNTAIN INTERNET, INC.

By:                                    By:
   -----------------------------          -----------------------------
Name: Kevin Loud                       Name: Roy J. Dimoff

Title: Secretary                       Title: President



[SEAL]

                                      Appendix B
                            Rocky Mountain Internet, Inc.
                          1998 Employees' Stock Option Plan

                            ROCKY MOUNTAIN INTERNET, INC.
                          1998 EMPLOYEES' STOCK OPTION PLAN

                                      SECTION 1
                                     INTRODUCTION

    1.1 ESTABLISHMENT. Rocky Mountain Internet, Inc., a Delaware corporation, hereby establishes the Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan (the "Plan") for certain key employees, consultants and advisors of Rocky Mountain Internet, Inc. (together with its affiliated corporations as defined in Section 2.1(a) below, the "Company").

    1.2 PURPOSES. The purposes of the Plan are to provide Eligible Persons (as defined in Section 2.1 (f) below) selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of the Eligible Persons is more closely aligned with the income of the Company's stockholders. The Plan also is designed to attract key employees, consultants, and advisors and to retain and motivate Eligible Persons by providing an opportunity for investment in the Company.

                                      SECTION 2
                                     DEFINITIONS
    2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

         (a) "AFFILIATED CORPORATION" means any corporation or other entity (including, but not limited to, a partnership) which is affiliated with Rocky Mountain Internet, Inc. through stock ownership or otherwise and is treated as a common employer under the provisions of Code Sections 414(b) and (c).

         (b)  "BOARD" means the Board of Directors of the Company.

         (c) "CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         (d) "DISABILITY" means a physical or mental condition which, in the judgment of the Company, based on medical reports or other evidence satisfactory to the Company, permanently prevents an employee from satisfactorily performing his or her usual duties for the Company or the duties of such other position or job which the Company makes available to him or her and for which such employee is qualified by reason of his or her training, education or experience.

         (e) "EFFECTIVE DATE" means the effective date of the Plan, which will be March 1, 1998 subject to the approval of the Plan by the Company's stockholders.

         (f) "ELIGIBLE PERSONS" means full-time key employees of the Company or any Affiliated Corporation or any division thereof, whose judgment, initiative and efforts are, or will be, important to the successful conduct of its business; provided that no person who is a director of the Company may be an Eligible Person. An employee will be considered a "full-time" employee if such employee is employed by the Company on a minimum basis of thirty hours of service a week. Eligible Persons also include independent contractors, consultants and advisors of the Company or any Affiliated Corporation or any division thereof; provided that such independent contractors, consultants and advisors may not be granted Incentive Stock Options under this Plan.

         (g) "FAIR MARKET VALUE" means the officially quoted closing price of the Stock on the Small Cap National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System on a particular date, or if no such prices are reported on NASDAQ, then Fair Market Value shall mean the average of the high and low sale prices for the Stock (or if no sales prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by a quotation system of general circulation to brokers and dealers. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the Stock is not publicly traded, the Fair Market Value of the Stock on any date shall be determined in good faith by the Administrative Committee after such consultation with outside legal, accounting and other experts as the Administrative Committee may deem advisable.

         (h) "ADMINISTRATIVE COMMITTEE means a committee or committees, each consisting of a member or members of the Board and/or such other person or persons as may be appointed from time to time by the Board, or the entire Board if no such Committee has been appointed. With respect to the administration of a grant or grants under the Plan to Eligible Persons subject to Rule 16b-3, such Administrative Committee shall be constituted so as to comply with Rule 16b-3 and shall consist of (i) two non-employee directors or (ii) the entire Board ("16b-3 Committee"); PROVIDED THAT if a 16b-3 Committee is not required for such grant or grants to meet the exemption requirements under Rule 16b-3, then this sentence shall not be applicable.

         (i) "INCENTIVE STOCK OPTION" means any Option designated as such and granted in accordance with the requirements of Code Section 422.

         (j)  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

         (k) "NON-STATUTORY OPTION" means any Option other than an Incentive Stock Option.

         (l) "OPTION" means a right to purchase Stock at a stated price for a specified period of time.

         (m) "OPTION PRICE" means the price at which Shares of Stock subject, to an Option may be purchased, determined in accordance with Section 5.2(b).

         (n) "OPTION HOLDER" means an Eligible Person of the Company designated by the Administrative Committee from time to time during the term of the Plan to receive one or more Options under the Plan.

         (o)  "OPTIONED SHARES" means the Shares subject to an Option.

         (p) "PLAN YEAR" means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan, the Plan Year shall begin on the Effective Date and extend to the first December 31 following the Effective Date.

         (q) "RULE 16b-3" means Rule 16b-3 promulgated under the 1934 Act or any successor rule.

         (r)  "SHARE" or "SHARES" means a share or shares of Stock.

         (s)  "STOCK" means the common stock of the Company.

    2.2 GENDER AND NUMBER. Except where otherwise indicated by the content, the masculine gender also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.

                                      SECTION 3
                                 PLAN ADMINISTRATION

    3.1 ADMINISTRATIVE COMMITTEE; POWERS. The Plan shall be administered by the Administrative Committee. In accordance with the provisions of the Plan, the Administrative Committee shall have full power and authority, in its sole discretion, to administer the Plan, including authority to interpret and construe any provision of the Plan and any Option granted hereunder, to select the Eligible Persons to whom Options will be granted, the amount of each Option, and any other terms and conditions of each Option as the Administrative Committee may deem necessary or desirable and consistent with the terms of the Plan. The Administrative Committee shall have full power and authority to determine the form or forms of the agreements with Option Holders, which shall evidence the particular provisions, terms, conditions, rights and duties of the Company and the Option Holders with respect to Options granted pursuant to the Plan, which provisions need not be identical except as may be provided herein. The Administrative Committee in granting an Option may provide for the granting or issuance of additional, replacement or alternative Options upon the occurrence of specified events, including the exercise of the original Option.

    3.2 ACTIONS OF ADMINISTRATIVE COMMITTEE. The Administrative Committee may from time to time adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code or in order to conform to any regulation or to any change in law or regulation applicable thereto, or as it may otherwise deem proper and in the best interests of the Company. The Administrative Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Administrative Committee shall be liable for any action, interpretation or determination made in good faith (including determinations of Fair Market Value), and all members of the Administrative Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, interpretation or determination. All actions taken and all interpretations and determinations made by the Administrative Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and on Option Holders, the Company and all other persons. Any determination reduced in writing and signed by all of the members shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

                                      SECTION 4
                             STOCK RESERVED FOR THE PLAN

    4.1 NUMBER OF SHARES. Subject to the provisions of Section 4.3 below, 266,544 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available under the Plan. The 266,544 Shares reserved for issuance under the Plan may be either authorized and unissued or held in the treasury of the Company.

    4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Option under this Plan which are not used because the terms and conditions of the Option are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 5 or
Section 11 automatically shall become available for use under the Plan.

    4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock, or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, except in connection with an initial public offering, then in relation to the Stock that is affected by one or more of the above events, such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Administrative Committee shall, in its sole discretion and in such manner as the Administrative Committee may deem equitable and appropriate, make such adjustments to any or all of (i) the number and kind of Shares which thereafter may be made subject to the benefits contemplated by the Plan, (ii) the number and kind of Shares subject to outstanding Options, and
(iii) the purchase or exercise price with respect to any of the foregoing, provided, however, that the number of Shares subject to any Option shall always be a whole number. The Administrative Committee may, if deemed appropriate, provide for a cash payment to any Option Holder of an Option in connection with any adjustment made pursuant to this Section.

    4.4 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Option, the Company shall, in lieu of issuing such fractional Share, pay to the Option Holder a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share otherwise would have been issued.

                                      SECTION 5
                                    STOCK OPTIONS

    5.1 GRANT OF OPTIONS. An Eligible Person may be granted one or more Options. The Administrative Committee, in its sole discretion, shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Administrative Committee may grant both an Incentive Stock Option and a Non-Statutory Option to the same Eligible Person at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

    5.2 OPTION AGREEMENTS. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Option Holder, and which shall contain the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Administrative Committee may consider appropriate in each case. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern. Any such agreement may be supplemented or amended from time to time as approved by the Administrative Committee as contemplated herein.

         (a) NUMBER OF SHARES. Each stock option agreement shall state that it covers a specified number of Shares, as determined by the Administrative Committee. Notwithstanding any other provision of the Plan, the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Option Holder in any calendar year, under the Plan and all other plans of the Company and its parent and subsidiary companies, shall not exceed $100,000. For this purpose, the Fair Market Value of the Shares shall be determined as of the time an Option is granted.

         (b) PRICE. The price at which each Optioned Share may be purchased shall be determined by the Administrative Committee and set forth in the stock option agreement. In no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted; provided, however, that the Option Price for each Share covered by an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted. The Option Price for each Share covered by a Non-Statutory Option may be granted at any price equal to or less than Fair Market Value, in the sole discretion of the Administrative Committee.

         (c) VESTING. The Administrative Committee in its discretion may impose a vesting schedule or vesting provision with respect to any Options granted hereunder which shall be specified in the stock option agreement evidencing such Option.

         (d) DURATION OF OPTIONS. Each stock option agreement shall state the period of time, determined by the Administrative Committee, within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Eligible Person who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company must expire not more than five years from the date such Option is granted. Notwithstanding any other provision of the Plan, any Option Holder who is subject to Section 16 of the 1934 Act may not exercise any portion of an Option during, the first six months following the grant of such Option, except that this limitation shall not apply (i) if such Option was granted by a 16b-3 Committee as defined in Section 2.1(h) above or (ii) in the event of the Option Holder's death or Disability during such six-month period.

         (e) TERMINATION OF EMPLOYMENT, DEATH, DISABILITY, ETC. Except as otherwise determined by the Administrative Committee, each stock option agreement shall provide as follows with respect to the exercise of the Option upon termination of the employment or the death of the Option Holder:

              (i) If the employment of the Option Holder is terminated (or, in the case of a consultant or advisor, if the services of the Option Holder are terminated) within the Option Period for cause, as determined by the Company, the Option thereafter shall be void for all purposes. As used in this section, "cause" shall mean an act of fraud or dishonesty, moral turpitude or a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this section shall be limited to determining the consequences of a termination, and nothing in this section shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any employee, consultant or advisor.

              (ii) If the Option Holder dies, or if the Option Holder becomes Disabled during the Option Period while still employed (or, in the case of a consultant or advisor, while the Option Holder is performing services), or within the three-month period referred to in (iii) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death or Disability, but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or Disability

              (iii) If the employment of the Option Holder by the Company is terminated (which for this purpose means that the Option Holder is no longer employed by the Company or by an Affiliated Corporation and which, in the case of a consultant or advisor, means that the Option Holder is no longer performing services for the Company or an Affiliated Corporation) within the Option Period for any reason other than cause, Disability, or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of termination of employment or termination of services.

         (f) TRANSFERABILITY. Each stock option agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Option Holder's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative.

         (g)  EXERCISE, PAYMENTS, ETC.

              (i) Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Company of written notice specifying the particular Option (or portion thereof) which is being exercised, the number of Shares with respect to which such Option is exercised and including payment of the Option Price. Such notice shall be in a form satisfactory to the Administrative Committee. An Option for the purchase of Shares granted hereunder may be exercised either in whole at any time, or from time to time in part in lots of no less than 100 Shares or, in the event any balance as to which the Option remains unexercised shall be less than 100 Shares, in a lot equal to such balance. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and payment to the Company of the Option Price. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder.

              (ii) The method or methods of payment of the Option Price for the Shares to be purchased upon exercise of an Option shall be determined by the Administrative Committee and may consist of any of the following methods or any combination of the following methods:

                    (A)   in cash;

                    (B) by cashier's check payable to the order of the Company;

                    (C) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised;

                    (D) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;

                    (E) by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Administrative Committee. The Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date and the exercise date shall be the day of the delivery of the Certificates for the Stock used as payment of the Option Price.

         (h) DATE OF GRANT. An Option shall be considered as having been granted on the date specified in the grant resolution of the Administrative Committee.

    5.3 STOCKHOLDER PRIVILEGES. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder shall have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan, and until the Option Holder becomes the holder of record of such Stock, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

                                      SECTION 6
                                  CHANGE IN CONTROL

    6.1 CHANGE IN CONTROL. In the event of a change in control of the Company, as defined in Section 6.2, notwithstanding any contrary vesting schedules unless the applicable stock option agreement provides otherwise, each outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby, upon the occurrence of the events described in clause
(a) and (b) of Section 6.2 or immediately prior to the consummation of the events described in clause (c) of Section 6.2, and the Administrative Committee, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 10, may take any or all of the following actions: (a) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (b) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; and (c) make any other adjustments or amendments to the outstanding Options. Notwithstanding the foregoing, unless otherwise provided in the applicable stock option agreement, the Administrative Committee may, in its discretion, determine that any or all outstanding Options granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an event described in clause (c) of Section 6.2 and/or will not terminate if not exercised prior to consummation of such event, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken or made effective provision for the taking of, such action as in the opinion of the Administrative Committee is equitable and appropriate to substitute a new Option for such Option or to assume such Option and in order to make such new or assumed Option, as nearly as may be practicable, equivalent to the old Option (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Stock may be changed, converted or exchanged in connection with such event.

    6.2  DEFINITION. A "change in control" shall be deemed to have occurred if
(a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the then outstanding voting stock of the Company; or (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (c) a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board is made to acquire securities of the Company entitling the holders thereof to 50% or more of the voting power in the election of directors of the Company.

    6.3 GOLDEN PARACHUTE PAYMENTS. IF the provisions of this Section would result in the receipt by any Option Holder of a payment within the meaning of Code Section 280G and the regulations thereunder and if the receipt of such payment would result in the imposition of any excise tax under Code Sections 280G and 4999, then the amount of such payment will be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Administrative Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Option Holder. In such event, the Company will have no obligation or liability with respect to the Option Holder for the amount of any excise tax imposed on the Option Holder under Code Sections 280G and 4999.

                                      SECTION 7
                        RIGHTS OF EMPLOYEES AND OPTION HOLDERS

    7.1 EMPLOYMENT. Nothing contained in the Plan or in any Option shall confer upon any Eligible Person any right with respect to the continuation of his or her employment by the Company (or, in the case of an advisor or consultant, to the continuation of the performance of services for the Company), or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or services or to increase or decrease the compensation of such Eligible Person from the rate in existence at the time of the grant of an Option. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of employment or a termination of services shall be determined by the Administrative Committee at the time.

    7.2 NONTRANSFERABILITY. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event or an Option Holder's death, an Option Holder's rights and interests in Options shall, to the extent provided in Section 5, be transferable by testamentary will or the laws of decent and distribution. In the opinion of the Administrative Committee, if an Option Holder is disabled from caring for his affairs because of mental condition, physical condition or age, such Option Holder's Options shall be exercised by such person's guardian, conservator or other legal personal representative upon furnishing the Administrative Committee with evidence satisfactory to the Administrative Committee of such status.

                                      SECTION 8
                                 GENERAL RESTRICTIONS


    8.1 INVESTMENT REPRESENTATIONS. The Company may require any Option Holder, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances, in the substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Stock subject to the Option for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

    8.2 COMPLIANCE WITH SECURITIES LAWS. Each Option shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Administrative Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.


    8.3 STOCK RESTRICTION AGREEMENT. The Administrative Committee may provide that Shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such Shares or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive an Option Holder's term of employment or term of service with the Company.

    8.4 RESTRICTION ON DISPOSITION To preserve tax treatment under Section 422 of the Code upon the disposition of any Optioned Shares acquired pursuant to any Incentive Stock Option granted under this Plan, an Option Holder may not dispose of any such Optioned Shares within two years from the date of the grant of such Option nor within one year of the exercise of such Option.

                                      SECTION 9
                               OTHER EMPLOYEE BENEFITS

    The amount of any compensation deemed to be received by an Option Holder as a result of the exercise of an Option shall not constitute "earnings" with respect to which any other employee benefits of such Option Holder are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

                                      SECTION 10
                     PLAN AMENDMENT, MODIFICATION AND TERMINATION

    The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable.

    No amendment, modification or termination of the Plan shall in any manner adversely affect any Options theretofore granted under the Plan without the consent of the Option Holder holding such Options.

                                      SECTION 11
                                     WITHHOLDING

    11.1 WITHHOLDING REQUIREMENT. The Company's obligation to deliver Shares upon the exercise of an Option shall be subject to the satisfaction of all applicable federal, state and local income and other tax withholding requirements.

    11.2 WITHHOLDING WITH STOCK. At the time an Option is exercised by the Option Holder, the Administrative Committee, in its sole discretion, may permit the Option Holder to pay all such amounts of tax withholding, or any part thereof, by transferring to the Company, or directing the Company to withhold from Shares otherwise issuable to such Option Holder, Shares having a value equal to the amount required to be withheld or such lesser amount as may be determined by the Administrative Committee at such time. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined.

                                      SECTION 12
                              NONEXCLUSIVITY OF THE PLAN

    Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees generally, or to any class or group of employees, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.


                                      SECTION 13
                                 REQUIREMENTS OF LAW

    13.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

    13.2 FEDERAL SECURITIES LAW REQUIREMENTS. With respect to Eligible Persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Administrative Committee fails to so comply, it shall be deemed null and void with respect to such Eligible Persons, to the extent permitted by law and deemed advisable by the Administrative Committee.

    13.3 GOVERNING Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.


                                      SECTION 14
                                 DURATION OF THE PLAN

    The Plan shall terminate at such time as may be determined by the Board, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on the date that is ten years from the Effective Date of the Plan. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers and its seal to be affixed hereto, effective, except as specified to the contrary herein, as of March 1, 1998.



                                       ROCKY MOUNTAIN INTERNET, INC.


                                       By:
                                          ----------------------------------
                                       Name:
                                            --------------------------------
                                       Title:    President
                                             -------------------------------


ATTEST/WITNESS:



By:
   ----------------------------------
Name:
     --------------------------------
Title:   Secretary
      -------------------------------



         [SEAL]
                                         -13-

                                      Appendix C
                            Rocky Mountain Internet, Inc.
                   1998 Non-Employee Directors' Stock Option Plan

                        ROCKY MOUNTAIN INTERNET, INC.
                1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                  SECTION 1
                                 INTRODUCTION

     1.1 ESTABLISHMENT. Rocky Mountain Internet, Inc., a Delaware corporation, hereby establishes the Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan (the "Plan") for certain directors of Rocky Mountain Internet, Inc. ("Company").

     1.2 PURPOSES. The purposes of the Plan are to provide Eligible Directors (as defined in Section 2.1(e) below) selected for participation in the Plan with added incentives to continue as directors of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of the Eligible Directors is more closely aligned with the income of the Company's stockholders.

                                 SECTION 2
                                DEFINITIONS

     2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

          (a)  "BOARD" means the Board of Directors of the Company.

          (b) "CODE" means the Internal Revenue Code of 1986, as it may be amended from time to time.

          (c) "DISABILITY" means a physical or mental condition which, in the judgment of the Company, based on medical reports or other evidence satisfactory to the Company, permanently prevents an individual from satisfactorily performing his or her duties as a director for the Company.

          (d) "EFFECTIVE DATE" means the effective date of the Plan, which will be January 22, 1998 subject to the approval of the Plan by the Company's stockholders.

          (e) "ELIGIBLE DIRECTOR" means each member of the Board and any individual elected as a new director to the Board or elected or appointed to the Board to fill a vacancy on the Board, and who is not an employee or officer of the Company.

          (f) "FAIR MARKET VALUE" means the officially quoted closing price of the Stock on the Small Cap National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System on a particular date, or if no such prices are reported on NASDAQ, then Fair Market Value shall mean the average of the high and low sale prices for the Stock (or if no sales prices are reported, the average of the high and low bid prices) as reported by the principal regional stock exchange, or if not so reported, as reported by a quotation system of general circulation to brokers and dealers. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the Stock is not publicly traded, the Fair Market Value of the Stock on any date shall be determined in good faith by the Administrative Committee after such consultation with outside legal, accounting and other experts as the Administrative Committee may deem advisable.

          (g) "ADMINISTRATIVE COMMITTEE means a committee or committees, each consisting of a member or members of the Board and/or such other person or persons as may be appointed from time to time by the Board, or the entire Board if no such Committee has been appointed. With respect to the administration of a grant or grants under the Plan to Eligible Directors subject to Rule 16b-3, such Administrative Committee shall be constituted so as to comply with Rule 16b-3 and shall consist of (i) two non-employee directors or (ii) the entire Board ("16b-3 Committee"); PROVIDED THAT if a 16b-3 Committee is not required for such grant or grants to meet the exemption requirements under Rule 16b-3, then this sentence shall not be applicable.

          (h) "NON-STATUTORY OPTION" means options that do not qualify as "incentive stock options" under Code Section 422.

          (i) "OPTION" means a right to purchase Stock at a stated price for a specified period of time.

          (j) "OPTION PRICE" means the price at which Shares of Stock subject to an Option may be purchased, determined in accordance with Section 5.2(c).

          (k) "OPTION HOLDER" means an Eligible Director of the Company who receives one or more Options under the Plan.

          (l)  "OPTIONED SHARES" means the Shares subject to an Option.

          (m) "PLAN YEAR" means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan, the Plan Year shall begin on the Effective Date and extend to the first December 31 following the Effective Date.

          (n) "RULE 16b-3" means Rule 16b-3 promulgated under the 1934 Act or any successor rule.

          (o)  "SHARE" or "SHARES" means a share or shares of Stock.

          (p)  "STOCK" means the common stock of the Company.

     2.2 GENDER AND NUMBER. Except where otherwise indicated by the content, the masculine gender also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.



                                  SECTION 3
                             PLAN ADMINISTRATION

     3.1 ADMINISTRATIVE COMMITTEE. The Plan shall be administered by the Board or by a committee consisting of a member or members of the Board or other person(s) as may be appointed by the Board (the "Administrative Committee").
The Administrative Committee or the Board, as the case may be, shall have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan and any Option granted thereunder, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of the Code or in order to conform to any regulation or to any change in any law or regulation applicable thereto, or as it may otherwise deem proper and in the best interests of the Company. The Administrative Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. However, the Administrative Committee shall have no authority, discretion or power to select the Eligible Directors who will receive any Option, determine the number of Shares to be issued hereunder, determine the time at which such Options are to be granted, establish the duration of the Options or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan pursuant to the provisions of the Plan. The Board may reserve to itself any of the authority granted to the Administrative Committee as set forth herein, and it may perform and discharge all of the functions and responsibilities of the Administrative Committee at any time that a duly constituted Administrative Committee is not appointed and serving. All references in this Plan to the "Administrative Committee" shall be deemed to refer to the Board whenever the Board is discharging the powers and responsibilities of the Administrative Committee.

     3.2 ACTIONS OF ADMINISTRATIVE COMMITTEE. No member of the Administrative Committee shall be liable for any action, interpretation or determination made in good faith (including determinations of Fair Market Value), and all members of the Administrative Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, interpretation or determination. All actions taken and all interpretations and determinations made by the Administrative Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and on Option Holders, the Company and all other persons. Any determination reduced in writing and signed by all of the members shall be fully effective as if it had been made by a majority vote at a meeting duly called and held.

                                 SECTION 4
                        STOCK RESERVED FOR THE PLAN

     4.1 NUMBER OF SHARES. Subject to the provisions of Section 4.3 below, 68,000 Shares are authorized for issuance under the Plan in accordance with the provisions of the Plan. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available under the Plan. The 68,000 Shares reserved for issuance under the Plan may be either authorized and unissued or held in the treasury of the Company.

     4.2 UNUSED AND FORFEITED STOCK. Any Shares that are subject to an Option under this Plan which are not used because the terms and conditions of the Option are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 5 automatically shall become available for use under the Plan.

     4.3 ADJUSTMENTS FOR STOCK SPLIT, STOCK DIVIDEND, ETC. If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock, or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, except in connection with an initial public offering, then in relation to the Stock that is affected by one or more of the above events, such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Administrative Committee shall, in such manner as the Administrative Committee may deem equitable and appropriate, make such adjustments to any or all of (i) the number and kind of Shares which thereafter may be made subject to the benefits contemplated by the Plan, (ii) the number and kind of Shares subject to outstanding Options, and (iii) the purchase or exercise price with respect to any of the foregoing, provided, however, that the number of Shares subject to any Option shall always be a whole number.

     4.4 GENERAL ADJUSTMENT RULES. If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Option, the Company shall, in lieu of issuing such fractional Share, pay to the Option Holder a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share otherwise would have been issued.

                                  SECTION 5
                                STOCK OPTIONS

     5.1 FORM OF OPTIONS. The Options granted under the Plan shall be automatic and non-discretionary and shall be Nonstatutory Stock Options ("NSOs").

     5.2 OPTION AGREEMENTS. Each Option granted under the Plan shall be evidenced by a written stock option agreement which shall be entered into by the Company and the Option Holder, and which shall contain the following terms and conditions. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

          (a) NUMBER OF SHARES. Eligible Directors shall be eligible to receive Options as follows, which options shall be subject to the vesting schedule set forth in Subsection 5.2(b) below and subject to adjustment pursuant to Section 4.3 hereof:

               (i) Upon the Effective Date of this Plan each existing Eligible Director as of said date shall be granted an Option to purchase 8,500 Shares of Stock.

               (ii) Each individual who becomes an Eligible Director by reason of being elected or appointed to any vacancy on the Board caused by the termination of the directorship, for any reason, of an existing Eligible Director, shall be granted an Option to purchase the number of Shares of Stock represented by the Options forfeited by the director whose directorship vacancy the new Eligible Director is elected or appointed to fill.

               (iii) Each individual who is elected as a director to fill a new seat on the Board and becomes an Eligible Director thereby shall be entitled to a grant of Options as follows: 1) if the individual is elected to the Board in the Plan Year in which this Plan becomes effective (the first Plan Year), he/she shall be granted to Options to purchase 8,500 Shares of Stock; 2) if the individual is elected to the Board in the second Plan Year following the Effective Date of this Plan, he/she shall be granted Options to purchase 7,000 Shares of Stock; and 3) if the individual is elected to the Board in the third Plan Year following the Effective Date of this Plan, he/she shall be granted Options to purchase 3,500 Shares of Stock.


          (b) VESTING. Each Eligible Director shall vest in his or her Options as follows:

               (i) Eligible Directors granted Options as of the Effective Date of this Plan shall vest according to the following schedule: 1) If the Eligible Director has continued to serve as a director of the Company for the entirety of the Plan Year in which this Plan becomes effective (the first Plan Year), he/she shall vest in Options to purchase 1,500 Shares of Stock; 2) if the Eligible Director has continued to serve as a director of the Company for the entirety of the second Plan Year following the Effective Date of this Plan, he/she shall vest in Options to purchase 3,500 Shares of Stock; and 3) if the Eligible Director has continued to be a director and served as a director of the Company for the third Plan Year following the Effective Date of this Plan, he/she shall vest in Options to purchase 3,500 Shares of Stock.

               (ii) If an individual becomes an Eligible Director after the Effective Date of this Plan by reason of filling the vacancy of any Eligible Director whose directorship has terminated for any reason, such new Eligible Director shall be subject to the remaining vesting schedule to which the previous Eligible Director was subject. For example, if an existing Eligible Director terminates his or her directorship half way through the second Plan Year he/she shall forfeit their Options for the second Plan Year and the third Plan Year, and the new Eligible Director, pursuant to Subsection 5.2(a) above, shall be awarded the terminated Eligible Director's Options for the second and third Plan Years (7,000 Options) and shall be subject to the same vesting requirements remaining for that directorship - 3,500 Options in the second Plan

Year and 3,500 Options in the third Plan Year.

               (iii) If an individual becomes an Eligible Director after the Effective Date of this Plan by reason of being elected to fill a new seat on the Board, such new Eligible Director shall be subject to vesting for the remainder of the term of this Plan according to the vesting schedule for the initial Eligible Directors as set forth in subsection 5.2(b)(I) above. For example if an individual is elected to a new director seat on the Board in the second Plan Year, he/she shall be granted Options for the second and third Plan Years (7,000 Options) and shall be subject to the vesting requirements for the remaining Plan term at the rate of 3,500 Options in the second Plan Year and 3,500 Options in the third Plan Year.

     Notwithstanding the foregoing, if an Eligible Director terminates his or her services as a director prior to the end of a Plan Year, for any reason, then he/she shall be unvested in and forfeit all Options for that Plan Year and any subsequent Plan Year.

          (c) PRICE. The Option Price per Share of Stock for the Shares to be purchased pursuant to the exercise of any Option shall be 100% of the Fair Market Value of a Share of Stock on the date on which the Eligible Director is granted the Option.

          (d) DURATION OF OPTIONS. Each stock option agreement shall state the period of time within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than five years from the date an Option is granted. Notwithstanding any other provision of the Plan, any Option Holder who is subject to Section 16 of the 1934 Act may not exercise any portion of an Option during the first six months following the grant of such Option, except that this limitation shall not apply in the event of the Option Holder's death or Disability during such six-month period or unless otherwise allowed by law.

          (e) TERMINATION OF DIRECTOR STATUS, DEATH, OR DISABILITY. Each stock option agreement shall provide as follows with respect to the exercise of the Option upon termination of the Option Holder's term as a director of the Company, or the death or Disability of the Option Holder:

               (i) If the Option Holder dies, or if the Option Holder becomes Disabled during the Option Period while such a director of the Company, or within the three-month period referred to in (ii) below, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death or Disability, but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of the Option Holder's death or Disability.

               (ii) If the Option Holder's term as a director of the Company is terminated within the Option Period for any reason other than Disability or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date of termination of the Eligible Director's term as a director of the Company.

          (f) TRANSFERABILITY. Each stock option agreement shall provide that the Option granted therein is not transferable by the Option Holder except by will or pursuant to the laws of descent and distribution, and that such Option is exercisable during the Option Holder's lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative.

          (g)  EXERCISE, PAYMENTS, ETC.

               (i) Each stock option agreement shall provide that the method for exercising the Option granted therein shall be by delivery to the Company of written notice specifying the particular Option (or portion thereof) which is being exercised, the number of Shares with respect to which such Option is exercised and including payment of the Option Price. Such notice shall be in a form satisfactory to the Administrative Committee. An Option for the purchase of Shares granted hereunder may be exercised either in whole at any time, or from time to time in part in lots of no less than 100 Shares or multiples thereof or, in the event any balance as to which the Option remains unexercised shall be less than 100 Shares, in a lot equal to such balance. The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and payment to the Company of the Option Price. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder.

               (ii) The exercise price shall be paid by any of the following methods or any combination of the following methods:

                    (A)  in cash;

                    (B)  by cashier's check payable to the order of the Company;

                    (C) authorization from the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised;

                    (D) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;

                    (E) by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for such minimum period of time as may be established from time to time by the Administrative Committee. The Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date and the exercise date shall be the day of the delivery of the certificates for the Stock used as payment of the Option Price.

          (h) DATE OF GRANT. An Option shall be considered as having been granted on the date specified in Section 5.2(a).

     5.3 STOCKHOLDER PRIVILEGES. Prior to the exercise of the Option and the transfer of Shares to the Option Holder, an Option Holder shall have no rights as a stockholder with respect to any Shares subject to any Option granted to such person under this Plan, and until the Option Holder becomes the holder of record of such Stock, no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Stock, except as provided in Section 4.

                                  SECTION 6
                              CHANGE IN CONTROL

     6.1 CHANGE IN CONTROL. In the event of a change in control of the Company, as defined in Section 6.2, notwithstanding any contrary vesting schedules or other restrictions on exercise contained herein each outstanding Option shall become exercisable in full in respect of the aggregate number of Shares covered thereby regardless of any restrictions provided herein, upon the occurrence of the events described in clause (a) and (b) of Section 6.2 or immediately prior to the consummation of the events described in clause (c) of Section 6.2, and the Administrative Committee, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 9, may take any or all of the following actions: (a) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (b) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; and (c) make any other adjustments or amendments to the outstanding Options. Notwithstanding the foregoing, unless otherwise provided in the applicable stock option agreement, the Administrative Committee may, in its discretion, determine that any or all outstanding Options granted pursuant to the Plan will not vest or become exercisable on an accelerated basis in connection with an event described in clause (c) of Section 6.2 and/or will not terminate if not exercised prior to consummation of such event, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken or made effective provision for the taking of, such action as in the opinion of the Administrative Committee is equitable and appropriate to substitute a new Option for such Option or to assume such Option and in order to make such new or assumed Option, as nearly as may be practicable, equivalent to the old Option (before giving effect to any acceleration of the vesting or exercisability thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Stock may be changed, converted or exchanged in connection with such event.

     6.2  DEFINITION. A "change in control" shall be deemed to have occurred if
(a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 50% of the then outstanding voting stock of the Company; or (b) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or (c) a tender offer or exchange offer to acquire securities of the Company (other than such an offer made by the Company or any subsidiary), whether or not such offer is approved or opposed by the Board is made to acquire securities of the Company entitling the holders thereof to 50% or more of the voting power in the election of directors of the Company.

     6.3 GOLDEN PARACHUTE PAYMENTS. IF the provisions of this Section would result in the receipt by any Option Holder of a payment within the meaning of Code Section 280G and the regulations thereunder and if the receipt of such payment would result in the imposition of any excise tax under Code Sections 280G and 4999, then the amount of such payment will be reduced to the extent required, in the opinion of independent tax counsel, to prevent the imposition of such excise tax; provided, however, that the Administrative Committee, in its sole discretion, may authorize the payment of all or any portion of the amount of such reduction to the Option Holder. In such event, the Company will have no obligation or liability with respect to the Option Holder for the amount of any excise tax imposed on the Option Holder under Code Sections 280G and 4999.

                                  SECTION 7
              RIGHTS OF ELIGIBLE DIRECTORS' AND OPTION HOLDERS

     7.1 EMPLOYMENT. Nothing contained in the Plan or in any Option shall confer upon any Eligible Director any right or expectation with respect to the continuation of his or her status as a director of the Company.

     7.2. DIRECTORSHIP OF COMPANY. Nothing in this Plan shall interfere in any way with the right of the stockholders of the Company to remove the Option Holder from the Board pursuant to applicable state laws and the Company's Articles of Incorporation and Bylaws.

     7.3 NONTRANSFERABILITY. No right or interest of any Option Holder in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Option Holder, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event or an Option Holder's death, an Option Holder's rights and interests in Options shall, to the extent provided in Section 5, be transferable by testamentary will or the laws of decent and distribution. In the opinion of the Administrative Committee, if an Option Holder is disabled from caring for his or her affairs because of mental condition, physical condition or age, such Option Holder's Options shall be exercised by such person's guardian, conservator or other legal personal representative upon furnishing the Administrative Committee with evidence satisfactory to the Administrative Committee of such status.

                                   SECTION 8
                             GENERAL RESTRICTIONS

     8.1 INVESTMENT REPRESENTATIONS. The Company may require any Option Holder, as a condition of exercising such Option or receiving Stock under the Option, to give written assurances, in the substance and form satisfactory to the Company and its counsel, to the effect that such person is acquiring the Stock subject to the Option for his/her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock

     8.2 COMPLIANCE WITH SECURITIES LAWS. Each Option shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing registration or qualification of the Shares subject to such Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Administrative Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

     8.3 STOCK RESTRICTION AGREEMENT. The Administrative Committee may provide that Shares of Stock issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such Shares or a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive an Option Holder's term of employment or term of service with the Company.

                                  SECTION 9
                 PLAN AMENDMENT, MODIFICATION AND TERMINATION

     9.1 The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval otherwise is necessary or desirable.

     9.2 No amendment, modification or termination of the Plan shall in any manner adversely affect any Options theretofore granted under the Plan without the consent of the Option Holder holding such Options.

                                  SECTION 10
                          NONEXCLUSIVITY OF THE PLAN

     10.1 Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to non-employee directors generally.


                                 SECTION 11
                             REQUIREMENTS OF LAW

     11.1 REQUIREMENTS OF LAW. The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

     11.2 FEDERAL SECURITIES LAW REQUIREMENTS. With respect to Eligible Directors subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Plan or action by the Administrative Committee fails to so comply, it shall be deemed null and void with respect to such Eligible Director, to the extent permitted by law and deemed advisable by the Administrative Committee.

     11.3 GOVERNING Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Colorado.

                                 SECTION 12
                            DURATION OF THE PLAN

     The Plan shall terminate at such time as may be determined by the Board, and no Option shall be granted after such termination. If not sooner terminated under the preceding sentence, the Plan shall fully cease and expire at midnight on the date that is December 31, 2000. Options outstanding at the time of the Plan termination may continue to be exercised in accordance with their terms.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers and its seal to be affixed hereto, effective, except as specified to the contrary herein, as of _____________________, 1998.



                                       ROCKY MOUNTAIN INTERNET, INC.


                                       By:
                                          ---------------------------------
                                       Name: Douglas H. Hanson
                                       Title:  President



ATTEST/WITNESS:



By:
   ----------------------------------
Name: David L. Evans
Title:  Secretary




          [SEAL]

                            ROCKY MOUNTAIN INTERNET, INC.

           THIS PROXY IS BEING SOLICITED BY ROCKY MOUNTAIN INTERNET, INC.'S
                                  BOARD OF DIRECTORS

                                      P R O X Y


    The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated February 13, 1998 in connection with the Annual Meeting to be held at 9:00 a.m. on March 12, 1998 at Embassy Suites
Hotel, 1881 Curtis Street, Denver, Colorado, 80202 and hereby appoints
Douglas H. Hanson, the attorney and proxy of the undersigned, with power of substitution, to vote all shares of the Common Stock of Rocky Mountain Internet, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxy is instructed to vote or act as follows on the proposals set forth in said Proxy Statement.


THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.


    In his discretion the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.


    Election of Five Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

(1) FOR / / election of the five (5) nominees for director named in the accompanying Proxy Statement, namely: Douglas H. Hanson, D. D. Hock, Robert
W. Grabowski, Lewis H. Silverberg, and Mary Beth Vitale and for the terms described in the Proxy Statement.

INSTRUCTION: To withhold authority to vote for any individual nominee, write each such nominee's name below.




WITHHOLD / / authority to vote for all of the aforementioned nominees as director.

(2) FOR / / AGAINST / / ABSTAIN / / Approval of the Rocky Mountain Internet, Inc. 1997 Stock Option Plan set forth in the Proxy Statement.

(3) FOR / / AGAINST / / ABSTAIN / / Approval of the Rocky Mountain Internet, Inc. 1998 Employees' Stock Option Plan set forth in the Proxy Statement.

(4) FOR / / AGAINST / / ABSTAIN / / Approval of the Rocky Mountain Internet, Inc. 1998 Non-Employee Directors' Stock Option Plan.

(5) FOR / / AGAINST / / ABSTAIN / / Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 10,000,000 to 25,000,000.

(6) FOR / / AGAINST / / ABSTAIN / / Approval of the amendment to the Company's Certificate of Incorporation to decrease the number of votes required for action by the stockholders of the Company at a meeting thereof from a majority of the shares of common stock outstanding to a majority of the shares present in person or represented by proxy at a meeting and entitled to vote on the matter.


(7) FOR /  /   AGAINST /  /   ABSTAIN /  / Approval of the amendment to the
Company's Certificate of Incorporation to implement a reverse split of the Company's Common Stock of up to one-for-ten, in the event the Board of Directors determines that a reverse stock split is desirable at any time within one year from the date of the Annual Meeting, with the exact size of the reverse stock split to be determined by the Board of Directors.

(8) FOR / / AGAINST / / ABSTAIN / / Ratification of the appointment of the Baird, Kurtz & Dobson, Certified Public Accountants, as the Company's independent public accountants for the fiscal years ending December 31, 1997 and 1998.

(8) In his discretion, upon any other business that may properly come before the meeting or adjournment thereof.


This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.


THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS SPECIFIED HEREIN AND, IN THE ABSENCE OF SUCH SPECIFICATIONS, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS (2), (3), (4), (5), (6), (7), AND (8).


PLEASE MARK, SIGN, DATE AND RETURN
THIS PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

/  / I expect to attend this meeting.

/  / I do not expect to attend this meeting.

    Please sign exactly as your stock is registered. Joint owners should each sign personally. Executors, administrators, trustees, etc. should so indicate when signing.


SIGNATURE(S)                           DATE